As filed with the Securities and Exchange Commission on August 30, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	6035	02-0430695
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

New Hampshire Thrift Bancshares, Inc.

9 Main Street

P.O. Box 9

Newport, New Hampshire 03773

(603) 863-0886

(Name, address and telephone of principal executive offices)

Mr. Stephen R. Theroux

Vice Chairman of the Board, President and Chief Executive Officer

New Hampshire Thrift Bancshares, Inc.

9 Main Street, P.O. Box 29

Newport, New Hampshire 03773

(603) 863-0886

(Name, address, including zip code and telephone number, including area code, of agent for service)

with copies to:

Richard A. Schaberg	William W. Bouton III
Hogan Lovells US LLP	Hinckley, Allen & Snyder LLP
555 13th Street, N.W.	20 Church Street
Washington, DC 20004	Hartford, CT 06103
Telephone: (202) 637-8575	Telephone: (860) 725-6200
Facsimile: (202) 637-5910	Facsimile: (860) 331-2627

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	1,181,479	$11,451,017	$1,312.29

1.	Represents the maximum number of shares of common stock of New Hampshire Thrift Bancshares, Inc. issuable upon the completion of the merger described herein.
2.	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(2) and (f)(3) of the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was computed by (a) multiplying (i) the book value as of June 30, 2012, of the common stock of The Nashua Bank to be exchanged or cancelled in connection with the merger, which equaled $10.73, by (ii) 1,504,165, representing the maximum number of shares of The Nashua Bank common stock expected to be exchanged or cancelled in connection with the merger, and (b) from that total ($16,139,690) subtracting $4,688,674, representing the estimated amount of cash to be paid to the shareholders of The Nashua Bank.
3.	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $114.60 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED AUGUST 30, 2012

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

                    , 2012

Dear Shareholders:

On August 1, 2012, the boards of directors of New Hampshire Thrift Bancshares, Inc., or NHTB, and The Nashua Bank, or TNB, agreed to a strategic business combination in which TNB will merge with and into Lake Sunapee Bank, fsb, or Lake Sunapee, a federally chartered savings bank and wholly owned subsidiary of NHTB, with Lake Sunapee surviving the merger, which we refer to herein as the merger. Under the terms and conditions of the merger, the shareholders of TNB, as of the record date, will be able to elect to receive either (i) $14.50 in cash, (ii) 1.136 shares of NHTB common stock for each share of TNB common stock, subject to proration provisions described in this proxy statement/prospectus, whereby approximately 80% of TNB shares will be exchanged for stock and approximately 20% for cash, or (iii) a combination of cash and NHTB common stock. The value of the stock consideration will depend on the market price of NHTB common stock on the effective date of the merger.

We are sending you this proxy statement/prospectus to notify you of and invite you to the special meeting of TNB shareholders being held to consider the Agreement and Plan of Merger, dated as of August 1, 2012, which we refer to herein as the merger agreement, that TNB has entered into with NHTB. At the special meeting, you will be asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. You will also be asked to approve the adjournment of the special meeting, if necessary, in order to solicit proxies in favor of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The special meeting of TNB shareholders will be held at                 on                 , 2012, at     , local time.

The merger cannot be completed unless, among other things, the holders of at least two-thirds of the shares of TNB common stock outstanding and entitled to vote approve the merger agreement. The board of directors of TNB unanimously approved the merger agreement and determined that the merger is fair and in the best interests of TNB and its shareholders, and accordingly unanimously recommends that shareholders vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and “FOR” the approval of the adjournment of the special meeting, if necessary, in order to solicit additional proxies in favor of the approval of the merger agreement and the transactions contemplated thereby, including the merger.

The attached proxy statement/prospectus, which serves as the proxy statement for the special meeting of the shareholders of TNB and as the prospectus for the shares of NHTB common stock to be issued in the merger, includes detailed information about the special meeting, the merger, and the documents related to the merger. We urge you to read this entire document carefully, including the discussion of the risks related to the merger and owning NHTB common stock after the merger in the section titled “Risk Factors” beginning on page 15. You can also obtain information about NHTB from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.

NHTB’s common stock is traded on the NASDAQ Global Market under the symbol “NHTB.” No established trading market exists for TNB common stock. On                 , 2012, the last practicable trading day prior to the printing of the attached proxy statement/prospectus, the last sales price of NHTB common stock was $         per share.

Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card as soon as possible to make sure your shares are represented at the special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and “FOR” the approval of the adjournment of the special meeting. The failure to vote by submitting your proxy or attending the special meeting and voting in person will have the same effect as a vote against the approval of the merger agreement.

TNB’s board of directors unanimously recommends that shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and “FOR” the approval of the adjournment of the special meeting, if necessary, in order to solicit additional proxies in favor of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Sincerely,

Stephen J. Frasca

Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the securities to be issued in the merger or determined if the attached proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The shares of NHTB common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This document is dated                     , 2012, and is first being mailed to TNB shareholders on or about                     , 2012.

188 Main Street

Nashua, New Hampshire 03060

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON                 , 2012

A special meeting of shareholders of TNB will be held at                  on                , 2012, at     , local time for the following purposes:

1.	to consider and vote on a proposal to approve the Agreement and Plan of Merger by and between TNB and NHTB, dated August 1, 2012, a copy of which is attached as Appendix A to the accompanying proxy statement/prospectus, and the transactions contemplated thereby; and

2.	to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

The proposed merger of TNB with and into Lake Sunapee is more fully described in the attached document, which you should read carefully and in its entirety before voting.

The board of directors of TNB has established the close of business on                 , 2012, as the record date for the special meeting. Only record holders of TNB common stock as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of that meeting. The affirmative vote of holders of at least two-thirds of the shares of TNB common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

If you hold TNB common stock on the record date, you will have the right to dissent from the merger and obtain payment in cash for the fair value of your TNB shares under Chapter 293-A of the New Hampshire Business Corporation Act, or the NHBCA, a copy of which is attached as Appendix B to the accompanying proxy statement/prospectus.

It is very important that all shares of TNB common stock be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. You may revoke it at any time before the meeting by giving written notice to the Secretary of TNB at the address set forth above, by subsequently filing another proxy or by attending the special meeting and voting in person. Executed proxies with respect to shares of TNB common stock with no instructions indicated on the proxy card will be voted “FOR” the approval of the merger agreement and the transactions contemplated thereby. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting will have the same effect as voting “AGAINST” the merger agreement.

By order of the Board of Directors,

G. Frank Teas

President and Chief Executive Officer

Nashua, New Hampshire

                , 2012

Your vote is important. Please complete, sign, date and return your proxy card.

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ii

SUMMARY

The following is a summary of information located elsewhere in this document. It does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in this document and the information incorporated into this document by reference to fully understand the merger. See “Where You Can Find More Information” on page 62. Each item in this summary refers to the page where that subject is discussed in more detail.

Information about the Companies (Page 19)

New Hampshire Thrift Bancshares, Inc.

NHTB is the bank holding company of Lake Sunapee, which provides a wide range of banking and financial service, and McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency which offers a complete range of commercial insurance services and consumer products. These wholly owned subsidiaries operate through 29 offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont.

At June 30, 2012, NHTB had $1.1 billion in total consolidated assets. NHTB’s principal executive offices are located at 9 Main Street, Newport, New Hampshire 03773, and its telephone number is (603) 863-0886.

The Nashua Bank

TNB is a New Hampshire-chartered trust company that provides financial services to the communities of Hillsborough County, New Hampshire from its sole location in Nashua, New Hampshire. TNB was chartered as a de novo bank and began operations on October 1, 2007. TNB provides banking solutions for small and medium sized businesses, consumers and professionals in the greater Nashua marketplace.

At June 30, 2012, TNB had $118.3 million in total assets. TNB’s principal executive offices are located at 188 Main Street, Nashua, New Hampshire 03060, and its telephone number is (603) 882-2700.

General

TNB will merge with and into Lake Sunapee with Lake Sunapee as the surviving institution, which we refer to herein as the merger. For a minimum of three (3) years after the effective time of the merger, TNB shall be referred to as “The Nashua Bank, a division of Lake Sunapee Bank.” A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference.

Consideration to be Received in the Merger (Page 46)

The merger agreement provides that TNB shareholders will have the right, with respect to each of their shares of TNB common stock, to elect to receive, subject to proration as described below, either (i) 1.136 shares of NHTB common stock, (ii) $14.50 in cash, without interest, or (iii) a combination of cash and NHTB common stock. You will have the opportunity to elect the form of consideration to be received for your shares, subject to proration and allocation procedures set forth in the merger agreement, which may result in your receiving a portion of the merger consideration in a form other than that which you elected.

The value of the stock consideration is dependent upon the value of NHTB common stock and therefore will fluctuate with the market price of NHTB common stock. Accordingly, any change in the price of NHTB common stock prior to the merger will affect the market value of the stock consideration that TNB shareholders will receive as a result of the merger.

Proration (Page 47)

The merger agreement contains allocation and proration provisions that are designed to ensure that 80% of the outstanding shares of common stock of TNB will be exchanged for shares of NHTB common stock and the remaining 20% of the outstanding shares of common stock of TNB will be exchanged for cash. NHTB will issue no more than 1,181,479 shares of NHTB common stock as merger consideration under the terms of the merger agreement.

Treatment of Shares if Too Much Stock is Elected. Under the allocation and proration provisions in the merger agreement, if the holders of more than 80% of the outstanding shares of common stock of TNB common stock elect to receive NHTB common stock for such shares, the amount of NHTB common stock that each such shareholder would receive from NHTB will be reduced on a pro rata basis. As a result, these TNB shareholders will receive cash consideration for any TNB shares for which they do not receive NHTB common stock.

Proration if Too Much Cash is Elected. If the holders of more than 20% of the outstanding TNB common stock elect to receive cash for such shares, the amount of cash that each such shareholder would receive from NHTB will be reduced on a pro rata basis. As a result, such shareholders will receive NHTB common stock for any TNB shares for which they do not receive cash.

Election Procedures for Shareholders; Surrender of Stock Certificates (Page 41)

No more than forty (40) business days and no less than twenty (20) business days before the expected date of completion of the merger, an election form will be sent to TNB shareholders. You may use the election form to indicate whether your preference is to receive either cash, shares of NHTB common stock, or a combination thereof. The election deadline will be 5:00 p.m., New York time, ten (10) days prior to the effective time of the merger. To make an election, a holder of TNB common stock must submit a properly completed election form and return it, together with all stock certificates, so that the form and certificates are actually received by the exchange agent at or before the election deadline in accordance with the instructions on the election form.

You should not send in your stock certificates until you receive the election form or instructions from the exchange agent.

Non-Election Shares (Page 43)

TNB shareholders who do not submit a properly completed election form accompanied by stock certificates representing all shares of TNB common stock covered by the election form or an appropriate guarantee of delivery or revoke their election form prior to the election deadline will have their shares of TNB common stock designated as non-election shares. Non-election shares will be converted into the right to receive either cash or shares of NHTB common stock, or a combination of cash and shares of NHTB common stock, depending on the elections made by other TNB shareholders.

Treatment of Stock Options and Warrants (Page 48)

Stock Options. Any TNB options properly exercised prior to the effective time will have the right to receive merger consideration on the same terms and subject to the same conditions as all other outstanding TNB common stock. Any TNB common stock received after the election deadline pursuant to the exercise of a TNB option will be considered non-election shares and may be paid in cash, NHTB common stock or a mix of cash and shares of NHTB common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other TNB shareholders.

At the effective time, each option granted under TNB stock option plan, whether vested or unvested, and which has not been previously exercised or cancelled, will be cancelled. In exchange for the cancellation of an option, the holder of that option will be entitled to receive a cash payment from TNB in an amount equal to the product of: (i) the number of shares of TNB common stock provided for in the option; and (ii) the excess, if any, of $14.50 over the exercise price per share provided in the option, without interest and less any required withholding taxes.

Warrants. Any TNB warrants properly exercised prior to the effective time will have the right to receive merger consideration on the same terms as all other outstanding TNB common stock. Any TNB common stock received after the election deadline pursuant to the exercise of a TNB warrant will be considered non-election shares and may be paid in cash, NHTB common stock or a mix of cash and shares of NHTB common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other TNB shareholders.

At the effective time, TNB will cancel each warrant issued by TNB that is unexercised and outstanding. In exchange for the cancellation of the warrant, the warrant will be converted into the right to receive a cash payment from TNB in an amount equal to the product of: (i) the number of shares of TNB common stock subject to the warrant; and (ii) the excess, if any, of $14.50 over the exercise price per share of each warrant.

Accounting Treatment (Page 40)

NHTB will account for the merger as a purchase for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (Page 37)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of TNB common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration and will recognize gain or loss if such holder received the entirety of the merger consideration in cash or with respect to any cash received in lieu of fractional shares of NHTB common stock.

Tax matters are very complicated. You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.

Recommendation of the Board of Directors of TNB (Page 27)

The board of directors of TNB has determined that the merger is fair and in the best interests of TNB and its shareholders. The board of directors of TNB unanimously recommends that TNB shareholders vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the approval of the adjournment of the special meeting.

Opinion of Financial Advisor to TNB (Page 27)

In deciding to approve the merger, TNB’s board of directors considered the opinion of Keefe, Bruyette & Woods, Inc., or KBW, TNB’s financial advisor. The opinion concluded that the proposed consideration to be received by the holders of TNB’s common stock in the merger is fair to the shareholders from a financial point of view. This opinion is attached as Appendix C to this document. We encourage you to read this opinion carefully in order to completely understand the assumptions made, matters considered and limitations of the review made by KBW in providing this opinion.

Interests of TNB’s Directors and Executive Officers in the Merger (Page 33)

TNB’s executive officers and directors may have financial interests in the merger that are different from, or in addition to, the interests of TNB shareholders. These interests include continued indemnification and insurance coverage by NHTB after the merger for acts or omissions occurring before the merger, change of control payments due certain executive officers in connection with the merger, the continuation of employment with NHTB for some executive officers, the appointment of two (2) members of the current board of directors of TNB to the board of directors of both NHTB and Lake Sunapee and the invitation of all other TNB directors to serve on a paid advisory board of NHTB for a three-year term. These interests also include the accelerated vesting of stock options and payments pursuant to severance agreements, as well as other considerations. TNB board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

NHTB and Lake Sunapee Boards of Directors After the Merger (Page 37)

NHTB has agreed to appoint two (2) members of the current board of directors of TNB to the board of directors of both NHTB and Lake Sunapee. The remaining members of the current board of directors of TNB will be invited to serve as members of a paid advisory board to be established and maintained by NHTB for a three-year term.

No Solicitation (Page 52)

TNB has agreed not to initiate, solicit, encourage or knowingly facilitate the submission of any proposals from third parties regarding acquiring TNB or its businesses. In addition, TNB has agreed not to engage in discussions or negotiations with or provide confidential information to a third party regarding acquiring TNB or its businesses. However, if TNB receives an acquisition proposal from a third party that did not result from solicitation in violation of its obligations under the merger agreement prior to the date of the special meeting of TNB shareholders, TNB may participate in discussions with, or provide confidential information to, such third party if, among other steps, TNB board of directors concludes in good faith that the failure to take such actions would result in a violations of its fiduciary duties under applicable law.

Regulatory Approvals (Page 40)

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Office of the Comptroller of the Currency, or OCC, and approval from the State of New Hampshire Banking Department, or the Banking Department. Prior to the date of this proxy statement/prospectus, NHTB and TNB have filed with the OCC and the Banking Department the required applications necessary to complete the merger. In addition, the completion of the merger is subject to the expiration of certain waiting periods and other requirements. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Conditions to the Merger (Page 53)

As more fully described in this proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of mutual conditions being satisfied or waived, including approval of the merger agreement by TNB shareholders and receipt of required regulatory approvals.

Termination of the Merger Agreement (Page 54)

The merger agreement specifies a number of situations when NHTB and TNB may terminate the merger agreement. For example, the merger agreement may be terminated at any time prior to the effective time by our mutual consent and by either of us under specified circumstances, including if the merger is not consummated by March 31, 2013, unless the delay is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement.

TNB has agreed to pay to NHTB a termination fee of $775,000 if the merger agreement is terminated under the circumstances specified in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 54.

Dissenters’ Appraisal Rights (Page 43)

Under New Hampshire law, holders of TNB common stock have the right to dissent from, and obtain payment of the fair value of their shares of TNB common stock in connection with, the merger. To perfect such dissenters’ rights, a TNB shareholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under the NHBCA. These procedures are described more fully beginning on page 43.

The relevant provisions of the NHBCA are included as Appendix B to this proxy statement/prospectus.

Comparison of Stockholders’ Rights (Page 57)

As a result of the merger, some or all of the holders of TNB common stock will become holders of NHTB common stock. Following the merger, TNB shareholders will have different rights as stockholders of NHTB than as shareholders of TNB due to the different provisions of the governing documents of NHTB and TNB. For additional information regarding the different rights as stockholders of NHTB than as shareholders of TNB, see “Comparison of Stockholders’ Rights” beginning on page  57.

Special Meeting of Shareholders of TNB (Page 19)

TNB will hold its special meeting of shareholders at                     on                 , 2012, at             , local time. At the special meeting you will be asked to vote for the approval of the merger agreement and the transactions contemplated by the merger agreement and to approve adjournment of the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement. You can vote at the special meeting of TNB shareholders if you owned TNB common stock at the close of business on                 , 2012.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	NHTB and TNB have agreed to the acquisition of TNB by NHTB under the terms of an agreement and plan of merger that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. In order to complete the merger, TNB shareholders must vote to approve the merger agreement. TNB will hold a special meeting of its shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of TNB shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of TNB common stock without attending the special meeting in person.

We are delivering this proxy statement/ prospectus to you as both a proxy statement of TNB and a prospectus of NHTB. It is a proxy statement because the board of directors of TNB is soliciting proxies from its shareholders to vote on the approval of the merger agreement at a special meeting of shareholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because NHTB will issue NHTB common stock to TNB common shareholders who receive stock consideration in the merger and this prospectus contains information about that common stock.

Q:	What am I being asked to vote on?

A:	TNB shareholders are being asked to vote on the following proposals:

•	to approve the merger agreement between NHTB and TNB; and

•

to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

Q:	What will happen in the merger?

A:	In the proposed merger, TNB will merge with and into Lake Sunapee, a wholly owned subsidiary of NHTB, with Lake Sunapee being the surviving corporation.

Q:	What will I receive in the merger?

A:	The merger agreement provides that TNB shareholders will have the right, with respect to each of their shares of TNB common stock, to elect to receive, subject to proration as described below, either (i) 1.136 shares of NHTB common stock, (ii) $14.50 in cash, without interest, or (iii) a combination of cash and NHTB common stock. You will have the opportunity to elect the form of consideration to be received for your shares, subject to proration and allocation procedures set forth in the merger agreement, which may result in your receiving a portion of the merger consideration in a form other than that which you elected.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of TNB common stock?

A:

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of TNB common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration but will recognize gain or loss (1) if such holder received the entirety of its consideration in cash and (2) with respect to any cash received in lieu of fractional shares of NHTB common stock. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37.

Q:	What are the conditions to completion of the merger?

A:	The obligations of NHTB and TNB to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, but not limited to, the receipt of required regulatory approvals, legal opinions delivered by tax counsel to NHTB and TNB, respectively, and approval of the merger agreement by TNB shareholders.

Q:	When will the merger close?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining customary regulatory approvals and the approval of the merger agreement by TNB shareholders at the special meeting. While we expect the merger to be completed in the fourth quarter of 2012, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of TNB will be held at on , 2012, at , local time.

Q:	Who can vote?

A:	You are entitled to vote at TNB special meeting if you owned TNB common stock at the close of business on , 2012. You will have one vote for each share of TNB common stock that you owned at that time.

Q:	Does TNB’s board of directors recommend voting in favor of the merger agreement?

A:	Yes. After careful consideration, TNB’s board of directors unanimously recommends that TNB shareholders vote “FOR” approval of the merger agreement. At the meeting, the members of the board of directors and the executive officers of TNB, and their affiliates, in the aggregate have the power to vote approximately 27.4% of the outstanding shares of TNB common stock. TNB’s directors and executive officers each entered into a voting agreement with NHTB in connection with the execution of the merger agreement and therefore will vote their shares in favor of the proposals to be considered at the TNB special meeting.

Q:	How many votes are needed to approve the merger?

A:	The affirmative vote of two-thirds of the shares of TNB’s common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement and the transactions contemplated thereby. Accordingly, the failure of any holder of TNB common stock to vote on this proposal will have the same effect as a vote against the proposal. Each of the executive officers and directors of TNB individually have entered into an agreement with NHTB to vote their shares of TNB common stock in favor of the merger agreement and against any competing proposal. These shareholders held approximately 27.4% of TNB’s outstanding common stock as of August 30, 2012.

Q:	What do I need to do now?

A:	You should first carefully read and consider the information contained and incorporated by reference in this proxy statement/prospectus. After you have decided how to vote your shares, please indicate on the enclosed proxy card how you want to vote, and sign, date and return it as soon as possible in the enclosed envelope. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be voted “FOR” approval of the merger agreement. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting, will have the same effect as voting “AGAINST” the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although TNB’s board of directors requests that you return the proxy card accompanying this proxy statement/prospectus, all TNB shareholders are invited to attend the special meeting. Shareholders of record on , 2012, can vote in person at the special meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time after you have submitted your proxy card and before your proxy is voted at the special meeting.

1)	You may deliver a written notice bearing a date later than the date of your proxy card to the secretary of TNB, stating that you revoke your proxy.

2)	You may sign and deliver to the secretary of TNB a new proxy card relating to the same shares and bearing a later date.

3)	You may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to TNB at the following address:

The Nashua Bank

188 Main Street

Nashua, New Hampshire 03060

Attn: G. Frank Teas, Secretary

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your TNB shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by TNB shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	How do I make an election with respect to my shares of TNB common stock?

A:

Each TNB shareholder will receive an election form, which you should complete and return, along with your TNB stock certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m., New York City time, ten (10) days prior to the effective time of the merger. A copy of the election form is being mailed under separate cover on or about the date of this proxy statement/prospectus. If you do not send in the election form with your stock certificates by the election deadline, you will be deemed not to have made an election and you may be paid in cash, NHTB common stock or a combination of cash and stock depending on, and after giving effect to, the valid cash elections and stock elections that have been made by other TNB shareholders. See “The Merger—Election Procedures; Surrender of Stock Certificates” beginning on page 41.

Q:	Can I elect to receive cash consideration with respect to a portion of my TNB shares and NHTB common stock with respect to the rest of my TNB shares?

A:	Yes. A TNB shareholder may specify different elections with respect to different shares that such shareholder holds. For example, a TNB shareholder who owns 100 shares of TNB common stock may make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.

Q:	Are TNB shareholders entitled to seek appraisal or dissenters’ rights if they do not vote for the approval of the merger agreement?

A:	Yes. Under New Hampshire law, holders of TNB common stock have the right to dissent from, and obtain payment of the fair value of their shares of TNB common stock in connection with, the merger. To perfect such dissenters’ rights, a TNB shareholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under the NHBCA. These procedures are summarized under the section entitled “The Merger—Dissenters’ Appraisal Rights” beginning on page 43. The relevant provisions of the NHBCA are included as Appendix B to this proxy statement/prospectus.

Q:	Should I send in my stock certificates now?

A:	No. You will receive a form on which you can elect the type of consideration you would prefer to receive as a result of the merger, which will include instructions for surrendering your stock certificates in order to make an effective election. If you do not surrender your stock certificates as part of the election process, then after the merger is complete you will receive separate written instructions for surrendering your shares of TNB common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	Where can I find more information about NHTB?

A:	You can find more information about NHTB from the various sources described under “Where You Can Find More Information” beginning on page 62.

Q:	Who can I call with questions?

A:	You may contact NHTB or TNB at the telephone numbers listed under “Where You Can Find More Information” on page 62. In each case, please ask to speak with the persons identified in that section.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between NHTB and TNB, including future financial and operating results and performance; statements about NHTB and TNB’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of NHTB and TNB’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of NHTB and TNB. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	difficulties related to the consummation of the merger and the integration of the businesses of Lake Sunapee and TNB;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	lower than expected revenues following the merger;

•	difficulties in obtaining required shareholder and regulatory approvals for the merger;

•	limitations imposed by the merger agreement on TNB’s ability to pursue alternatives to the merger;

•	local, regional, national and international economic conditions and the impact they may have on NHTB or TNB and their customers;

•	continued volatility and disruption in national and international financial markets;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	adverse conditions in the securities markets that lead to impairment in the value of securities in NHTB’s or TNB’s investment portfolio;

•	inflation, interest rate, securities market and monetary fluctuations;

•	the timely development and acceptance of new products and services and perceived overall value of these products and services by users;

•	changes in consumer spending, borrowings and savings habits;

•	technological changes;

•	the ability to increase market share and control expenses;

•	changes in the competitive environment among banks, financial holding companies and other financial service providers;

•	the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which NHTB and TNB must comply;

•

the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•

the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;

•	a possible change in NHTB’s ability to pay dividends in the future in accordance with past practice, due to dependence on Lake Sunapee’s earnings and certain legal and regulatory restrictions; and

•	NHTB’s and TNB’s success at managing the risks involved in the foregoing items.

Additional factors that could cause NHTB’s results to differ materially from those described in the forward-looking statements can be found in NHTB’s filings with the SEC, including NHTB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to NHTB and TNB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, NHTB and TNB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NHTB

The following table sets forth certain of NHTB’s consolidated financial data. The consolidated financial data as of and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 is derived from NHTB’s audited consolidated financial statements. The selected balance sheet data as of December 31, 2011 and 2010 and selected statements of operations data for the years ended December 31, 2011, 2010 and 2009 are derived from our audited financial statements included in NHTB’s Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this proxy statement/prospectus. The selected balance sheet data as of December 31, 2009, 2008 and 2007 and selected statements of operations data for the years ended December 31, 2008 and 2007 are derived from NHTB’s audited financial statements not included in this proxy statement/prospectus. The consolidated financial information as of and for the six months ended June 30, 2012 and 2011 is derived from NHTB’s unaudited consolidated financial statements which are included in NHTB’s Quarterly Report on Form 10-Q for the six months ended June 30, 2012, which is incorporated by reference into this proxy statement/prospectus and which, in NHTB’s opinion, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair statement of NHTB’s financial position and results of operations for such periods. Interim results for the six months ended June 30, 2012, are not necessarily indicative of results for the remainder of the fiscal year or for any future period.

	At June 30,	At December 31,
	2012	2011	2010	2009	2008	2007
	(unaudited)
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$1,141,875	$1,041,819	$994,536	$962,601	$843,198	$834,210
Total securities(1)	196,113	217,933	203,599	224,469	86,935	94,343
Loans, net	791,607	714,952	675,514	620,333	636,720	626,274
Loans held for sale	9,123	3,434	5,887	2,078	1,938	2,508
Allowance for loan losses	9,122	9,131	9,864	9,519	5,594	5,181
Nonperforming loans	15,519	16,617	10,420	2,754	7,011	4,745
Total deposits	826,863	803,023	778,219	734,429	653,353	652,952
Federal Home Loan Bank advances	150,972	80,967	75,959	95,962	66,317	63,387
Stockholders’ equity	110,219	108,660	92,391	87,776	74,677	72,667
Common shares outstanding	5,907,402	5,832,360	5,773,772	5,771,772	5,747,772	5,726,772

(1)	Includes available-for-sale securities shown at fair value and Federal Home Loan Bank stock at cost.

	Six months ended June 30,
	2012	2011
	(unaudited)
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$18,217	$18,781
Interest expense	3,771	4,436

Net interest and dividend income	14,446	14,345
Provision for loan losses	1,229	410

Net interest and dividend income after provision for loan losses	13,217	13,935
Noninterest income	6,927	5,095
Noninterest expense	14,279	13,289

Income before income taxes	5,865	5,741
Income taxes	1,771	1,716

Net Income	$4,094	$4,025

Net income available to common shareholders	$3,594	$3,767

Per Share Data
Basic earnings	$0.62	$0.65
Diluted earnings	$0.61	$0.65
Dividends paid	$0.26	$0.26
Book value per common share	$15.27	$15.20

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$37,188	$38,656	$39,384	$42,636	$39,643
Interest expense	8,689	9,744	12,076	16,714	19,381

Net interest and dividend income	28,499	28,912	27,308	25,922	20,262
Provision for loan losses	1,351	2,182	5,952	1,102	123

Net interest and dividend income after provision for loan losses	27,148	26,730	21,356	24,820	20,140
Noninterest income	10,458	10,274	12,846	7,697	6,914
Noninterest expense	27,126	25,513	24,491	24,618	20,627

Income before income taxes	10,480	11,491	9,711	7,899	6,427
Income taxes	2,811	3,544	3,113	2,174	1,911

Net Income	$7,669	$7,947	$6,598	$5,725	$4,516

Net income available to common shareholders	$6,956	$7,431	$6,103	$5,725	$4,516

Per Share Data:
Basic earnings	$1.20	$1.29	$1.06	$1.00	$0.93
Diluted earnings	$1.20	$1.29	$1.06	$0.99	$0.92
Dividends paid	$0.52	$0.52	$0.52	$0.52	$0.52
Book value per common share	$15.20	$14.26	$13.48	$12.99	$12.69

	At or for the six months ended June 30,
	2012	2011
	(unaudited)
Performance Ratios:
Return on average assets	0.75%	0.79%
Return on average equity	7.45%	8.72%
Average equity as a percent of average assets	10.13%	9.03%
Interest rate spread	2.95%	3.12%
Net interest margin	3.00%	3.16%
Average interest-earning assets to average interest-bearing liabilities	106.18%	104.67%
Total noninterest expense, annualized, as a percent of average total assets	2.63%	2.60%
Dividend payout ratio	42.62%	40.00%

Capital Ratios (Bank Only):
Tier 1 leverage (core) capital ratio	8.79%	8.45%
Total risk based capital ratio	14.15%	13.09%

Asset Quality Ratios:
Nonperforming loans as a percent of loans, net	1.96%	1.43%
Nonperforming assets as a percent of total assets	1.36%	1.00%
Allowance for loan losses as a percent of loans before allowance for loan losses	1.14%	1.40%
Allowance for loan losses as a percent of nonperforming loans	58.78%	99.37%

	At or for the year ended December 31,
	2011	2010	2009	2008	2007
Performance Ratios:
Return on average assets	0.74%	0.79%	0.73%	0.69%	0.61%
Return on average equity	7.96%	8.71%	7.75%	7.84%	7.98%
Average equity as a percent of average assets	8.71%	9.45%	9.45%	8.76%	7.84%
Interest rate spread	3.01%	3.18%	3.32%	3.37%	2.91%
Net interest margin	3.05%	3.23%	3.41%	3.46%	3.06%
Average interest-earning assets to average interest-bearing liabilities	104.57%	105.05%	105.69%	104.02%	105.13%
Total noninterest expense as a percent of average total assets	2.61%	2.55%	2.72%	2.95%	2.86%
Dividend payout ratio	43.33%	40.31%	49.06%	52.00%	55.91%

Capital Ratios (Bank Only):
Tier 1 leverage (core) capital ratio	9.58%	8.28%	8.45%	8.12%	7.84%
Total risk based capital ratio	15.01%	12.67%	13.27%	11.36%	11.08%

Asset Quality Ratios:
Nonperforming loans as a percent of loans, net	2.32%	1.54%	0.44%	1.10%	0.76%
Nonperforming assets as a percent of total assets	1.72%	1.06%	0.64%	0.86%	0.60%
Allowance for loan losses as a percent of loans before allowance for loan losses	1.26%	1.44%	1.51%	0.87%	0.82%
Allowance for loan losses as a percent of nonperforming loans	54.95%	94.66%	345.57%	79.79%	109.20%

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus (including the matters addressed in “Cautionary Note Concerning Forward-Looking Statements”) and incorporated by reference into this document, you should carefully consider the matters described below in determining whether to approve the merger agreement and in connection with your election with respect to the form of merger consideration you will receive for your TNB shares or options. Please also refer to the additional risk factors identified in the periodic reports and other documents of NHTB incorporated by reference into this document and listed in “Where You Can Find More Information” on page 62. Any of these risks could have an adverse effect on NHTB’s business, financial condition, results of operations or prospects, which could in turn affect the price of its shares.

Because the market price of NHTB’s common stock will fluctuate, TNB shareholders who receive stock consideration will not know until the effective time of the merger the value of the consideration they will receive in the merger.

Upon completion of the merger, each share of TNB common stock, other than dissenting shares, will be converted into the right to receive merger consideration consisting of, at the option of the holder of such share, either cash or shares of NHTB common stock. Because the per share stock consideration is fixed at 1.136 shares of NHTB common stock, the market value of the NHTB common stock to be issued in the merger will depend upon the market price of NHTB common stock. This market price may vary from the closing price of NHTB common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to TNB shareholders and on the date of TNB special meeting. Accordingly, TNB shareholders who elect to receive stock consideration will not necessarily know or be able to calculate the value of the stock consideration they would be entitled to receive upon completion of the merger.

TNB shareholders may receive a form of consideration different from what they elect.

While each TNB shareholder may elect to receive cash, NHTB common stock or a combination thereof in the merger, only 80% of TNB common stock outstanding at the completion of the merger will be converted into NHTB common stock. NHTB will issue no more than 1,181,479 shares of NHTB common stock as merger consideration under the terms of the merger agreement. Therefore, if TNB shareholders elect more cash or stock than is available under the merger agreement, their elections will be prorated to permit 80% of TNB common stock outstanding at the completion of the merger to be converted into NHTB common stock. As a result, your ability to receive cash or stock in accordance with your election may depend on the elections of other TNB shareholders.

In addition, any TNB common stock received after the election deadline pursuant to the exercise of a TNB option or TNB warrant will be considered non-election shares and may be paid in cash, NHTB common stock or a mix of cash and shares of NHTB common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other TNB shareholders.

If you tender shares of TNB common stock to make an election, you will not be able to transfer those shares until after the merger, unless you revoke your election prior to the election deadline.

TNB shareholders may elect to receive the merger consideration in the form of cash or stock. Shareholders making an election must turn in their TNB stock certificates with their election form by 5:00 p.m., New York time, ten (10) days prior to the effective time of the merger. During the time between when the election is made and when stock certificates for shares of NHTB are received by shareholders following the completion of the merger, TNB shareholders will be unable to sell their TNB common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Elections received after the close of the election period will not be accepted or honored.

The merger agreement limits TNB’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for TNB to sell its business to a party other than NHTB. TNB has agreed to take action necessary to convene and to hold a meeting of shareholders of TNB to consider and vote upon the approval of the merger agreement and the merger as promptly as practicable following the execution of the merger agreement. Subject to certain limited exceptions, TNB’s board of directors is required to recommend such approval. The board of directors may, however, pursue a bona fide, written acquisition proposal (i) if and only to the extent that the board of directors reasonably determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties, and (ii) the board of directors determines in good faith that such written acquisition proposal is a “Superior Proposal,” as defined in the merger agreement. If the board of directors determines that an acquisition proposal satisfies the criteria described above, TNB is required to notify NHTB of the receipt of the proposal and negotiate in good faith with NHTB to make adjustments to the terms and conditions of the merger agreement such that the proposal would no longer constitute a “Superior Proposal.” If the board of directors determines that it desires to accept a written acquisition proposal from a party other than NHTB, TNB may terminate the merger agreement, subject to the obligation to pay a termination fee in the amount of $775,000 to NHTB.

NHTB required TNB to agree to these provisions as a condition to NHTB’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of TNB from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire TNB than it might otherwise have proposed to pay.

The failure to successfully integrate TNB’s business and operations in the expected time frame may adversely affect NHTB’s future results.

The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining the businesses of NHTB and TNB. However, to realize these anticipated benefits, the businesses of NHTB and TNB must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

NHTB and TNB have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect NHTB’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of NHTB and TNB.

TNB’s executive officers and directors have interests in the merger that are different from your interest as a TNB shareholder.

TNB executive officers negotiated the merger agreement with NHTB, and the board of directors approved the agreement and is recommending that TNB shareholders who are entitled to vote, vote for the agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that TNB’s executive officers and directors have interests in the merger in addition to the interests that they share with you as a TNB shareholder. These interests include continued indemnification and insurance coverage by NHTB after the merger for acts or omissions occurring before the merger, change of control payments due certain executive officers in connection with the merger, the continuation of employment with

NHTB for some executive officers, the appointment of two (2) current directors of TNB to the NHTB board of directors following the effective date of the merger and the invitation of all other TNB directors to serve on a paid Advisory Board of NHTB for 3 years following the effective date of the merger. These interests also include the accelerated vesting of stock options and payments pursuant to severance agreements, as well as other considerations. For a detailed discussion of these interests, see the section in this document titled “Interests of TNB’s Directors and Executive Officers in the Merger” beginning on 33.

The tax consequences of the merger to a TNB shareholder will be dependent upon the merger consideration received.

The tax consequences of the merger to a TNB shareholder will depend upon the merger consideration that the shareholder receives. A TNB shareholder generally will not recognize any gain or loss on the conversion of shares of TNB common stock solely into shares of NHTB common stock. However, a TNB shareholder generally will be taxed if he, she, or it receives cash in exchange for shares of TNB common stock or for any fractional share of NHTB common stock. For a detailed discussion of the tax consequences of the merger to TNB shareholders generally, see the section in this document titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37. Each TNB shareholder should consult his, her, or its own tax advisors as to the effect of the merger as applicable to each TNB shareholder’s particular circumstances.

The merger may not be completed if certain conditions are not satisfied or waived.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, but are not limited to: the approval of the merger agreement by TNB shareholders; receipt of required regulatory approvals; absence of orders prohibiting the completion of the merger; the effectiveness of the registration statement of which this proxy statement/prospectus is a part; the continued accuracy of the representations and warranties by both parties; the performance by both parties of their covenants and agreements; and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement—Conditions to the Merger” beginning on page 53 for a more complete discussion of the conditions to the merger.

TNB shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

TNB’s shareholders currently have the right to vote in the election of the board of directors of TNB and on other matters affecting TNB. Upon the completion of the merger, each TNB shareholder that receives shares of NHTB common stock will become a stockholder of NHTB with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of TNB. It is expected that the former shareholders of TNB as a group will receive shares in the merger constituting less than approximately 16.3% of the outstanding shares of NHTB common stock immediately after the merger. Because of this, TNB’s shareholders will have significantly less influence on the management and policies of NHTB than they now have on the management and policies of TNB.

The fairness opinion obtained by TNB from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

KBW, TNB’s financial advisor in connection with the proposed merger, has delivered to the board of directors of TNB its opinion dated as of August 1, 2012. The opinion of KBW stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received in the merger was fair to TNB shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of NHTB or TNB, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of NHTB and TNB.

The merger is subject to the receipt of consents and approvals from governmental entities that may delay the date of completion of the merger or impose conditions that could have an adverse effect on NHTB.

Before the merger may be completed, various approvals, consents or waivers must be obtained from state and federal governmental authorities, including the OCC and the Banking Department. Satisfying the requirements of these governmental entities may delay the date of completion of the merger. In addition, these governmental entities may include conditions on the completion of the merger or require changes to the terms of the merger. While NHTB and TNB do not currently expect that any such conditions or changes would result in a material adverse effect on NHTB, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of NHTB following the merger, any of which might have a material adverse effect on NHTB following the merger. The parties are not obligated to complete the merger should any regulatory approval contain a non-customary condition that materially alters the benefit to which NHTB bargained for in the merger agreement.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of NHTB and TNB.

If the merger is not completed, the ongoing businesses of NHTB and TNB may be adversely affected and NHTB and TNB will be subject to several risks, including the following:

•	TNB may be required, under certain circumstances, to pay NHTB a termination fee of $775,000 under the merger agreement;

•	NHTB and TNB will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, TNB is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by NHTB and TNB management, which could otherwise have been devoted to other opportunities that may have been beneficial to NHTB and TNB as independent companies, as the case may be.

In addition, if the merger is not completed, NHTB and/or TNB may experience negative reactions from the financial markets and from their respective customers and employees. NHTB and/or TNB also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against NHTB or TNB to perform their respective obligations under the merger agreement. If the merger is not completed, NHTB and TNB cannot assure their shareholders that the risks described above will not materialize and will not materially affect their business, financial results and stock prices.

The shares of NHTB common stock to be received by TNB shareholders as a result of the merger will have different rights from shares of TNB common stock.

Following completion of the merger, TNB shareholders will no longer be shareholders of TNB. TNB shareholders who receive shares of NHTB in the merger will instead be shareholders of NHTB. There will be important differences between your current rights as a TNB shareholder and the rights to which you will be entitled as a NHTB stockholder. See “Comparison of Shareholders’ Rights” beginning on page 57 for a discussion of the different rights associated with NHTB common stock and TNB common stock.

INFORMATION ABOUT THE COMPANIES

New Hampshire Thrift Bancshares, Inc.

NHTB, a Delaware holding company organized on July 5, 1989, is the parent company of Lake Sunapee, a federally chartered savings bank. Lake Sunapee was originally chartered by the State of New Hampshire in 1868 as the Newport Savings Bank. Lake Sunapee became a member of the Federal Deposit Insurance Corporation, or FDIC, in 1959 and a member of the Federal Home Loan Bank of Boston in 1978. On December 1, 1980, Lake Sunapee was the first bank in the United States to convert from a state-chartered mutual savings bank to a federally chartered mutual savings bank. In 1981, Lake Sunapee changed its name to “Lake Sunapee Savings Bank, fsb” and in 1994 refined its name to “Lake Sunapee Bank, fsb.” Lake Sunapee’s deposits are insured by the Deposit Insurance Fund of the FDIC.

Lake Sunapee’s operations are conducted from its home office located in Newport, New Hampshire and its branch offices located in Sunapee, Newbury, New London, Bradford, Grantham, Guild, Lebanon, West Lebanon, Hillsboro, Peterborough, Andover, Claremont, Enfield, and Milford, New Hampshire, and Brandon, Pittsford, Rutland, West Rutland, and Woodstock, Vermont.

Through McCrillis & Eldredge Insurance, Inc. and Lake Sunapee Financial Services Corporation, NHTB offers insurance services and brokerage services, respectively, to its customers. The Lake Sunapee Group, Inc. owns and maintains Lake Sunapee’s buildings and investment properties.

At June 30, 2012, NHTB had $1.1 billion in total consolidated assets. NHTB’s principal executive offices are located at 9 Main Street, Newport, New Hampshire 03773, and its telephone number is (603) 863-0886.

Additional information about NHTB and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 62.

The Nashua Bank

TNB is a New Hampshire-chartered trust company that provides financial services to the communities of Hillsborough County, New Hampshire from its sole location in Nashua, New Hampshire. TNB was chartered as a de novo bank and began operations on October 1, 2007. By the quarter ended September 30, 2010, TNB had grown its assets to above $100 million. TNB provides banking solutions for small and medium sized businesses, consumers and professionals in the greater Nashua marketplace. On September 11, 2011, TNB raised an additional $3.0 million in capital through the issuance of preferred shares pursuant to the Department of Treasury’s Small Business Lending Fund program.

At June 30, 2012, TNB had $118.3 million in total assets. TNB’s principal executive offices are located at 188 Main Street, Nashua, New Hampshire 03060, and its telephone number is (603) 882-2700.

SPECIAL MEETING OF SHAREHOLDERS OF TNB

This proxy statement/prospectus is being furnished to holders of TNB common stock for use at a special meeting of shareholders of TNB and any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting of shareholders of TNB will be held at                     , on                 , 2012, at     , local time.

Purpose of the Special Meeting

At the special meeting, TNB shareholders as of the record date will be asked to consider and vote on the following proposals:

1.	to approve the merger agreement pursuant to which TNB will merge with and into Lake Sunapee, with Lake Sunapee being the surviving corporation; and

2.	to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Recommendation of the Board of Directors of TNB

The board of directors of TNB has unanimously approved the merger agreement and recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the meeting, if necessary.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of TNB common stock at the close of business on the record date of                 , 2012, are entitled to notice of and to vote at the special meeting of shareholders of TNB, provided that such shares remain outstanding on the date of the special meeting. As of the record date, there were                  shares of TNB common stock outstanding, held of record by                  shareholders. Each holder of TNB common stock is entitled to one vote for each share of TNB common stock owned as of the record date.

Quorum; Vote Required

A quorum of TNB shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of TNB common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. TNB will include proxies marked as abstentions in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least two-thirds of the shares of TNB common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. Abstentions will have the same effect as a vote against the approval of the merger agreement. A majority of the votes properly cast is required to approve one or more adjournments to the special meeting.

As of the record date, directors and executive officers of TNB and their affiliates had the right to vote 345,800 shares of TNB common stock, or 27.4% of the outstanding TNB common stock entitled to be voted at the special meeting. The directors and executive officers have entered into voting agreements whereby such directors and executive officers have agreed to, among other things, vote for the proposals at the special meeting and not to transfer or dispose of their shares prior to the meeting.

Share Ownership of Management

As of the record date, the directors and executive officers of TNB and their affiliates collectively owned shares of TNB common stock, or approximately         % of TNB’s outstanding shares. Each TNB director and executive officer has entered into a voting agreement requiring them to vote their shares of TNB common stock “FOR” approval of the merger agreement.

When considering the recommendation of the board of directors of TNB that you vote in favor of the approval of the merger agreement, you should be aware that the executive officers and directors of TNB have financial interests in the merger that may be different from, or in addition to, the interests of shareholders of TNB. See “The Merger—Interests of TNB’s Directors and Executive Officers in the Merger” beginning on page 33.

Voting of Proxies

If you are a TNB shareholder, the board of directors of TNB requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the merger agreement and “FOR” an adjournment of the special meeting to solicit additional proxies, if necessary.

Voting in Person

If you are a TNB shareholder and plan to attend the special meeting of TNB shareholders and wish to vote in person, you will be given a ballot at the special meeting.

Whether or not you plan to attend the special meeting, TNB requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

Proxy Solicitation

If you are a TNB shareholder, the enclosed proxy is solicited by and on behalf of the board of directors of TNB. TNB will pay the expenses of soliciting proxies to be voted at the special meeting. Following the original mailing of the proxies and other soliciting materials, TNB and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of TNB for making these solicitations.

This proxy statement/prospectus and the proxy card are first being sent to TNB shareholders on or about                  , 2012.

Stock Certificates

If you are a TNB shareholder, you should not send in any certificates representing TNB common stock. You will receive separate instructions from the exchange agent for the exchange of your certificates representing TNB common stock.

Proposal to Approve Adjournment of the Special Meeting

TNB is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that TNB may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, TNB would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum)

would be voted upon pursuant to the discretionary authority granted by the proxy card. If the special meeting is adjourned for 120 days or less, TNB is not required to give notice of the time and place of the adjourned meeting unless the board of directors fixes a new record date for the special meeting.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of TNB common stock present or represented at the special meeting and entitled to vote on the proposal. The board of directors of TNB retains full authority to the extent set forth in TNB’s bylaws and New Hampshire law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any TNB shareholders.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and financial advisor opinion attached as appendices to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement and financial advisor opinion attached as annexes to this proxy statement/prospectus, for a more complete understanding of the merger.

On August 1, 2012, the NHTB board of directors and board of directors of TNB approved the merger agreement. The merger agreement provides for the acquisition by NHTB of TNB through a merger of TNB with and into Lake Sunapee, with Lake Sunapee as the surviving corporation.

Upon completion of the merger, each outstanding share of TNB common stock will be converted into the right to receive, at the election of the holder of each such share, either $14.50 in cash or 1.136 shares of NHTB common stock. A TNB shareholder may specify different elections with respect to different shares that such shareholder holds. The value of the per share stock consideration is dependent upon the value of NHTB common stock and therefore will fluctuate with the market price of NHTB common stock. TNB shareholders may elect the form of consideration, but their elections are subject to a proration mechanism such that approximately 80% of TNB shares will be exchanged for shares of NHTB common stock and approximately 20% will be exchanged for cash.

See “The Merger Agreement” beginning on page 46, for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

TNB’s board of directors has consistently recognized and included periodically in its discussions the importance of shareholder value. Since opening in 2007, the focus of the board of directors of TNB has been on overseeing the growth of the institution consistent with regulatory requirements and building the foundation for profitable operations, first achieved in 2010. The board of directors conducted a detailed strategic planning process in 2010 and held a two-day strategic planning retreat in June 2011. As a result of this strategic planning retreat and the annual budgeting process in the fall of 2011, the board of directors identified several challenges for TNB going forward, including the importance of hiring and retaining qualified employees in a competitive environment, the need to raise capital in future years to repay the funding received pursuant to the Department of Treasury’s Small Business Lending Fund and support future growth, and the general regulatory challenges that disproportionately impact banks of a smaller size like TNB.

In this context, the board of directors determined at a special meeting on January 11, 2012, to contact KBW, an investment banking firm, to review generally TNB’s strategic options. At this meeting, the board of directors also set up a special committee consisting of TNB directors Anderson, Hoerner and Kreick and authorized the special committee to lead the review of the strategic alternatives and any resulting actions. KBW met with the board of directors on February 9, 2012, and presented on this subject. The board of directors again met on February 16, 2012, noting the importance of being informed on TNB’s options and invited KBW back for a more focused presentation. KBW met with the board of directors on March 8, 2012, for this purpose. The board of directors authorized entering into an engagement letter with KBW at that meeting. The engagement letter was negotiated and signed as of March 12, 2012.

KBW’s engagement included surveying a limited number of institutions as to whether they might have an interest in acquiring TNB and, if so, the level of their interest. At a meeting on April 9, 2012, the special committee reported that KBW was preparing a summary of their findings that would be available in May when KBW would be expected to report. On May 11, 2012, KBW informed the board of directors at a meeting that it had surveyed 14 institutions, with 6 having signed confidentiality agreements and performed due diligence, from which 3 preliminary proposals were made. The board of directors authorized KBW to seek further information from the three parties. The special committee further updated the board of directors on KBW’s process at a board meeting on May 15, 2012.

The board of directors met on June 4 and 5, 2012 to review the three refined proposals. One of the proposals was from NHTB, the others from Company A and Company B. The relative amounts of merger consideration proposed were (i) $14.50 per share from NHTB in the form of 80% stock and 20% cash, (ii) $14.25 per share from Company A in the form of 50% stock and the remainder payable in cash, and (iii) $14.00 per share payable in cash from Company B.

After much deliberation and consideration of the state of the banking industry, acquisition prices in the market and KBW’s comments regarding the same, overview of each bank’s financial condition and future financial prospects, regulatory condition, experience with transactions of this type, the effect of the transaction on employees, community and customers, and the specific pricing and other terms of the proposals, the board of directors authorized KBW, its counsel Hinckley, Allen & Snyder LLP, or Hinckley Allen, and the special committee to work with Company A towards the goal of achieving a satisfactory definitive agreement. Although Company A’s proposed per share price was less than NHTB’s offer, Company A’s offer of 50% stock was deemed more attractive than NHTB’s offer of 80% stock.

Company A requested a 60 day exclusivity period for due diligence and negotiations. TNB agreed to a 30 day exclusivity period. In the intervening weeks, the two banks engaged in due diligence and negotiations regarding a definitive agreement. The negotiations were not completed within the 30 day period and TNB agreed to extend the exclusivity period by one week. Despite that extension, the negotiations were not completed to the satisfaction of TNB’s board of directors. The board of directors met with KBW and Hinckley Allen on July 9, 2012, and July 13, 2012, to review the issues with the Company A proposal and instruct KBW on final negotiating terms with Company A.

The final negotiations with Company A were not satisfactory and, on July 13, 2012, Company A was informed that the board of directors was terminating all further discussions regarding a potential transaction. The board of directors then reconsidered the proposals from NHTB and Company B. The NHTB proposal was deemed superior on the basis of price. KBW was asked to contact NHTB to confirm their continued interest. NHTB confirmed its interest and was granted a 30 day exclusivity period.

On July 18, 2012, NHTB formally confirmed the terms of its earlier proposal. On July 20, 2012, TNB together with its financial and legal advisors performed on-site due diligence and management interviews at NHTB. On July 24, 2012, TNB received a draft definitive agreement from NHTB’s legal counsel, Hogan Lovells US LLP. On July 26, 2012, TNB and its executive officers received drafts of proposed settlement agreements for the executives, and change of control agreement for Mr. Teas. After providing comments, TNB received a revised definitive agreement on July 28, 2012. Over the course of the following days, the parties shared draft disclosure schedules and negotiated final terms of the definitive agreement.

On August 1, 2012, TNB’s board of directors met to consider the merger agreement, the proposed merger consideration per share, and the proposed agreements with certain senior executives of TNB. In attendance were representatives of KBW and Hinckley Allen and members of senior management of TNB. KBW made a presentation to the board of directors concerning the business terms of the merger and delivered an oral opinion (subsequently confirmed in writing) to TNB’s board of directors that in its opinion, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be received by TNB shareholders in the merger was fair, from a financial point of view, to TNB shareholders. Hinckley Allen reviewed the merger agreement and answered questions from the board of directors. Following a complete review from outside advisors and a discussion with management, TNB’s board of directors unanimously determined that the merger was advisable and that the merger, the merger agreement and the transactions contemplated by the merger agreement were fair to and in the best interests of TNB and its shareholders, and voted to approve the merger agreement.

Following the meetings of the boards of directors of TNB and NHTB, the parties executed the merger agreement and certain executives of TNB with employment agreements entered into settlement agreements and Mr. Teas entered into a change of control agreement effective and contingent upon the completion of the merger. NHTB and TNB issued a joint press release announcing the transaction on August 1, 2012.

TNB’s Reasons for the Merger

TNB’s board of directors reviewed and discussed the possibility of a transaction with another bank since January 2012 and, specifically with respect to NHTB and two other interested parties, since May of 2012 before announcing the transaction with NHTB on August 1, 2012. TNB’s board of directors consulted with management and TNB’s financial advisor, KBW, and legal counsel, Hinckley Allen, in determining that the merger was advisable and is fair to, and in the best interests of, TNB and its shareholders. In reaching its conclusion to approve the merger agreement, TNB’s board of directors considered a number of factors, including, among others, the following:

•

its understanding of and the presentations of TNB’s management and financial advisor regarding, each of TNB’s and NHTB’s business, operations, management, financial condition, asset quality, earnings and prospects;

•	the results of TNB’s due diligence of NHTB and the reputation, business practices and experience of NHTB and its management, including experience related to integration of acquired businesses;

•	that the merger will allow for enhanced opportunities for TNB’s customers, and that the limited geographic overlap between the two companies will minimize the impact of the merger on TNB’s employees;

•

NHTB’s commitment to expand its presence in southern New Hampshire, including its agreement to maintain “The Nashua Bank” name as a divisional name for the southern branches for at least a 3 year period following the merger;

•

NHTB’s agreement to appoint two TNB directors to the boards of directors of NHTB and Lake Sunapee and to establish an advisory board to which all of the remaining TNB directors will be invited in order to provide continuity and leadership in TNB’s market;

•

its knowledge of the current and prospective environment in which TNB operates, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry and the potential risks these pose for TNB’s potential growth, development, productivity, profitability and strategic options;

•

its view that the size of the institution and related economies of scale, as well as diversification of product offerings, beyond the level it believed to be reasonably achievable on an independent basis was becoming increasingly important to continued success in the current financial services environment;

•

its review with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the adequacy of the merger consideration, not only in relation to the current market price of TNB common stock, but also in relation to the historical, present and anticipated future operating results and financial position of TNB;

•

the fact that the $14.50 per share nominal price offered by NHTB in cash and stock represents a return of 45% on TNB’s initial 2007 offering price of $10.00 per share, during a period when bank stock prices generally have been flat to negative;

•	NHTB’s current quarterly dividend rate of $0.13 per share as compared to the fact that TNB does not currently pay a dividend;

•

the fact that TNB shareholders may elect to receive shares of NHTB common stock in the merger, which would allow TNB shareholders to participate in a significant portion of the future performance of the combined TNB and NHTB businesses and synergies resulting from the merger, and the value to TNB shareholders represented by that consideration;

•

its conclusion that NHTB’s earnings and prospects make it more likely that the combined company will have superior future earnings and prospects compared to TNB’s earnings and prospects on an independent basis;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained in a timely fashion; and

•

the financial information and analyses presented by KBW to TNB’s board of directors, and KBW’s opinion to TNB’s board of directors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the consideration in the proposed merger was fair from a financial point of view to holders of TNB common stock. A copy of the KBW written opinion that was delivered to TNB’s board of directors is included as Appendix C to this proxy statement/prospectus and described under “Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to TNB” beginning on page 27. Shareholders are urged to read the opinion in its entirety.

TNB’s board of directors also considered potential risks relating to the merger, including the following:

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•

the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on TNB’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•

the requirement that TNB conduct its business in the ordinary course and the other restrictions on the conduct of TNB’s business prior to completion of the merger, which may delay or prevent TNB from undertaking business opportunities that may arise pending completion of the merger;

•

the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of TNB and NHTB;

•

the fact that because the stock consideration in the merger is a fixed exchange ratio of shares of NHTB common stock to TNB common stock, TNB shareholders could be adversely affected by a decrease in the trading price of NHTB common stock during the pendency of the merger;

•	the fact that certain provisions of the merger agreement prohibit TNB from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	the requirement that TNB submit the merger agreement to its shareholders even if its board of directors withdraws its recommendation;

•

the fact that the merger agreement entitles NHTB to terminate the merger agreement if, among other things, TNB commences negotiations regarding an alternative acquisition proposal and obligates TNB to pay to NHTB a termination fee of $775,000 if TNB recommends or accepts an alternative acquisition proposal, which may deter others from proposing an alternative transaction that may be more advantageous to TNB shareholders; and

•	the risks described in the section entitled “Risk Factors” beginning on page 15.

The discussion of the information and factors considered by TNB’s board of directors is not exhaustive, but includes all material factors considered by TNB’s board of directors. In view of the wide variety of factors considered by TNB’s board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. TNB’s board of directors evaluated the factors described above, including asking questions of TNB’s management and TNB’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of TNB and its shareholders. In considering the factors described above, individual members of TNB’s board of directors may have given different weights to different factors. TNB’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger.

During its consideration of the merger described above, TNB’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section entitled “Interests of TNB’s Directors and Executive Officers in the Merger” beginning on page  33.

Recommendation of the Board of Directors of TNB

TNB’s board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, TNB and its shareholders. Accordingly, TNB’s board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

TNB’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TNB SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND “FOR” THE PROPOSAL  TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to TNB

In March 2012, TNB engaged KBW to render financial advisory and investment banking services to TNB. KBW agreed to assist TNB in assessing the fairness, from a financial point of view, of the merger consideration in the proposed merger with NHTB, to the shareholders of TNB. TNB engaged KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with TNB and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of TNB’s board held on August 1, 2012, at which TNB’s board evaluated the proposed merger with NHTB. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the merger consideration offered to TNB shareholders in the merger was fair, from a financial point of view. The board of directors of TNB approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. TNB shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the board of directors of TNB and addresses only the fairness, from a financial point of view, of the consideration offered to TNB shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any TNB shareholder as to how the shareholder should vote at TNB’s special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things;

•	the merger agreement;

•	audited financial statements for the three years ended December 31, 2011 of TNB and Annual Reports on Form 10-K for the three years ended December 31, 2011 of NHTB;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of NHTB and certain other communications from TNB and NHTB to their respective shareholders; and

•	other financial information concerning the businesses and operations of TNB and NHTB furnished to KBW by TNB and NHTB for purposes of KBW’s analysis.

In addition, KBW held discussions with members of senior management of TNB and NHTB regarding past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters KBW deemed relevant.

In addition, KBW compared certain financial and stock market information for NHTB and certain financial information for TNB with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of TNB and NHTB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to KBW and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such managements. KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for TNB and NHTB are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property, assets or liabilities of TNB or NHTB, nor did it examine any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by TNB’s and NHTB’s senior management teams. TNB and NHTB do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for using the acquisition method under generally accepted accounting principles, or GAAP, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of NHTB common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, TNB and NHTB. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the board of directors of TNB in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of TNB with respect to the fairness of the consideration or its approval of the merger agreement and the merger.

The following is a summary of the material analyses performed and presented by KBW to the board of directors of TNB in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the board of directors of TNB, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the merger agreement, each outstanding share of common stock, par value $1.00 per share, of TNB not owned by TNB or NHTB or by any of their respective wholly owned subsidiaries, other than shares owned in a fiduciary capacity or as a result of debts previously contracted, will be cancelled and retired and converted into the right to receive cash in the amount of $14.50 or shares of common stock of NHTB, par value $0.01 per share, based on the exchange ratio provided for in the merger agreement. Based on NHTB’s 20 day average stock price on July 31, 2012, a fixed exchange ratio of 1.136 was set.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of TNB to the following publicly traded banks and thrifts headquartered in New England with total assets between $100 million and $400 million. The companies included in this group were:

• Ledyard Financial Group, Inc.	• First Suffield Financial, Inc.
• Citizens National Bancorp	• Rockport National Bancorp, Inc.
• SBT Bancorp, Inc.	• Central Financial Corporation
• Middlebury National Corporation	• Damariscotta Bankshares, Inc.
• Grand Bank Corporation	• Southern Connecticut Bancorp, Inc.
• Connecticut River Bancorp, Inc.	• Island Bancorp, Inc.
• Peoples Trust Company of St. Albans

Using publicly available information, KBW compared the financial performance, financial condition, and market performance of NHTB to the following publicly traded banks and thrifts headquartered in New England with total assets between $600 million and $2.5 billion. The companies included in this group were:

• Camden National Corporation	• Bar Harbor Bankshares
• Rockville Financial, Inc.	• Hingham Institution for Savings
• First Connecticut Bancorp, Inc.	• SI Financial Group, Inc.
• United Financial Bancorp, Inc.	• Northway Financial, Inc.
• Enterprise Bancorp, Inc.	• Centrix Bank & Trust
• Merchants Bancshares, Inc.	• BSB Bancorp, Inc.
• First Bancorp, Inc.	• Patriot National Bancorp, Inc.
• Cambridge Bancorp	• Hampden Bancorp, Inc.
• Westfield Financial, Inc.	• Chicopee Bancorp, Inc.

To perform this analysis, KBW used financial information as of the three month period ended June 30, 2012, or the three month period ended March 31, 2012, based on the most recent available. Market price information was as of July 31, 2012. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in TNB’s and NHTB’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning TNB’s and NHTB’s respective financial condition and results of operations:

	TNB	TNB Group Minimum	TNB Group Maximum
Core Return on Average Assets(1)	0.34%	(0.16)%	1.29%
Core Return on Average Equity(1)	2.4%	(2.0)%	8.8%
Net Interest Margin	3.91%	3.15%	4.49%
Efficiency Ratio	83.2%	48.8%	102.2%

	NHTB	NHTB Group Minimum	NHTB Group Maximum
Core Return on Average Assets(1)	0.42%	0.16%	1.18%
Core Return on Average Equity(1)	4.3%	0.9%	15.4%
Net Interest Margin	3.01%	2.57%	4.31%
Efficiency Ratio	71.8%	40.5%	101.2%

	TNB	TNB Group Minimum	TNB Group Maximum
Tangible Common Equity / Tangible Assets	11.43%	5.72%	16.85%
Total Capital Ratio	22.55%	11.79%	24.34%
Loan Loss Reserve / Loans	1.30%	0.87%	2.79%
Nonperforming Assets / Loans + OREO	1.75%	0.64%	10.79%
Net Charge-Offs / Average Loans	0.00%	(0.25)%	0.52%

	NHTB	NHTB Group Minimum	NHTB Group Maximum
Tangible Common Equity / Tangible Assets	5.40%	5.20%	17.52%
Total Capital Ratio	14.83%	11.44%	31.79%
Loan Loss Reserve / Loans	1.13%	0.85%	2.12%
Nonperforming Assets / Loans + OREO	2.29%	0.16%	5.96%
Net Charge-Offs / Average Loans	0.47%	(0.04)%	0.63%

(1)	Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities.

KBW’s analysis showed the following concerning NHTB’s market performance:

	NHTB		NHTB Group Minimum		NHTB Group Maximum
Stock Price / Book Value per Share(1)	0.82	x	0.55	x	1.47	x
Stock Price / Tangible Book Value per Share(1)	1.24	x	0.69	x	1.55	x
Stock Price / Last Twelve Months EPS	10.8	x	9.6	x	166.4	x
Dividend Yield	4.1%		0.0%		4.6%
2012 Dividend Payout Ratio	44.8%		0.0%		150.0%

(1)	Based on NHTB’s closing price of $12.57 on July 31, 2012.

Recent Transactions Analysis. KBW reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies headquartered in New England that were announced after January 1, 2010, with announced deal values. The transactions included in the groups were:

Acquiror	Acquiree
• United Financial Bancorp, Inc.	• New England Bancshares, Inc.
• Independent Bank Corp.	• Central Bancorp, Inc.
• Commerce Bancshares Corp.	• Mercantile Capital Corp
• NBT Bancorp Inc.	• Hampshire First Bank
• Berkshire Hills Bancorp, Inc.	• Connecticut Bank and Trust Company
• Brookline Bancorp, Inc.	• Bancorp Rhode Island, Inc.
• People’s United Financial, Inc.	• Danvers Bancorp, Inc.
• Berkshire Hills Bancorp, Inc.	• Legacy Bancorp, Inc.
• Brookline Bancorp, Inc.	• First Ipswich Bancorp
• First Niagara Financial Group, Inc.	• NewAlliance Bancshares, Inc.
• Liberty Bank	• Connecticut River Community Bank
• People’s United Financial, Inc.	• LSB Corporation
• Eastern Bank Corporation	• Wainwright Bank & Trust Company

Transaction multiples for the merger were derived from an offer price of $14.50 per share for TNB common stock. For each transaction referred to above, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•

tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	NHTB / TNB Merger	Recent Transactions Minimum	Recent Transactions Maximum
Tangible Book Value	135%	111%	200%
Core Deposit Premium	7.0%	1.9%	14.1%

No company or transaction used as a comparison in the above analysis is identical to TNB, NHTB or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Contribution Analysis. KBW analyzed the relative contribution of NHTB and TNB to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans held for investment, deposits, tangible common equity and 2013 estimated GAAP net income. KBW compared the relative contribution of balance sheet for the period ended June 30, 2012 for NHTB and TNB, respectively, which did not include any estimated purchase accounting adjustments, and income statement items with the estimated pro forma ownership for TNB based on 80% of TNB shares exchanged for 1.136 NHTB shares and 20% of TNB shares exchanged for $14.50 in cash. The results of KBW’s analysis are set forth in the following table:

	NHTB	TNB
Assets	91%	9%
Gross Loans Held for Investment	90%	10%
Deposits	89%	11%
Tangible Common Equity	82%	18%
2013 Estimated GAAP Net Income(1)	92%	8%
Ownership at 80% stock / 20% cash	84%	16%

(1)	NHTB 2013 net income per NHTB management; TNB 2013 net income estimate per TNB management

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of TNB and NHTB. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of NHTB. In the course of this analysis, KBW used an earnings estimate for NHTB for 2013 from NHTB management and used an earnings estimate for TNB for 2013 from NHTB management. This analysis indicated that the merger is expected to be accretive to NHTB’s estimated earnings per share in 2013. The analysis also indicated that the merger is expected to be dilutive to book value per share and dilutive to tangible book value per share for NHTB and that NHTB would maintain capital ratios in excess of those required for NHTB to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by NHTB following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that TNB could provide to equity holders through 2017 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for TNB for 2012-2014 and a growth rate of 8.0% thereafter, from TNB management, and assumed discount rates ranging from 10.0% to 16.0%. The range of values was determined by adding (1) the present value of projected cash flows to TNB shareholders from 2012 to 2017 and (2) the present value of the terminal value of TNB’s common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth per TNB management and assumed that TNB would maintain a tangible common equity / tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for TNB. In calculating the terminal value of TNB, KBW applied multiples ranging from 12.0 times to 16.0 times 2017 forecasted earnings. This resulted in a range of values of TNB from $7.39 to $10.96 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of TNB.

The board of directors of TNB retained KBW as financial adviser to TNB regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to TNB and NHTB. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of NHTB for KBW’s own account and for the accounts of its customers.

TNB and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. TNB has agreed to pay to KBW at the time of closing of the transaction a cash fee equal to 2.25% of the aggregate consideration to be paid in exchange for the outstanding shares of common stock of TNB, subject to a minimum contingent fee of $350,000. Pursuant to the KBW engagement agreement, TNB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of its opinion to TNB, KBW did not receive compensation for investment banking services from either TNB or NHTB.

Interests of TNB’s Directors and Executive Officers in the Merger

As described below, TNB’s executive officers and directors might have interests in the merger that are in addition to, or different from, the interests of TNB’s shareholders generally. TNB’s board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Share Ownership. On                 , 2012, the record date for the special meeting of TNB’s shareholders, TNB’s directors and executive officers beneficially owned, in the aggregate,             shares of TNB’s common stock (not including shares that may be acquired upon the exercise of stock options or warrants), representing approximately % of the outstanding shares of TNB common stock.

Continuing Employment for Messrs. Teas and Boucher. Upon completion of the merger, NHTB and Lake Sunapee will employ G. Frank Teas, currently the President and Chief Executive Officer of TNB, as its Senior Vice President of Commercial Lending for the Southern Region of Lake Sunapee. In that position, NHTB and Lake Sunapee will pay Mr. Teas an annual base salary of $175,000. In addition, on August 1, 2012, NHTB and Lake Sunapee entered into a one-year change of control agreement with Mr. Teas, which will become effective upon completion of the merger. Under the change of control agreement, Mr. Teas will receive continued compensation for a period of one year following a termination of his employment without cause or as a result of his resignation with good reason (each as defined in the change of control agreement) in connection with a change of control of NHTB or Lake Sunapee. In addition, lesser benefits would be payable as a result of the termination of Mr. Teas’ employment due to disability (as defined in the change of control agreement) following a change of control of NHTB or Lake Sunapee. Lake Sunapee may require that Mr. Teas execute a release of claims to receive the payments under the change of control agreement. Lake Sunapee will reduce the amount of the payments under the agreement if all or any portion of the payments constitute “excess parachute payments” under Section 280G of the Code.

Upon completion of the merger, NHTB and Lake Sunapee will employ Thomas N. Boucher, currently the Chief Lending Officer of TNB, as its Vice President Commercial Lending of Lake Sunapee. In that position, NHTB and Lake Sunapee will pay Mr. Boucher an annual base salary of $125,000. In addition, immediately following the completion of the merger, NHTB and Lake Sunapee will enter into a severance agreement with Mr. Boucher, which will provide that Mr. Boucher will receive a severance payment equal to 52-weeks of base salary if his employment is terminated without cause (as defined in the severance agreement). Mr. Boucher must execute a release of claims to receive the severance payment under the agreement. The payments will be reduced if all or any portion of the payments constitute “excess parachute payments” under Section 280G of the Code.

Settlement Agreements. In connection with the merger, NHTB and TNB entered into settlement agreements with each of G. Frank Teas, Thomas N. Boucher, and John T. Knierim on August 1, 2012 and John Flanders on August 20, 2012. Under the settlement agreements, each executive will receive the payments and benefits provided under the settlement agreement in satisfaction of all rights to payments and benefits under the executive’s individual employment agreement with TNB. The settlement agreements include a general release of claims in favor of TNB and NHTB. The payments under the settlement agreements will be reduced if all or any portion of the payments constitute “excess parachute payments” under Section 280G of the Code.

The settlement agreements with Messrs. Teas and Boucher provide that, upon the completion of the merger, TNB will credit the account balance nonqualified plan maintained by NHTB (or such other nonqualified plan NHTB implements for such purpose with identical investment alternatives) with a fully vested lump sum amount equal to $330,000 for Mr. Teas and $120,000 for Mr. Boucher. These amounts will be distributable following each executive’s separation from service with NHTB.

Under the settlement agreements, Mr. Knierim will receive a lump sum payment of cash equal to $135,000 and 12 months’ continued life, medical and dental insurance benefits upon completion of the merger and Mr. Flanders will receive an aggregate payment of $25,646 payable in three equal monthly installments upon completion of the merger.

Severance Payments. Under the merger agreement, each employee of TNB (excluding any employee who is a party to an employment, change in control or other agreement that provides for severance payments) who is terminated by TNB other than for cause at the request of NHTB prior to the effective time, or by NHTB or a subsidiary of NHTB within six (6) months following the effective time of the change in control, will be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service with TNB, NHTB or any subsidiary of NHTB, with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks base pay.

Cash Payment for Outstanding Options. Under the merger agreement, each stock option granted under TNB’s 2008 Stock Option Plan (including the vested and unvested portions) that has not been previously exercised or cancelled will be cancelled. In exchange for the cancellation of the option, the optionholder will receive a cash payment from TNB in an amount equal to the product of (i) the number of TNB shares underlying the option; and (ii) the excess, if any, of $14.50 over the option’s exercise price per share, without interest and less any required withholding taxes. The exercise price of all outstanding options is $10.00 per share. As of the date of this proxy statement/prospectus, the executives hold options covering the number of shares and will receive a cash payment in the amount described in the table below, assuming they do not exercise their options prior to the completion of the merger.

Executive	Shares Underlying Outstanding Options (#)	Cash Payment(1) ($)
Thomas N. Boucher	25,209	113,441
John Flanders	2,000	9,000
John T. Knierim	7,802	35,109
G. Frank Teas	55,418	249,381

(1)	Before any required tax withholdings.

As of the date of this proxy statement/prospectus, the non-employee members of TNB’s board of directors hold options covering the number of shares and will receive a cash payment in the amount described in the table below, assuming they do not exercise their options prior to the completion of the merger.

Director	Shares Underlying Outstanding Options (#)	Cash Payment(1) ($)
David L. Brassard	3,730	16,785
Stephen J. Frasca	12,032	54,144
Jean C. Gottesman	3,730	16,785
F. Andrew James	3,730	16,785
John A. Koutsos	6,230	28,035
Bradley R. Kreick	3,730	16,785
Jack R. Law	3,730	16,785
Lorin S. Rydstrom	3,730	16,785
Robert J. Rzasa	3,730	16,785
John P. Stabile, II	3,730	16,785

(1)	Before any required tax withholdings.

Cash Payment for Outstanding Warrants. Under the merger agreement, TNB will cancel each warrant issued by TNB that is unexercised and outstanding as of the effective time. In exchange for the cancellation of the warrant, the holder will receive a cash payment from TNB in an amount equal to the product of (i) the number of TNB shares underlying the warrant; and (ii) the excess, if any, of $14.50 over the warrant’s exercise price per share. The exercise price of all outstanding warrants is $10.00 per share. As of the date of this proxy statement/prospectus, the executives and directors hold warrants covering the number of shares and will receive a cash payment in the amount described in the table below, assuming they do not exercise their warrants prior to the completion of the merger.

Holder	Shares Underlying Outstanding Warrants (#)	Cash Payment(3) ($)
Kenneth J. Anderson(1)	500	2,250
David L. Brassard(1)	1,000	4,500
Stephen J. Frasca	2,500	11,250
Jean C. Gottesman(1)	500	2,250
Eric G. Hoerner(2)	4,900	22,050
F. Andrew James(1)	500	2,250
John A. Koutsos	2,000	9,000
Bradley R. Kreick(1)	2,500	11,250
Jack R. Law	5,000	22,500
Lorin S. Rydstrom(1)	5,000	22,500
Robert J. Rzasa(1)	250	1,125
John P. Stabile, II	2,000	9,000
G. Frank Teas	1,250	5,625

(1)	Held in trust for the benefit of the individual and/or his or her family members.
(2)	Mr. Hoerner has a beneficial interest in the warrant to purchase 1,225 shares held by Greenleaf Capital Partners Fund I, LP and the warrant to purchase 3,675 shares held by Greenleaf Capital Partners Fund II, LP.
(3)	Before any required tax withholdings.

New Directors. The merger agreement provides that the boards of directors of NHTB and Lake Sunapee will be increased by two (2) directors, who are to be selected by NHTB and agreed to by TNB. The new directors will be appointed to the board of directors of both NHTB and TNB for a term expiring at the time of NHTB’s and Lake Sunapee’s next annual meeting. The new directors will be nominated to serve on both boards for a term of three (3) years and NHTB will recommend that its shareholders vote in favor of the election of the nominees. These directors will be paid the same fee as is paid to similarly situated board members of NHTB and Lake Sunapee.

Advisory Board. The merger agreement provides that the board members of TNB who do not join the boards of directors of NHTB or Lake Sunapee will be invited to be members of a newly established advisory board of NHTB for a three-year term. Each member of the advisory board will receive compensation as set by the board of directors of NHTB from time to time. NHTB will consider the composition, compensation and need for the advisory board after the completion of the three-year term.

Indemnification. Under the merger agreement, NHTB has agreed that it will, from and after the effective time of the merger, indemnify, defend and hold harmless each present and former officer or director of TNB against any losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments and amounts that are paid in settlement (with the approval of NHTB, which approval will not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer or employee of TNB if such claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger (including, without limitation, the merger and other transactions contemplated thereby), regardless of whether such claim is asserted or claimed before or after the effective time, for a period of six years following the effective time of the merger.

Directors’ and Officers’ Insurance. NHTB has further agreed, for a period of six years after the effective time of the merger, to cause the persons serving as officers and directors of TNB immediately prior to the effective time to continue to be covered by TNB’s current directors’ and officers’ liability insurance policy

(provided that NHTB may substitute policies of that are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the effective time that were committed by such officers and directors in their capacity as such. NHTB is not required to spend more than 150% of the annual cost currently incurred by TNB for each year of insurance coverage.

NHTB and Lake Sunapee’s Boards of Directors After the Merger

Upon completion of the merger, it is expected that the NHTB and Lake Sunapee board of directors will be composed of nine (9) and ten (10) members, respectively. In addition to the individuals serving on the NHTB and Lake Sunapee board of directors immediately before the effective time of the merger, two (2) new directors will be selected by NHTB and agreed to by TNB to serve on both boards for a term to expire at NHTB’s and Lake Sunapee’s next annual meeting. The new directors will be nominated to serve on both boards for a term of three (3) years and NHTB will recommend that its shareholders vote in favor of the election of the nominees.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of TNB’s common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, under federal laws other than those pertaining to income tax, and under federal laws applicable to alternative minimum taxes are not addressed in this proxy statement/prospectus.

For purposes of this summary, we use the term “U.S. holder” to mean a beneficial owner which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This summary addresses only those U.S. holders of TNB common stock that hold their TNB common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of TNB common stock in light of their individual circumstances or to holders of TNB common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold TNB common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of TNB common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds TNB common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local and foreign and other tax laws, and of changes in those laws.

Tax Consequences of the Merger Generally. The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by NHTB or TNB as a result of the merger;

•

no gain or loss will be recognized by U.S. holders who exchange all of their TNB common stock solely for NHTB common stock pursuant to the merger (with respect to cash received instead of a fractional share of NHTB common stock, see below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of NHTB Common Stock”);

•

gain (but not loss) will be recognized by U.S. holders of TNB common stock who receive both shares of NHTB common stock and cash in exchange for shares of TNB common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the NHTB common stock and cash received by a U.S. holder of TNB common stock exceeds such U.S. holder’s basis in its TNB common stock and (2) the amount of cash received by such U.S. holder of TNB common stock (except with respect to U.S. holders who receive cash only instead of a fractional share of NHTB common stock, which is discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of NHTB Common Stock”);

•

the aggregate basis of the NHTB common stock received by a U.S. holder of TNB common stock in the merger (including the basis of fractional shares of NHTB common stock deemed received, prior to their deemed redemption as described below) will be the same as the aggregate basis of TNB common stock for which it is exchanged, decreased by the amount of cash (if any) received in the merger (other than cash received instead of fractional share interests in NHTB common stock), and increased by the amount of gain recognized on the exchange (other than gain recognized with respect to cash received instead of fractional share interests in NHTB common stock, as discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of NHTB Common Stock”); and

•

the holding period of NHTB common stock received in exchange for shares of TNB common stock (including fractional shares of NHTB common stock deemed received and redeemed as described below) will include the holding period of TNB common stock for which it is exchanged.

If a U.S. holder of TNB common stock acquired different blocks of TNB common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of TNB common stock, and the cash and shares of NHTB common stock received will be allocated pro rata to each such block of stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. U.S. holders should consult their tax advisors with regard to identifying the bases and holding periods of the particular shares of NHTB common stock received in the merger.

At the time that a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of consideration such U.S. holder will receive. As a result, the U.S. federal income tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and NHTB common shares that such U.S. holder will receive in the merger.

Completion of the merger is conditioned on, among other things, the receipt by NHTB and TNB of legal opinions from Hogan Lovells US LLP and Hinckley, Allen & Snyder LLP, respectively, each dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by TNB and NHTB to be delivered at the time of closing. Although the merger agreement allows each of NHTB and TNB to waive this condition to closing, neither NHTB nor TNB currently anticipates doing so. Neither of the legal opinions will be binding on the Internal Revenue Service or on any court. Neither NHTB nor TNB intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and there is no guarantee that the Internal Revenue Service will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Taxation of Capital Gain. Except as described under “Additional Considerations—Recharacterization of Gain as a Dividend” below, gain that U.S. holders of TNB common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their TNB common stock for more than one year as of the date of the merger. For U.S. holders of TNB common stock that are non-corporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%, provided that such gain is recognized prior to January 1, 2013. Under current law, the 15% rate is scheduled to increase as of January 1, 2013, but this change in rate may be deferred or altered by subsequent changes in the law.

Additional Considerations—Recharacterization of Gain as a Dividend. In limited circumstances, all or part of the gain that a particular U.S. holder of TNB common stock recognizes could be treated as dividend income rather than capital gain. This may occur if (1) such U.S. holder is a significant stockholder of NHTB or (2) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in NHTB after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of NHTB common stock rather than a combination of cash and shares of NHTB common stock in the merger. This could happen, for example, because of ownership of additional shares of NHTB common stock by such holder, ownership of shares of NHTB common stock by a person related to such holder or a share repurchase by NHTB from other holders of NHTB common stock. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of TNB common stock, including the application of certain constructive ownership rules, U.S. holders of TNB common stock should consult their own tax advisor regarding the potential tax consequences of the merger to them.

Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of NHTB Common Stock. A U.S. holder of TNB common stock who receives the entirety of its consideration in the form of cash will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its TNB common stock. In addition, a U.S. holder of TNB common stock who receives cash instead of a fractional share of NHTB common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by NHTB. As a result, such U.S. holder of TNB common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state and local, foreign and other tax laws.

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of TNB common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding unless the U.S. holder provides NHTB with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.

A U.S. holder of TNB common stock who receives NHTB common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of TNB common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives NHTB common stock in the merger will be required to file a statement with such U.S. federal income tax return setting forth such holder’s basis in TNB common stock surrendered and the fair market value of the NHTB common stock and cash received in the merger. A “significant holder” is a holder of TNB common stock, who, immediately before the merger, owned at least 5% of the outstanding stock of TNB.

This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Accounting Treatment

The merger, if completed, will be treated as a purchase by NHTB of TNB for accounting purposes. Accordingly, under GAAP, the assets and liabilities of TNB will be recorded on the books of NHTB at their respective fair values at the time of the consummation of the merger.

Regulatory Approvals

General. NHTB and TNB have agreed to use all reasonable efforts to obtain all permits, consents, approvals, non-objections and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval of or notice to, the OCC and the Banking Department. NHTB has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals and non-objections. NHTB and TNB cannot assure you that all required regulatory approvals and non-objection will be obtained, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals.

Office of the Comptroller of the Currency. The merger is subject to approval by the OCC. NHTB and TNB have filed the required application, but the OCC’s approval has not yet been received.

The OCC may not approve any transaction that would result in a monopoly or otherwise substantially reduce competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the OCC considers the financial and managerial resources of

NHTB and each depository institution, the effectiveness of the institutions involved in combating money laundering and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the OCC must take into account the record of performance of each depository institution in meeting the credit needs of its entire community, including low-and moderate-income neighborhoods, served by each depository institution. Lake Sunapee Bank has a “satisfactory” Community Reinvestment Act rating with the OCC. TNB also has a “satisfactory” Community Reinvestment Act rating with the Federal Deposit Insurance Corporation, its primary federal regulator.

Federal law requires publication of notice of, and the opportunity for public comment on, the application submitted by Lake Sunapee for approval of the merger, and authorizes the OCC to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review.

NHTB and TNB may not complete the transaction before 30 calendar days following the OCC’s approval of the transaction or, if the OCC has not received any comments from the Department of Justice concerning the competitive effect of the transaction, such shorter period of time as the OCC may permit, with the concurrence of the Department of Justice, that does not end sooner than 15 calendar days following the OCC’s approval. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of OCC approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the OCC, and thus it is possible that the Department of Justice could reach a different conclusion than the OCC regarding the merger’s competitive effects.

State of New Hampshire Banking Department. The merger is subject to approval by the Banking Department. NHTB and TNB have filed the required application, but the Banking Department’s approval has not yet been received. In order to approve the merger, the Banking Department must determine that the public convenience and advantage and the interest of Lake Sunapee and TNB, their members, shareholders, and depositors, will be promoted by the merger, and that the merger can occur without reducing the amount standing to the credit of any depositor as of the effective date of the merger, and without the apparent necessity of then imposing some restriction on the withdrawal of funds by depositors. Upon consummation of the merger, TNB’s trust company charter will be surrendered.

Election Procedures; Surrender of Stock Certificates

If you are a record holder of TNB common stock, an election form will be provided to you under separate cover. The election form will entitle you to elect to receive cash, NHTB common stock, or a combination of cash and NHTB common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Registrar & Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., New York time, ten (10) days prior to the effective time of the merger. Registrar & Transfer Company, as exchange agent, will process the exchange of TNB common stock certificates for cash and/or NHTB common stock.

Shortly after the merger, the exchange agent will allocate cash and shares of NHTB common stock among TNB shareholders, consistent with their elections, the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your TNB stock certificates after the merger is completed.

Please do not forward your TNB stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of TNB common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked, and share certificates returned, automatically if the merger agreement is terminated. If you have a preference for receiving either NHTB common stock and/or cash for your TNB common stock, you should complete and return the election form. If you do not make an election, you will be allocated NHTB common stock and/or cash depending on the elections made by other TNB shareholders.

You should be aware that if you make an election, you will not be able to sell or otherwise transfer your shares of TNB common stock unless you properly withdraw your election prior to the election deadline. In addition, please note that during the time between when the election is made and when stock certificates for shares of NHTB are received by shareholders following the completion of the merger, TNB shareholders will be unable to sell their TNB common stock.

TNB shareholders who do not submit a properly completed election form accompanied by stock certificates representing all shares of TNB common stock covered by the election form or an appropriate guarantee of delivery or revoke their election form prior to the election deadline will have their shares of TNB common stock designated as non-election shares.

NHTB will deposit with the exchange agent the shares representing NHTB’s common stock and cash to be issued to TNB shareholders in exchange for their shares of TNB common stock.

TNB shareholders who surrender their stock certificates and complete election forms prior to the election deadline will automatically receive the merger consideration allocated to them. No later than five (5) business days after the completion of the merger, the exchange agent will mail to TNB shareholders who did not previously surrender TNB stock certificates a letter of transmittal, together with instructions for the exchange of their TNB stock certificates for the merger consideration. When such TNB shareholders deliver their TNB stock certificates, together with the signed letter of transmittal, they shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of NHTB common stock (if any) determined in accordance with the exchange ratio or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled to and (iii) a check representing the amount of cash in lieu of fractional shares, if any.

Until you surrender your TNB stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any NHTB common stock into which your shares have been exchanged. No interest will be paid or accrued to TNB shareholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of TNB common stock. TNB stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Registrar & Transfer Company will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of NHTB’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

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pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the cash or shares of NHTB common stock made available to the exchange agent that remains unclaimed by TNB shareholders for six months after the effective time of the merger will be returned to NHTB. After six months, any TNB shareholder who has not exchanged shares of TNB common stock for the merger consideration in accordance with the merger agreement may look only to NHTB for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, NHTB, TNB, the exchange agent or any other person will not be liable to any TNB shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Non-Election Shares

TNB shareholders who make no election to receive cash or NHTB common stock in the merger, and TNB shareholders who do not make a valid election, will be deemed not to have made an election. Shareholders not making an election may be paid in cash, NHTB common stock or a mix of cash and shares of NHTB common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other TNB shareholders using the proration adjustment described below.

Dissenters’ Appraisal Rights

Under the NHBCA, shareholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares. For example, subject to certain exceptions, dissenters’ rights are available under New Hampshire law to any shareholder of a constituent corporation in the event of a merger if such shareholder is entitled to vote upon the merger or if the corporation is a subsidiary that is merged with its parent. Neither TNB’s articles of agreement nor its bylaws grant any dissenters’ rights in addition to the statutorily prescribed rights.

Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements set forth in the NHBCA in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

Pursuant to Sections 13.01 et seq. of Chapter 293-A of the NHBCA, in the event that the merger is consummated, any holder of shares of TNB common stock who objects to the merger is entitled to dissent from the merger and to have the fair value of such shares, or Dissenting Stock, as determined by TNB, or if necessary, judicially determined, paid to him or her, by complying with the provisions of Sections 13.01 et seq. of the NHBCA. Failure to take any steps set forth in Sections 13.01 et seq. in connection with the exercise of such rights may result in termination or waiver thereof.

The following is a summary of the statutory procedures required to be followed by a holder of Dissenting Stock, or a dissenting shareholder, in order to exercise his or her rights under the NHBCA. This summary, however, is not a complete statement of all applicable requirements but contains substantially all material information regarding the exercise of appraisal rights under Sections 293-A:13.01 et seq. of the NHBCA, the text of which is attached as Appendix B to this proxy statement/prospectus. Additionally, the following summary does not constitute any legal or other advice, nor does it constitute a recommendation that TNB shareholders exercise their appraisal rights under Section 293-A; 13.01 et seq.

If a shareholder elects to exercise dissenters’ rights with respect to the merger, such shareholder must (i) deliver to TNB prior to the vote on the merger at the special meeting a written notice of intention to demand payment for his shares if the merger is effected and (ii) not vote in favor of the merger. The written notice required to be delivered to TNB by a dissenting shareholder is in addition to and separate from any proxy or vote against the merger. Neither voting against nor failure to vote for the merger will constitute the written notice required to be filed by a dissenting shareholder. Failure to vote against the merger, however, will not constitute a waiver of rights under Section 293-A:13.01 et seq. of the NHBCA provided that a written notice has been properly filed. A signed proxy that is returned but which does not contain any instructions as to how it should be voted will be voted in favor of approval of the merger and will be deemed a waiver of dissenters’ rights.

Subject to the foregoing, a beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if (i) he or she submits to TNB the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights and (ii) he or she does so with respect to all shares of TNB common stock of which he or she is the beneficial owner or over which he or she has the power to direct the vote. A record holder of shares of TNB common stock may dissent on behalf of any beneficial owner with respect to all but not less than all the shares of such beneficial owner if the record holder notifies TNB in writing of the name and address of each such person on whose behalf he asserts dissenters’ rights. All notices of intention to demand payment should be addressed to John Knierim, Chief Financial Officer, at The Nashua Bank, 188 Main Street, Nashua, New Hampshire 03060.

If the merger is approved, TNB is obligated to give written notice to each dissenting shareholder who timely filed a notice of intention to demand payment and who did not vote in favor of approval of the merger no later than 10 days after the approval of the merger by the shareholders of TNB. The notice must be accompanied by a copy of Section 293-A:13.01 et seq. and must (i) state where a demand for payment must be sent and where and when certificates for Dissenting Stock must be deposited in order to obtain payment, (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger (i.e., August 1, 2012) and requires that the person asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of the shares before that date and (iv) set a date by which TNB shall receive the payment demand, which date shall not be less than 30 days nor more than 60 days after the date the notice is delivered. The dissenting shareholder must demand payment, certify whether he or she acquired ownership of such shares prior to August 1, 2012, and deposit the certificates in accordance with the terms of the notice. A dissenting shareholder who fails to demand payment or deposit certificates for Dissenting Stock, as required, shall have no right under Section 293-A:13.01 et seq. to receive payment for the Dissenting Stock.

Unless the merger has been effected and TNB has made the payment required below within 60 days after the date for demanding payment and depositing certificates for Dissenting Stock, TNB shall return any certificates for Dissenting Stock so deposited. If such Dissenting Stock has been returned by TNB, then TNB may at a later time send a new notice conforming to the requirements herein described.

As soon as the merger has been consummated, or upon receipt of demand for payment, if the merger has already been consummated, TNB shall pay to each dissenting shareholder who has made proper demand and deposited his or her certificates the amount which TNB estimates to be the fair value of his or her Dissenting Stock, with accrued interest, if any, accompanied by (i) TNB’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, (ii) an income statement and a statement of changes in shareholders’ equity for such fiscal year, (iii) TNB’s latest available interim financial statements, if any, (iv) a statement of TNB’s estimate of the fair value of the shares, (v) an explanation of how the interest was calculated and (vi) a statement of the dissenting shareholder’s right to demand supplemental payment pursuant to Section 293-A:13.28 if the shareholder is dissatisfied with TNB’s offer, as well as a copy of Section 293-A:13.01 et seq. TNB may withhold payment from any dissenting shareholder acquiring beneficial ownership of TNB common stock subsequent to August 1, 2012, the date on which announcement of the merger was first made. For such shares of TNB common stock acquired after August 1, 2012, TNB, upon consummation of the merger, shall estimate the fair value of such shares, plus accrued interest, if any, and pay such estimated amount to each holder of such shares who agrees to accept such payment in full satisfaction of his or her demand. With each such offer of payment, TNB shall send its estimate of the fair value of such shares of TNB common stock, an explanation of how the interest was calculated, and a statement of such dissenting shareholder’s right to demand payment if such dissenting shareholder is dissatisfied with such offer.

Fair value of Dissenting Stock means the value immediately before the effective date, excluding any change in value in anticipation of the merger if such exclusion is not inequitable (which amount may be more, less or the same as the consideration to be received by shareholders of TNB in connection with the merger).

If TNB fails to remit such fair value to the dissenting shareholder within 60 days from the date set for demanding payment, or if TNB fails to return any deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days of the date set for demanding payment, or if such dissenting shareholder believes the amount paid or offered to be paid, as the case may be, to be less than fair value (or that the interest, if any, is not correct), such dissenting shareholder may send TNB his or her own estimate of fair value (and interest, if any) and demand payment of the deficiency, or reject TNB’s offer and demand payment of the fair value (and interest, if any). If the dissenting shareholder does not notify TNB of his or her payment demand within 30 days after TNB has made payment or offered payment, as the case may be, such shareholder shall be entitled to no more than the amount remitted.

Within 60 days after a demand for payment of the deficiency, if it remains unsettled, TNB (or its successor, as applicable) shall file a petition with the Superior Court of Hillsborough County, New Hampshire, or the Court, requesting determination of the fair value of the Dissenting Stock and accrued interest. All dissenting shareholders whose demands have not been settled shall be parties to such action and shall be served a copy of the petition. The Court shall determine the fair value of the Dissenting Stock and each dissenting shareholder shall be entitled to judgment for the amount by which the amount previously remitted by TNB is exceeded by the Court’s determination of fair value, if any. If TNB does not file a petition, each dissenting shareholder who has made a demand and who has not settled his or her claim shall be entitled to receive the amount demanded with interest and may sue to enforce his or her claim in an appropriate court.

Costs of an appraisal proceeding, including costs and expenses of appraisers appointed by the Court, shall be determined by the Court and assessed against TNB, except that the Court may assess any part of such costs and expenses to all or some of the dissenting shareholders who are parties and whose action the Court finds to be arbitrary, vexatious or not in good faith in demanding payment under Section 293-A:13.01 et seq. Fees and expenses of counsel and experts for the respective parties may be assessed against (i) TNB if the Court finds it failed to comply substantially with the requirements of Section 293-A: 13.01 et seq. or (ii) either TNB or a dissenting shareholder if the Court finds that the party acted arbitrarily, vexatiously or not in good faith with respect to its dissenters’ rights. The Court may award reasonable attorney fees to be paid out of the amounts awarded to the dissenting shareholders if the Court finds that the services of counsel for any dissenting shareholder have been of substantial benefit to other dissenting shareholders similarly situated and that such attorney fees should not be assessed against TNB.

This section is intended as a brief summary of the material provisions of the New Hampshire statutory procedures that a shareholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements but contains all material information regarding the exercise of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that TNB shareholders exercise their appraisal rights under Section 293-A:13.01 et seq.

In view of the complexity of Section 293-A:13.01 et seq of the NHBCA, TNB shareholders who may wish to pursue appraisal rights should consult their legal counsel and financial advisors.

Stock Exchange Listing

Following the merger, the shares of NHTB common stock will continue to trade on the NASDAQ Global Market under the symbol “NHTB.”

THE MERGER AGREEMENT

The information in this section is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A beginning on page A-1 and which is incorporated by reference into this document.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with New Hampshire law, at the completion of the merger, TNB will merge with and into Lake Sunapee. Lake Sunapee will be the surviving corporation in the merger and will continue its corporate existence. Upon completion of the merger, the separate corporate existence of TNB will terminate.

Each share of NHTB common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of NHTB, and each share of TNB common stock issued and outstanding at the effective time of the merger (other than dissenting shares) will be converted into the right to receive, at the election of the holder of each such share, either $14.50 in cash or 1.136 shares of NHTB common stock, as described below. See “—Consideration to be Received in the Merger” below.

The certificate of incorporation of NHTB will be the certificate of incorporation of the combined company, and the bylaws of NHTB will be the bylaws of the combined company. See “Comparison of Stockholders’ Rights” beginning on page 57.

The charter and bylaws Lake Sunapee will be the charter and bylaws of the combined entity which will retain the name of Lake Sunapee Bank, fsb. Lake Sunapee, as the surviving entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by TNB will immediately become the property of Lake Sunapee. For a minimum of three (3) years after the effective time of the merger, TNB shall be referred to as “The Nashua Bank, a division of Lake Sunapee Bank.”

The merger agreement provides that NHTB may change the method of effecting the business combination between NHTB and TNB; however, no such change will alter or change the amount or kind of merger consideration to be provided under the merger agreement, materially impede or delay completion of the merger, or adversely affect the anticipated tax consequences to TNB shareholders in the merger.

Effective Time and Timing of Closing

NHTB and TNB anticipate that the merger will be completed during the fourth quarter of 2012. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, NHTB and TNB will obtain the required approvals or complete the merger.

The merger will be legally completed by the filing of articles of merger with the OCC and upon the filing of articles of merger with the Secretary of State of the State of New Hampshire. If the merger is not consummated by March 31, 2013, the merger agreement may be terminated by either NHTB or TNB, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “—Conditions to the Merger” beginning on page 53.

Consideration to be Received in the Merger

Upon completion of the merger, each outstanding share of TNB common stock (other than dissenting shares) will be converted into the right to receive, at the election of the holder of each such share, either $14.50 in cash or 1.136 shares of NHTB common stock. A TNB shareholder may specify different elections with respect to different shares that such shareholder holds. The value of the per share stock consideration is dependent upon the value of NHTB common stock and therefore will fluctuate with the market price of NHTB common stock. TNB shareholders may elect the form of consideration, but their elections are subject to a proration mechanism such that approximately 80% of TNB shares will be exchanged for shares of NHTB common stock and approximately 20% will be exchanged for cash, as described below.

The form of election will be mailed to TNB shareholders as promptly as reasonably practicable following the mailing of the proxy statement/prospectus in definitive form relating to the special meeting of TNB shareholders to be held to vote on the approval of the merger agreement. TNB shareholders must return their properly completed and signed form of election to the exchange agent prior to the election deadline.

TNB shareholders may specify different elections with respect to different shares of TNB common stock held by such shareholder (for example, if such shareholder has 100 shares of TNB common stock, such shareholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

If a TNB shareholder does not return the form of election by the election deadline, improperly completes or does not sign the form of election or fails to accompany the election with TNB stock certificate(s) to which such election relates (or a properly completed notice of guaranteed delivery), such shareholder will be deemed not to have made an election. Shareholders not making an election may be paid in cash and/or shares of NHTB common stock depending on, and after giving effect to, the proration adjustments described below.

No fractional shares of NHTB common stock will be issued to any holder of TNB common stock upon completion of the merger. Instead, TNB shareholders will receive, without interest, a cash payment from NHTB equal to the fractional share interest they otherwise would have received, multiplied by the value of NHTB common stock. For this purpose, NHTB common stock will be valued at the average of its closing sales prices for the ten (10) consecutive trading days immediately preceding the close of business on the fifth (5) business day prior to the completion date of the merger.

Proration

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if TNB shareholders in the aggregate elect to receive more or less NHTB common stock than NHTB has agreed to issue. These procedures are summarized below.

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If NHTB common stock is oversubscribed: If TNB shareholders elect to receive more shares of NHTB common stock than NHTB has agreed to issue in the merger, then all TNB shareholders who have elected to receive cash or who have made no election will receive cash for their TNB shares and all shareholders who elected to receive NHTB common stock will receive a pro rata portion of the available NHTB shares plus cash for those shares not converted into NHTB common stock.

•	If NHTB common stock is undersubscribed: If TNB shareholders elect to receive fewer shares of NHTB common stock than NHTB has agreed to issue in the merger, and

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this shortfall is less than or equal to the number of shares as to which TNB shareholders have made no election, then all TNB shareholders who have elected to receive NHTB common stock will receive NHTB common stock, all TNB shareholders who have elected to receive cash will receive cash, and TNB shareholders who have made no election will receive a pro rata portion of NHTB shares plus cash for those shares not converted into NHTB common stock; or if

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this shortfall is greater than the number of no election shares, then all TNB shareholders who have elected to receive NHTB common stock will receive NHTB common stock, TNB shareholders who have made no election will receive NHTB common stock, and TNB shareholders who have elected to receive cash will receive a pro rata portion of the remaining available cash consideration plus NHTB shares for those TNB shares not converted into cash.

Neither TNB nor NHTB is making any recommendation as to whether you should elect to receive cash or NHTB common stock in the merger. You must make your own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive NHTB common stock or cash in amounts that vary from the amounts you elect to receive.

Treatment of TNB Stock Options

At the effective time of the merger, TNB will terminate its stock option plan. Each option granted under the stock option plan, which is outstanding but would not be vested in the ordinary course at the effective time of the merger, will be exercisable during the period beginning sixty (60) days prior to the effective time of the merger and ending ten (10) days prior to the effective time of the merger with any such exercise being contingent until, and effective upon, the occurrence of the effective time of the merger. Similarly, each option granted under the stock option plan, which is outstanding and is vested in the ordinary course prior to the effective time of the merger, will be exercisable until immediately prior to the effective time of the merger. Any TNB options properly exercised prior to the effective time will have the right to receive merger consideration on the same terms and subject to the same conditions as all other outstanding TNB common stock. No options granted under the stock option plan will be exercisable following the effective time of the merger.

Any TNB common stock received after the election deadline pursuant to the exercise of a TNB option will be considered non-election shares and may be paid in cash, NHTB common stock or a mix of cash and shares of NHTB common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other TNB shareholders.

Each option granted under TNB’s stock option plan, whether vested or unvested, and which has not been previously exercised or cancelled, will be cancelled at the effective time of the merger. In exchange for the cancellation of an option, the holder of that option will be entitled to receive a cash payment from TNB in an amount equal to the product of: (i) the number of shares of TNB common stock provided for in the option; and (ii) the excess, if any, of $14.50 over the exercise price per share provided in the option, without interest and less any required withholding taxes.

TNB will obtain prior to the effective time of the merger, from each holder of an outstanding option granted under its stock option plan, a written acknowledgment with respect to receipt of all required notices related to the exercisability of, the termination of and payment for such option as described in this section. As of August 30, 2012, there were outstanding options to purchase 146,431 shares of TNB common stock.

Treatment of TNB Warrants

At the effective time, TNB will cancel each warrant issued by TNB that is unexercised and outstanding. In exchange for the cancellation of the warrant, the warrant will be converted into the right to receive a cash payment from TNB in an amount equal to the product of: (i) the number of shares of TNB common stock subject to the warrant; and (ii) the excess, if any, of $14.50 over the exercise price per share of each warrant. Any TNB warrants properly exercised prior to the effective time will have the right to receive merger consideration on the same terms as all other outstanding TNB common stock.

Any TNB common stock received after the election deadline pursuant to the exercise of a TNB warrant will be considered non-election shares and may be paid in cash, NHTB common stock or a mix of cash and shares of NHTB common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other TNB shareholders.

As of August 30, 2012, there were TNB warrants exercisable for 94,050 shares of TNB common stock.

Representations and Warranties

The merger agreement contains a number of representations and warranties by NHTB and TNB regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	the consents and approvals and filings with governmental entities required in connection with the merger agreement and the consummation of the merger;

•	the financial statements of each of the companies;

•	the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

•	the financial controls and procedures;

•

the timely filing of all reports, registrations and statements with governmental authorities, and the absence of any proceedings, investigations, orders, decrees, agreements or memorandum of understanding by or with governmental authorities;

•	the absence of materially adverse litigation;

•	compliance with applicable laws;

•	the existence, performance and legal effect of certain contracts and the absence of any default under any contract;

•	the use of brokers in connection with the proposed merger;

•	employee benefit matters;

•	labor matters with respect to TNB;

•	TNB’s compliance with applicable environmental laws;

•	the filing of tax returns, payment of taxes and other tax matters;

•	TNB’s loan and investment portfolio matters;

•	TNB’s derivative transactions;

•	the existence of TNB’s properties and assets, absence of encumbrances, existence of good title, and leased property;

•	ownership or existence of valid license for TNB’s intellectual property;

•	administration of TNB’s fiduciary accounts;

•	TNB’s maintenance of insurance;

•	absence of any antitakeover provisions;

•	TNB’s receipt of a “fairness opinion” from KBW;

•	preparation of this proxy statement/prospectus;

•	TNB is current on all dividends payable under the Small Business Lending Program;

•	NHTB’s ability to pay the merger consideration; and

•	issuance of the NHTB’s common stock in accordance with the merger agreement.

All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the closing of the merger.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of TNB and NHTB before the effective time of the merger. In general, the merger agreement obligates TNB and NHTB to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, TNB has agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of NHTB, it will not, among other things:

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issue, sell or otherwise permit to become outstanding any additional shares of capital stock, permit any shares of capital stock to become subject to, any options, warrants, rights, convertible securities or other arrangements, or redeem, retire purchase or otherwise acquire shares of its capital stock;

•	make, declare, pay or set aside for payment any dividend;

•

enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of TNB or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except for normal increases in the ordinary course of business consistent with past practice, provided that increases shall not result in an annual adjustment in the aggregate of more than three percent (3%) of TNB’s total salary expense, that TNB may make cash contributions to its 401(k) plan in the ordinary course of business consistent with past practice, and that TNB may pay accrued bonuses upon the closing of the merger consistent with past practice and prorated through the date of the merger closing;

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hire any person as an employee of TNB or promote any employee, except that TNB may hire or promote persons in accordance with contractual obligations existing as of the date of the merger agreement and may hire persons to fill vacancies arising after the date of the merger agreement, provided the annual salary is less than $50,000 and such employment is terminable at will;

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enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of TNB, except as may be required by law or to satisfy contractual obligations existing as of the date of the merger agreement;

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pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice, and other than pursuant to agreements or arrangements in effect on the date of the merger agreement;

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sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to TNB taken as a whole;

•

make any capital expenditures other than capital expenditures previously disclosed to NHTB, or in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

•	amend its articles of agreement or bylaws;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP;

•

enter into, amend, modify or terminate any material contract, lease or insurance policy, except in the ordinary course of business consistent with past practice or as otherwise permitted by the merger agreement;

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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which TNB is or becomes a party after the date of the merger agreement, unless the settlement, agreement or action involves an amount less than $25,000 and would not impose any material restriction on the business of TNB;

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enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; or file any application or make any contract with respect to branching or site location or branching or site relocation;

•	enter into any derivatives transactions, except in the ordinary course of business consistent with past practice;

•

incur any indebtedness for borrowed money, other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

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acquire any debt security or equity investment of a type or in an amount that is not permissible for a national bank; any debt security or equity investment of a type or in an amount that is not permissible for a national bank; any debt security or equity investment with a final maturity of more than three years; or any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements;

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make, renegotiate, renew, increase, extend, modify or purchase any loan other than in accordance with TNB’s loan policies and procedures, except to satisfy contractual obligations existing as of the date of the merger agreement, provided, however, that the prior notification and approval of NHTB is required for any new origination in excess of $1,000,000;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•

make or change any tax election, file any amended tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•

commit any act or omission which constitutes a material breach or default by TNB under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound;

•

foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which, if such foreclosure were to occur, would be material;

•	cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect;

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discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

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take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to the merger in the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

NHTB has agreed that, without the prior written consent of TNB, it will not, among other things, take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to the merger in the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes.

No Solicitation

Until the merger is completed or the merger agreement is terminated, TNB has agreed that it and its officers and directors will not:

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solicit, initiate or encourage, or take any other action designed to facilitate any inquiries or the making of any proposal to acquire TNB, whether by merger, consolidation, business combination, tender offer or exchange offer for 10% or more of TNB’s stock or otherwise;

•	enter into or participate in any discussions or negotiations regarding any such acquisition proposal; or

•	make or authorize any statement in support of any such other acquisition proposal.

TNB may, however, furnish information regarding TNB to, or enter into discussions or negotiations with, any person or entity in response to, or authorize any statement or recommendation in support of an unsolicited acquisition proposal if:

•

TNB’s board of directors determines in good faith, after consultation with its outside legal counsel, that such actions would be required in order for TNB’s directors to comply with their fiduciary obligations under applicable law;

•	TNB promptly notifies NHTB of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•

during the three day period following notification to NHTB, TNB negotiates in good faith with NHTB to make adjustments to the merger agreement such that the other acquisition proposal is not reasonably likely to result in a transaction more favorable from a financial point of view to TNB’s shareholders than the merger with NHTB, and such negotiations fail to result in the necessary adjustments to the merger agreement.

Employee Matters

After the closing date of the merger, except to the extent NHTB continues in effect any TNB benefit plan providing benefits of a similar type, continuing employees of TNB will be eligible for the employee benefits that NHTB provides to its similarly-situated employees generally and on substantially the same terms and basis as is applicable to such employees. To the extent permitted under applicable law and NHTB’s benefit plans, each TNB employee will be given credit with respect to the satisfaction of limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage equal to the credit that such employee had received as of the effective time of the merger under the comparable TNB benefit plans.

Indemnification and Insurance

Pursuant to the merger agreement, NHTB has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless, for a period of six (6) years from the effective time of the merger, each present and former officer or director of TNB against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of TNB if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under NHTB’s bylaws.

NHTB has further agreed to use its reasonable best efforts prior to the effective time to ensure that, for a six-year period following the effective time of the merger, the persons serving as officers and directors of TNB immediately prior to the effective date continue to be covered by TNB’s current directors’ and officers’ liability insurance policies, or by a policy which is not materially less advantageous than such policy, or by single premium tail coverage with policy limits equal to TNB’s existing coverage limits, with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, in no event will NHTB be required to expend in any one year more than 150% of the current annual cost currently expended by TNB with respect to such insurance.

Conditions to the Merger

The respective obligations of NHTB and TNB to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	approval of the merger by all applicable federal and state regulatory authorities and the expiration of all applicable waiting periods;

•	effectiveness of the registration statement filed with the Securities and Exchange Commission with respect to the common stock to be issued by NHTB in accordance with the merger agreement;

•	the shares of NHTB common stock to be issued in the merger are approved for listing on the NASDAQ;

•

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the merger or any of the other transactions contemplated by the merger agreement from taking place is in effect, and no statute, rule, regulation, order, injunction or decree is enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal the consummation of the merger; and

•	the receipt of legal opinions delivered by tax counsel to NHTB and TNB, respectively, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder and regulatory approvals may not be legally waived.

NHTB is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

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the representations and warranties of TNB contained in the merger agreement are true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date, except where the failure to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on TNB;

•	TNB performs in all material respects all covenants and agreements contained in the merger agreement to be performed by TNB at or prior to the closing date;

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no required regulatory approval listed in the merger agreement contains any condition, restriction or requirement which the board of directors of NHTB reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that NHTB would not have entered into this merger agreement had such condition, restriction or requirement been known at the date hereof. TNB obtains the consents, approvals or waivers of each person whose consent or approval is required in order to permit the succession by NHTB and Lake Sunapee pursuant to the merger to any obligation, right or interest of TNB under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument;

•

the absence of any condition, restriction or requirement to a required regulatory approval that would individually or in the aggregate materially reduce the benefits of the merger to such a degree that NHTB or TNB would not have entered into the merger agreement had such condition, restriction or requirement been known on the date of the merger agreement;

•	the directors and executive officers of TNB executed voting agreements concurrently with the execution of the merger agreement;

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the holders of 80% or more of TNB warrants shall have approved an amendment to TNB warrants to permit the receipt of the consideration described in the merger agreement for cancellation of TNB warrants; and

•	the merger agreement and the merger are approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of TNB common stock entitled to vote at the special meeting.

TNB is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•

the representations and warranties of NHTB contained in the merger agreement are true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date, except where the failure to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on NHTB; and

•	NHTB performs in all material respects all covenants and agreements contained in the merger agreement required to be performed by it at or prior to the closing date.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the closing, before or after approval by TNB’s shareholders, as follows:

•	by mutual agreement of NHTB and TNB, if the board of directors of each so determines by vote of a majority of the members of the entire Board;

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by either party if any required regulatory approvals for consummation of the merger or the bank merger are denied in a final nonappealable action or are permanently withdrawn at the request of a governmental authority;

•

by either party if the shareholders of TNB do not approve the merger agreement, provided that TNB is not in material breach of its obligation to convene a meeting of shareholders to vote upon the merger agreement and to solicit and recommend the shareholders’ approval of the merger agreement;

•

by the non-breaching party if the other party breaches any covenants, agreements, representations or warranties contained in the merger agreement such that the terminating party would not be obligated to complete the merger and such breach has not been cured within thirty days after notice from the terminating party;

•

by either party if the closing of the merger has not occurred on or before March 31, 2013, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

•

by either party if TNB breaches its obligation not to solicit another acquisition proposal, as discussed above under “—No Solicitation,” breaches its obligation to recommend approval of the merger with NHTB to TNB shareholders, recommends, proposes or publicly announces the intention to recommend or propose to engage in an acquisition transaction with any party other than NHTB or Lake Sunapee, or breaches its obligation to convene the meeting of TNB shareholders to vote upon the merger agreement.

If the merger agreement is terminated under the last scenario described above, TNB shall pay to NHTB a fee in the amount of $775,000. The fee would also be payable to NHTB if TNB enters into a merger agreement with a third party within 18 months of the termination of the merger agreement by NHTB, due to a willful breach of a representation, warranty, covenant or agreement contained in the merger agreement by TNB after another acquisition proposal has been publicly announced or otherwise made known to TNB.

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended by an agreement in writing between the parties at any time before or after approval of the merger agreement by TNB’s shareholders. However, after approval by TNB shareholders, no amendment which by law requires further approval of TNB shareholders, may be made without the approval of TNB shareholders.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Fees and Expenses

NHTB and TNB will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated therein, except for the payment by TNB to NHTB of a termination fee in certain circumstances, as described below.

In addition, the merger agreement provides that if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

MARKET PRICES AND DIVIDEND INFORMATION

NHTB common stock is listed on the NASDAQ Global Market under the symbol “NHTB.” The following table shows the high and low sales prices as reported on the NASDAQ Global Market during the periods indicated, as well as any dividends declared on NHTB common stock.

	Period	High		Low		Dividend Declared
2012	First Quarter		$12.64		$11.05		$0.13
	Second Quarter		$13.53		$12.05		$0.13
	Third Quarter (through , 2012)	$		$		$

2011	First Quarter		$13.42		$12.30		$0.13
	Second Quarter		$13.75		$12.55		$0.13
	Third Quarter		$13.79		$10.80		$0.13
	Fourth Quarter		$12.04		$10.85		$0.13

2010	First Quarter		$10.88		$9.40		$0.13
	Second Quarter		$11.65		$9.90		$0.13
	Third Quarter		$10.71		$9.79		$0.13
	Fourth Quarter		$13.10		$10.95		$0.13

As of August 28, 2012, we had approximately 719 stockholders of record. The number of stockholders does not reflect the number of persons or entities who held their stock in nominee or street name through various brokerage firms.

On July 31, 2012, the last trading      day before the execution of the merger agreement, the closing price of NHTB common stock was $12.57. On                 , 2012, the most recent practicable trading date before the printing of this document, the closing price of NHTB common stock was $        .

You are advised to obtain current market quotations for NHTB common stock. The market price of NHTB common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of NHTB common stock.

Dividends

NHTB has historically paid regular quarterly cash dividends on its common stock, and the board of directors presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for debt service and other purposes. However, because substantially all of the funds available for the payment of dividends are derived from Lake Sunapee, future dividends will depend upon the earnings of Lake Sunapee, its financial condition and its need for funds. Furthermore, there are a number of federal banking policies and regulations that restrict NHTB’s ability to pay dividends. In particular, because Lake Sunapee is a depository institution whose deposits are insured by the FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. Also, Lake Sunapee, as a federal savings bank, is subject to OCC regulations which impose certain minimum capital requirements that would affect the amount of cash available for distribution to us. In addition, under Federal Reserve policy, NHTB is required to maintain adequate regulatory capital, are expected to serve as a source of financial strength to Lake Sunapee and to commit resources to support Lake Sunapee. These policies and regulations may have the effect of reducing the amount of dividends that NHTB can declare to its stockholders.

COMPARISON OF STOCKHOLDERS’ RIGHTS

NHTB is incorporated under Delaware law and TNB is incorporated under New Hampshire law. The following table compares the material differences between the current rights of NHTB stockholders and TNB shareholders under, in the case of NHTB, NHTB’s amended and restated certificate of incorporation and amended and restated bylaws, and, in the case of TNB, TNB’s articles of agreement and bylaws. The following information is a summary and does not purport to be complete. For more complete information, you should read the governing documents of both NHTB and TNB. To find out where you can obtain these documents, see “Where You Can Find More Information.”

	NHTB Stockholder Rights	TNB Shareholder Rights
Authorized Capital	The total authorized capital stock of NHTB consists of 10,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share. NHTB can issue preferred stock without stockholder approval. As of August 30, 2012, there were 5,907,402 shares of common stock, 20,000 shares of preferred stock issued and outstanding and 425,279 shares of common stock held in treasury. All shares of NHTB’s outstanding common stock are non-assessable.	The authorized capital stock of TNB consists solely of 5,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of August 30, 2012, 1,263,684 shares of common stock were outstanding and 3,000 shares of preferred stock were outstanding.

Notice of Stockholder Meeting	NHTB’s bylaws provide that written notice of any stockholder’s meeting must be given to each stockholder entitled to vote not less than 20 nor more than 50 days before the meeting.	TNB’s bylaws provide that written notice of any shareholder’s meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days before the meeting.

Special Meeting of Stockholders	NHTB stockholders are not entitled to call special meetings of stockholders. Under the DGCL, special meetings of the stockholders may be called by the Board of Directors or such other person or persons as may be authorized by the certificate of incorporation or bylaws. The NHTB’s certificate of incorporation and bylaws provide that special meetings of stockholders may be called by the Chairman of the Board, the President or a majority of the Board.	TNB’s bylaws provide that special meetings of shareholders for any purpose or purposes (a) may be called by the Chairman of the Board, the President or pursuant to a resolution adopted by the majority of the Board and (b) shall be called by the Chairman of the Board or the Secretary upon the receipt of a written request stating the purpose or purposes of such meeting from the shareholders that own a majority of the shares of the stock of TNB issued and outstanding and entitled to vote thereon.

	NHTB Stockholder Rights	TNB Shareholder Rights
Actions by Written Consent of Stockholders	Under the DGCL, unless a corporation’s certificate of incorporation provides otherwise, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action and delivered to the corporation. Stockholders may act by written consent to elect directors; provided, however, that, if the consent is less than unanimous, action by written consent may be used only if all of the directorships to which directors could be elected at the effective time of such action are vacant and are filled by such action. NHTB’s certificate of incorporation does not contradict stockholders’ right to take action by written consent.	TNB’s bylaws provide that shareholders may not take action by written consent.

Inspection of List of Stockholders	The DGCL provides that any stockholder shall, upon written demand under oath stating the purpose thereof, have the right during usual business hours to inspect for any proper purpose the corporation’s stock ledger, a list of stockholders, and its other books and records, and to make copies or extracts therefrom. NHTB’s bylaws provide that, at least 10 days before each meeting of stockholders, a list of the stockholders of NHTB entitled to vote at that meeting shall be on file in the city where the meeting is to be held and subject to inspection by any stockholder during usual business hours.	The NHBCA provides that beginning 2 business days after notice of the meeting is given, a shareholder’s list must be available at the corporation’s principal office or a place identified in the meeting notice where the meeting will be held. A shareholder, his agent, or attorney is entitled on written demand to inspect and, to copy the list, during regular business hours and at his expense, during the period it is available for inspection.

	NHTB Stockholder Rights	TNB Shareholder Rights
Classified Board of Directors	NHTB’s board of directors is classified. NHTB’s bylaws provide that the board of directors consists of ten directors divided into three classes. The members of each class are elected for a term of three years and until a successor is elected and qualified, or until earlier resignation or removal. One class is elected each year.

TNB’s board of directors is classified. TNB’s articles of agreement provide that the board of directors be divided into three classes. The members of each class are elected for a term of three years and until a successor is elected and qualified, or until earlier resignation or removal. One class is elected each year.

NHBCA provides that the board of directors of a New Hampshire bank must consist of at least 5 directors, a majority of whom must be citizens and residents of the state of New Hampshire. TNB’s bylaws provide that there must be at least 9, but not more than 15 directors on the board of directors.

Cumulative Voting for Directors	The DGCL provides that the certificate of incorporation of any corporation may provide for cumulative voting for directors. NHTB’s certificate of incorporation states that there shall be no cumulative voting rights in the election of directors of NHTB.	The NHBCA provides that unless otherwise provided in the articles of agreement, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for directors unless the articles of agreement so provide. TNB’s articles of agreement do not provide for cumulative voting. Instead, TNB’s bylaws provide that directors are elected by a plurality of the votes cast in person or by proxy.

Preemptive Rights	The certificate of incorporation of NHTB provides that the holders of the capital stock of NHTB are not entitled to preemptive rights with respect to any shares of NHTB which may be issued.	The articles of agreement of TNB provide that the holders of the capital stock of TNB are not entitled to preemptive rights with respect to any shares of NHTB which may be issued.

Qualification of Directors	The bylaws of NHTB provide that each director shall hold at least 100 shares of the capital stock of NHTB.	The bylaws of TNB provide that each director shall hold not less than $1,000 in aggregate fair market value of unencumbered TNB stock.

	NHTB Stockholder Rights	TNB Shareholder Rights
Removal of Directors	The DGCL provides that directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that, in the case of a corporation whose Board is classified, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides. NHTB’s certificate of incorporation does not address removal of directors and, as discussed above, NHTB has a classified Board of Directors. Accordingly, the NHTB bylaws permit the removal of a director only for cause and then only by an affirmative vote of a majority of the total votes eligible to be cast at a meeting of stockholders held upon at least 30 days’ notice expressly for such purpose.	The NHBCA provides that shareholders may remove one or more directors with or without cause unless the articles of agreement provide that directors may be removed only for cause.

Vacancies on the Board of Directors	NHTB’s bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled, for the unexpired term, by the vote of a majority of the directors then in office, whether or not a quorum.	Under NHBCA, the remaining trustees or directors shall appoint a person to fill the vacancy until the next annual meeting of the corporation.

	NHTB Stockholder Rights	TNB Shareholder Rights
Advance Notice Requirements for Business Brought by a Stockholder at an Annual Meeting	NHTB’s bylaws provide that only such business shall be conducted at an annual meeting of stockholder as shall have been properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must provide notice of the business in writing to the Corporate Secretary of NHTB not less than 30 nor more than 90 days prior to the meeting, except that if less than 40 days prior notice of the date of the meeting is given to stockholders, the stockholder must provide notice of the business in writing not later than the close of business on the 10th day following the day notice of the date of the annual meeting was given. The stockholder’s written notice must contain the same information required by TNB.	TNB’s bylaws provide that only such business shall be conducted at an annual meeting of shareholders as shall have been properly brought before the meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must provide notice of the business in writing to the Corporate Secretary of TNB not less than 120 nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting.

Amendment of Certificate of Incorporation/Articles of Agreement	The certificate of incorporation of NHTB provides that no amendment, addition, alteration, change or repeal of the certificate of incorporation may be made, unless first proposed by the board of directors and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. However, any amendment, addition, alteration, change or repeal of Article 8 of the certificate of incorporation titled “Certain Business Combinations,” must be first proposed by the board of directors and thereafter approved by the stockholder by no less than 75% of the total votes eligible to be cast at a legal meeting.	The articles of agreement of TNB provide that the articles of agreement may be amended by a vote of a majority of shares entitled to vote at an annual or special meeting called for that purpose. However, any amendment to Article 7, 9, 10 or 12 must be by a vote of two-thirds of the shares of common stock.

	NHTB Stockholder Rights	TNB Shareholder Rights
Amendment of Bylaws	Under NHTB’s certificate of incorporation and bylaws, the bylaws may be amended from time to time by the board of directors or the stockholders. Such action by the board of directors requires the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose. Such action by the stockholders requires the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of stockholders called for such purpose.	TNB’s articles of agreement provide that the bylaws may be amended by a majority of the full board of directors, subject to repeal or change only by vote of the holders of two-thirds majority of the shares of common stock entitled to vote at the meeting.

LEGAL MATTERS

Hogan Lovells US LLP will provide an opinion regarding the validity of NHTB’s common stock to be issued in the merger. Additionally, as a condition to the consummation of the merger, NHTB will have received an opinion from Hogan Lovells US LLP, Washington, D.C., and TNB will have received an opinion from Hinckley, Allen & Snyder LLP, Hartford, CT, in each case, dated as of the effective time of the merger, to the effect that, for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

EXPERTS

The consolidated financial statements of NHTB as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, included in NHTB’s Annual Report on Form 10-K for the year ended December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the report of Shatswell, MacLeod & Co., P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

NHTB files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. NHTB can be found on the internet at https://www.lakesunbank.com. NHTB’s common stock is traded on the NASDAQ Global Market under the trading symbol “NHTB.”

NHTB has filed a registration statement on Form S-4 to register with the SEC the shares of NHTB common stock that TNB shareholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of NHTB on Form S-4 and is a prospectus of NHTB and a proxy statement of TNB for TNB special meeting.

The SEC permits NHTB to “incorporate by reference” information into this proxy statement/prospectus. This means that NHTB can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about NHTB and their financial conditions.

•	NHTB’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	NHTB’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•

NHTB’s Current Reports on Form 8-K filed on January 9, 2012, January 30, 2012 (solely with respect to information filed pursuant to Item 8.01), February 13, 2012, February 16, 2012, March 13, 2012, May 15, 2012, August 7, 2012 and August 14, 2012;

•	NHTB’s definitive proxy statement dated March 23, 2012, filed in connection with its annual meeting of stockholders held on May 10, 2012; and

•

the description of NHTB’s capital stock contained in its Registration Statement on Form 8-A filed with the SEC on August 3, 1999, and all amendments or reports filed with the SEC for the purpose of updating such description.

In addition, NHTB also incorporates by reference additional documents that it may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement/prospectus and the date of special meeting of TNB shareholders. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Documents incorporated by reference are available from NHTB, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or be telephone from the appropriate company at the following addresses and telephone numbers:

New Hampshire Thrift Bancshares, Inc.

9 Main Street

Newport, New Hampshire 03773

(603) 863-0886

Attn: Laura Jacobi

Neither NHTB nor TNB has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to NHTB was provided by NHTB, and the information contained in this proxy statement/prospectus with respect to TNB was provided by TNB. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 1, 2012

BY AND BETWEEN

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

AND

THE NASHUA BANK

A-i

A-ii

A-iii

TABLE OF DEFINITIONS

Page

Acquisition Proposal	A-37
Acquisition Transaction	A-37
Advisory Board	A-2
Agreement	A-1
Bank	A-1
BOLI	A-17
Business Day	A-37
Cash Consideration	A-3
Cash Election Shares	A-4
Certificate	A-37
Change in Recommendation	A-26
Closing	A-2
Closing Date	A-2
Code	A-1
Community Reinvestment Act	A-11
Confidentiality Agreement	A-27
Derivative Transaction	A-37
Dissenting Shares	A-4
Effective Date	A-2
Effective Time	A-2
Election Deadline	A-4
Election Form	A-4
Election Form Record Date	A-4
Environmental Law	A-37
ERISA	A-37
Exchange Act	A-37
Exchange Agent	A-37
Exchange Ratio	A-3
FDIC	A-38
FHLB	A-38
FRB	A-38
GAAP	A-38
Governmental Authority	A-38
Hazardous Substance	A-38
Indemnified Parties	A-29
Indemnifying Party	A-28
Informational Systems Conversion	A-31
Insurance Amount	A-29
Insurance Policies	A-17
Intellectual Property	A-38
IRS	A-38
Knowledge	A-38
Leases	A-16
Loans	A-16
Mailing Date	A-4
Material Adverse Effect	A-38
Merger	A-1
Merger Consideration	A-38

Page
Merger Registration Statement	A-26
Mixed Election	A-4
NASDAQ	A-38
New Members	A-2
NHBD	A-39
NHTB	A-1
NHTB Benefit Plans	A-21
NHTB Board	A-39
NHTB Defined Benefit Plan	A-21
NHTB Disclosure Schedule	A-39
NHTB ERISA Affiliate	A-21
NHTB Financial Statements	A-19
NHTB Option Plans	A-39
NHTB Share Price	A-39
NHTB Stock	A-39
Non-Election Shares	A-4
OCC	A-39
Option Payment	A-7
OREO	A-16
Person	A-39
PGBC	A-39
Proxy Statement/Prospectus	A-39
Regulatory Order	A-11
Rights	A-39
SBLF	A-7
SEC	A-10
Securities Act	A-39
Series A Preferred Stock	A-7
Settlement Agreement	A-30
Shortfall Number	A-5
Software	A-39
Stock Consideration	A-3
Stock Conversion Number	A-4
Stock Election Number	A-4
Stock Election Shares	A-4
Subsidiary	A-39
Superior Proposal	A-39
Surviving Bank	A-1
Tax	A-40
Tax Returns	A-40
Taxes	A-40
Termination Date	A-34
TNB	A-1
TNB Benefit Plans	A-12
TNB Board	A-40
TNB Disclosure Schedule	A-40
TNB Employees	A-12
TNB ERISA Affiliate	A-12

A-iv

TNB Financial Statements	A-9
TNB Intellectual Property	A-40
TNB Meeting	A-26
TNB Options	A-7
TNB Pension Plan	A-12
TNB Stock	A-8

TNB Stock Option Plan	A-7
TNB Warrants	A-7
Treasury	A-7
Voting Agreement	A-1
Warrant Payment	A-7

A-v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August     , 2012, by and between New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“NHTB”), and The Nashua Bank, a New Hampshire-chartered trust company (“TNB”).

WITNESSETH

WHEREAS, the Board of Directors of NHTB and the Board of Directors of TNB have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, TNB will merge with and into Lake Sunapee Bank, fsb (the “Bank”), a federally chartered savings bank and wholly owned subsidiary of NHTB (the “Merger”);

WHEREAS, as a material inducement to NHTB to enter into this Agreement, each of the directors and executive officers of TNB has entered into a voting agreement with NHTB dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of TNB Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, TNB shall merge with and into Bank, and Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the United States. NHTB will cause Bank to, and TNB shall, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of TNB Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. TNB and NHTB each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 6.01(e).

Section 1.03 Name of the Surviving Bank. The name of the Surviving Bank upon consummation of the Merger shall be “Lake Sunapee Bank, fsb.”

Section 1.04 Charter and Bylaws of the Surviving Bank. The charter and bylaws of the Surviving Bank upon consummation of the Merger shall be the charter and bylaws of Bank as in effect immediately prior to consummation of the Merger.

Section 1.05 Directors and Officers of NHTB and Surviving Bank.

(a) At Effective Time, the directors of each NHTB and Surviving Bank immediately prior the Effective Time shall continue to be the directors of NHTB and Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of NHTB and Surviving Bank shall each be increased by two (2) directors to be selected by NHTB and agreed to by TNB (the “New Members”), and the New Members shall be appointed to the board of directors of both NHTB and Surviving Bank for a term to expire at NHTB’s and Surviving Bank’s next annual meeting. The New Members shall be nominated to the board of directors of NHTB and Surviving Bank for a term of three (3) years and NHTB shall recommend that its stockholders vote in favor of the election of such nominee. Notwithstanding the foregoing, neither NHTB nor Surviving Bank shall have any obligation to appoint any New Member to serve on NHTB’s or Surviving Bank’s Board if such Person is not a member of the TNB’s board of directors immediately prior to the Effective Time. It is intended that each New Member will qualify as an “independent director” under applicable securities laws and NASDAQ listing standards. Each of the directors of NHTB and Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of NHTB and Surviving Bank.

(b) The officers of NHTB and Surviving Bank shall consist of the officers of NHTB and Surviving Bank in office immediately prior to the Effective Time.

Section 1.06 Operation of Division; Advisory Board.

(a) For a minimum of three (3) years after the Effective Time of the Merger, TNB shall be referred to as “The Nashua Bank, a division of Lake Sunapee Bank.”

(b) NHTB shall establish a compensated Advisory Board (the “Advisory Board”), which shall operate pursuant to a written charter consistent with this Section 1.06, and which shall meet quarterly or as determined by NHTB. At or prior to the Effective Time, all of the directors of TNB in office immediately prior to the Effective Time, excluding the New Members appointed to the board of directors of NHTB and Surviving Bank, shall be invited to serve as members of such Advisory Board for a three-year term.

Section 1.07 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under federal law, the State of New Hampshire Revised Statutes Annotated, and the regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of TNB shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of TNB shall be vested in and assumed by Bank.

Section 1.08 Effective Date and Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, NHTB will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger provided for herein shall become effective upon the acceptance by the OCC of the filing of articles of combination as provided in 12 C.F.R. § 552.13(j). The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the OCC on the articles of combination.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern time, at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to NHTB and TNB the certificates and other documents required to be delivered under Article VI hereof.

Section 1.09 Alternative Structure. NHTB may, at any time prior to the Effective Time, change the method of effecting the combination of NHTB and TNB (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of or TNB’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of NHTB or TNB pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event NHTB makes such a change, TNB agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.10 Additional Actions. If, at any time after the Effective Time, NHTB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in NHTB its right, title or interest in, to or under any of the rights, properties or assets of TNB, or (ii) otherwise carry out the purposes of this Agreement, TNB and its officers and directors shall be deemed to have granted to NHTB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in NHTB its right, title or interest in, to or under any of the rights, properties or assets of TNB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of NHTB are authorized in the name of TNB or otherwise to take any and all such action.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, all shares of TNB Stock held in the treasury of TNB and each share of TNB Stock owned by any direct or indirect wholly owned Subsidiary of TNB immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. All remaining shares of TNB Stock, excluding Dissenting Shares (as defined herein), issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Merger Consideration, pursuant to the terms of this Article II.

Section 2.02 Stock Consideration. Each outstanding share of TNB Stock that under the terms of Section 2.07 is to be converted into the right to receive shares of NHTB Stock (the “Stock Consideration”) shall be converted into and become the right to receive from NHTB 1.136 shares of NHTB Stock (the “Exchange Ratio”).

Section 2.03 Cash Consideration. Each outstanding share of TNB Stock that under the terms of Section 2.07 is to be converted into the right to receive cash (the “Cash Consideration”) shall be converted into the right to receive a cash payment of $14.50.

Section 2.04 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of TNB Stock shall cease to be, and shall have no rights as, shareholders of TNB other than the right to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of TNB of shares of TNB Stock.

Section 2.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of NHTB Stock shall be issued in the Merger. Each holder of a Certificate who otherwise would have been entitled to a fraction of a share of NHTB Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of TNB Stock owned by such holder at the Effective Time) by the NHTB Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.06 Dissenting Shares. Each outstanding share of TNB Stock the holder of which has perfected his or her right to dissent from the Merger under Chapter 293-A of the New Hampshire Revised Statutes Annotated and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the New Hampshire Revised Annotated. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.07 hereof. TNB shall give NHTB prompt notice upon receipt by TNB of any such written demands for payment of the fair value of shares of TNB Stock and of withdrawals of such demands and any other instruments provided pursuant to Chapter 293-A of the New Hampshire Revised Statutes Annotated. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

Section 2.07 Election Procedures.

(a) Holders of TNB Stock may elect to receive shares of NHTB Stock or cash (in either case without interest) in exchange for their shares of TNB Stock in accordance with the following procedures, provided that, in the aggregate, eighty percent (80%) of the total number of shares of TNB Stock issued and outstanding at the Effective Time, including any Dissenting Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of TNB Stock shall be converted into the Cash Consideration. Shares of TNB Stock as to which a holder of TNB Stock has elected to receive the Cash Consideration (including, pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of TNB Stock as to which a holder of TNB Stock has elected to receive the Stock Consideration (including, pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of TNB Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of Stock Election Shares is referred to herein as the “Stock Election Number.”

(b) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as TNB and NHTB shall mutually agree (“Election Form”), shall be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the anticipated Effective Date or on such earlier date as TNB and NHTB shall mutually agree (the “Mailing Date”) to each holder of record of TNB Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.07, (i) to elect to receive all cash with respect to each share of TNB Stock held by such holder, (ii) to elect to receive all NHTB Stock with respect to each share of TNB Common Stock held by such holder, (iii) to elect to receive cash with respect to a part of such holder’s TNB Stock and NHTB Stock with respect to the remaining part of such holder’s TNB Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or NHTB Stock for such shares. A holder of record of shares of TNB Stock who holds such shares as nominee, trustee or in another representative capacity may submit multiple Election Forms, provided that each such Election Form covers all the shares of TNB Stock held by such nominee, trustee or held in another representative capacity for a particular beneficial owner. Any shares of TNB Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of NHTB Stock, subject to Section 2.06; provided, however, that for purposes of making the proration calculations provided for in this Section 2.07 only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Eastern time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as TNB and NHTB may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. TNB shall make available up to two separate Election Forms, or such additional Election Forms as NHTB may permit, to all Persons who become holders (or beneficial owners) of TNB Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline. TNB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of TNB Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a TNB shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of TNB Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. NHTB shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

(d) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(e) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(ii) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

Section 2.08 Exchange of Certificates; Payment of the Consideration.

(a) Until the six (6) month anniversary of the Effective Time, NHTB shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article II, and (ii) certificates, or at NHTB’s option, evidence of shares in book entry form, representing the shares of NHTB Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, each to be given to the holders of TNB Stock in exchange for Certificates pursuant to this Article II. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to NHTB. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article II shall thereafter be entitled to look exclusively to NHTB, and only as a general creditor thereof, for the Merger Consideration to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of NHTB (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of TNB Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. NHTB and the Exchange Agent shall be entitled to rely upon the stock transfer books of TNB to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(b) The Exchange Agent or NHTB shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or NHTB such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

(c) Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, NHTB shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of TNB Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such

Certificate shall promptly be provided in exchange therefor, but in no event later than ten (10) Business Days after due surrender, a check in the amount of the Cash Consideration to which such holder is entitled pursuant to this Article II, plus any amounts due pursuant to Section 2.05 above, as well as a certificate representing the Stock Consideration to which such holder is entitled pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.

(d) If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Cash Consideration in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any certificate representing shares of NHTB Stock is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of NHTB Stock in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) No dividends or other distributions with a record date after the Effective Time with respect to NHTB Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the recordholder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NHTB Stock.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving TNB or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Bank or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Bank or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the Merger Consideration deliverable in respect of the shares of TNB Stock formerly represented by such Certificate pursuant to this Article II.

Section 2.09 Reservation of Shares. Effective upon the date of this Agreement, NHTB shall reserve for issuance a sufficient number of shares of the NHTB Stock for the purpose of issuing shares of NHTB Stock to TNB shareholders in accordance with this Article II.

Section 2.10 Listing of Additional Shares. Prior to the Effective Time, NHTB shall notify NASDAQ of the additional shares of NHTB Stock to be issued by NHTB in exchange for the shares of TNB Stock.

Section 2.11 Small Business Lending Fund. In connection with the Merger, each share of TNB’s Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) issued by TNB on September 8, 2011 to the United States Department of the Treasury (“Treasury”) pursuant to the Small Business Lending Fund (“SBLF”)”) Program, will be converted into or exchanged for preference securities of NHTB prior to or concurrently with the Effective Time.

Section 2.12 Options. TNB Disclosure Schedule 3.03(b) sets forth all of the outstanding stock options pursuant to which persons may acquire shares of TNB (“TNB Options”), as of the date hereof. At least ninety (90) days prior to the Effective Time, and pursuant to the terms of the TNB 2008 Stock Option Plan (the “TNB Stock Option Plan”) under which the TNB Options are granted, TNB will take (or will cause to be taken) all actions necessary (including providing such notices, adopting such resolutions and taking such other actions as are reasonably requested by NHTB) such that each holder of a TNB Option vested in the ordinary course (without regard to the Merger and the transactions contemplated thereby) prior to the Effective Time that is unexercised and outstanding as of the Effective Time shall, by reason of the Merger, be canceled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to (i) the excess, if any, of (A) the Cash Consideration per share over (B) the exercise price per share of each such TNB Option multiplied by (ii) the number of shares of TNB Stock subject to the TNB Option (the “Option Payment”) with no TNB Option being exercisable following the Effective Time. Similarly, TNB will take (or will cause to be taken) all actions necessary (including providing such notices, adopting such resolutions and taking such other actions as are reasonably requested by NHTB) such that each holder of a TNB Option that is outstanding but would otherwise be unvested prior to the Effective Time be exercisable during the period beginning sixty (60) days prior to the Effective Time and ending ten (10) days prior to the Effective Time with any such exercise to be contingent until, and effective upon, the occurrence of the Effective Time and with no such TNB Option being exercisable following the Effective Time. Any such outstanding but unvested TNB Option not exercised pursuant to the preceding sentence shall receive an Option Payment as if such TNB Option were vested. TNB shall make the Option Payments immediately prior to the Effective Time and the TNB shall give written notice to each holder of a then outstanding TNB Option that such holder will receive the payment described herein in exchange for such holder’s outstanding TNB Options and TNB shall obtain the written acknowledgment of each such holder of the receipt of such notice. Any TNB Options properly exercised prior to the Effective Time pursuant to the provisions of this Section 2.12 and the terms of the TNB Options will have the right to receive Merger Consideration on the same terms as all other outstanding TNB Stock pursuant to this Article II.

Section 2.13 Warrants. TNB Disclosure Schedule 3.03(b) sets forth all of the outstanding warrants issued by TNB (“TNB Warrants”) as of the date hereof. At the Effective Time, each TNB Warrant that is unexercised and outstanding immediately prior thereto shall, by reason of the Merger, be canceled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to (i) the excess of (A) the Cash Consideration per share over (B) the exercise price per share of each such TNB Warrant multiplied by (ii) the number of shares of TNB Stock subject to the TNB Warrant (the “Warrant Payment”). TNB shall make the Warrant Payment immediately prior to the Effective Time and TNB shall give written notice to each holder of a then outstanding TNB Warrant that such holder will receive the payment described herein in exchange for such holder’s outstanding TNB Warrants and TNB shall obtain the written acknowledgment of each such holder of the receipt of such notice. Any TNB Warrants properly exercised prior to the Effective Time pursuant to the terms of the TNB Warrants will have the right to receive Merger Consideration on the same terms as all other outstanding TNB Stock pursuant to this Article II.

Section 2.14 Adjustment to Stock/Cash Election Shares. The provisions of this Agreement assume that there will be no more than 1,181,479 shares of NHTB Stock issued as Stock Consideration at the Effective Time. If, between the date hereof and the Effective Time, TNB Options or TNB Warrants are exercised for TNB Stock, the Stock Election Shares shall not exceed 1,181,479 shares of NHTB Stock and the Cash Election Shares shall be increased accordingly. Nothing in this Section 2.14 shall be interpreted to permit an adjustment to the total Merger Consideration payable under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TNB

Section 3.01 Making of Representations and Warranties. Except as set forth in the TNB Disclosure Schedule, TNB hereby represents and warrants to NHTB that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority of TNB. TNB is a New Hampshire state-chartered trust company duly organized, validly existing and in good standing under the laws of the State of New Hampshire. TNB’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by TNB when due. TNB is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on TNB Disclosure Schedule 3.02. The Articles of Agreement and Bylaws of TNB, copies of which have been made available to NHTB, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03 TNB Capital Stock.

(a) The authorized capital stock of TNB consists solely of 5,000,000 shares of common stock, par value $1.00 per share, of which 1,260,700 shares are outstanding as of the date hereof (“TNB Stock”) and 1,000,000 shares of preferred stock, par value $.01 per share, of which 3,000 shares of are outstanding as of the date hereof. As of the date hereof, there are no shares of TNB Stock held in treasury by TNB. The outstanding shares of TNB Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the TNB Options to acquire 150,361 shares of TNB Stock, and (b) the TNB Warrants exercisable for 94,050 shares of TNB Stock, TNB does not have any Rights issued or outstanding with respect to TNB Stock and TNB does not have any commitment to authorize, issue or sell any TNB Stock or Rights.

(b) TNB Disclosure Schedule 3.03(b), contains a list setting forth, as of the date of this Agreement, all outstanding TNB Options, the exercise price per share with respect to each such TNB Option, a list of all option holders with respect to each TNB Stock Option including identification of any such optionees that are not current or former employees, directors or officers of TNB, the date of grant and date of expiration of each TNB Option, and any vesting schedule applicable to each unvested TNB Option. Upon issuance in accordance with the terms of the outstanding option agreements, the shares of TNB Stock issued pursuant to the TNB Options shall be issued in compliance with all applicable laws. TNB Disclosure Schedule 3.03(b) also contains a list of all TNB Warrants, including (i) the number of outstanding warrants, (ii) the exercise price of each warrant, and (iii) the names and addresses of the warrant holders.

Section 3.04 Subsidiaries. Except as set forth on TNB Disclosure Schedule 3.04, TNB does not, directly or indirectly, own or control any Affiliate. Except as disclosed on TNB Disclosure Schedule 3.04, TNB does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by TNB has not been conducted through any other direct or indirect Subsidiary or Affiliate of TNB. No such equity investment identified in TNB Disclosure Schedule 3.04 is prohibited by the State of New Hampshire, the NHBD or the FDIC.

Section 3.05 Corporate Power; Minute Books. TNB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and TNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of TNB’s shareholders of this Agreement. TNB does not conduct any trust business. The minute books of TNB contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of TNB and the TNB Board (including committees of the TNB Board).

Section 3.06 Execution and Delivery. Subject to the approval of this Agreement by the shareholders of TNB, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of TNB and the TNB Board on or prior to the date hereof. The TNB Board has directed that this Agreement be submitted to TNB’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of TNB Stock entitled to vote thereon, no other vote of the shareholders of TNB is required by law, the Articles of Agreement of TNB, the Bylaws of TNB or otherwise to approve this Agreement and the transactions contemplated hereby. TNB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by NHTB, this Agreement is a valid and legally binding obligation of TNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by TNB in connection with the execution, delivery or performance by TNB of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the NHBD, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of TNB Stock. As of the date hereof, TNB is not aware of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by TNB, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Agreement or Bylaws (or similar governing documents) of TNB, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TNB, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of TNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which TNB is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.08 Financial Statements.

(a) TNB has previously made available to NHTB copies of (i) the statements of condition of TNB as of December 31 for the fiscal years 2011 and 2010, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2011, 2010 and 2009, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., the independent registered public accounting firm of TNB; and (ii) the unaudited statements of condition of TNB as of June 30, 2012 and the related unaudited statements of income, cash flows and changes in shareholders’ equity for the six-month period then ended (the “TNB Financial Statements”). The TNB Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of TNB for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of TNB have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Shatswell, MacLeod & Company, P.C. has not resigned or been dismissed as independent public accountants of

TNB as a result of or in connection with any disagreements with TNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) TNB is not now, nor has it ever been, required to file with the Securities and Exchange Commission (the “SEC”) any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.09 Absence of Certain Changes or Events.

(a) Except as reflected in TNB’s unaudited balance sheet as of June 30, 2012, since December 31, 2011, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on TNB.

(b) Since December 31, 2011, TNB has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c) Except as set forth in TNB Disclosure Schedule 3.09, since June 30, 2012, TNB has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of June 30, 2012, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of TNB’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of TNB’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of TNB’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of TNB affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by TNB or any settlement or compromise of any income tax liability by TNB, (vi) made any material change in TNB’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.10 Financial Controls and Procedures. During the periods covered by the TNB Financial Statements, TNB has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of TNB’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of TNB or its accountants.

Section 3.11 Regulatory Matters.

(a) TNB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2009 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of TNB, and except as set forth in TNB Disclosure Schedule 3.11, no Governmental Authority has initiated any proceeding, or to the

Knowledge of TNB, investigation into the business or operations of TNB, since December 31, 2009. Other than as set forth in TNB Disclosure Schedule 3.11, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of TNB. TNB is “well-capitalized” as defined in applicable laws and regulations, and TNB has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b) Other than as set forth in TNB Disclosure Schedule 3.11, neither TNB, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. TNB has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.12 Legal Proceedings.

(a) Other than as set forth in TNB Disclosure Schedule 3.12, there are no pending or, to TNB’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TNB.

(b) TNB is not a party to any, nor are there any pending or, to TNB’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TNB in which, to the Knowledge of TNB, there is a reasonable probability of any material recovery against or other Material Adverse Effect on TNB or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon TNB, or the assets of TNB, and TNB has not been advised of, or is aware of, the threat of any such action.

Section 3.13 Compliance with Laws.

(a) TNB is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) TNB has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to TNB’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in TNB Disclosure Schedule 3.13, TNB has received, since December 31, 2009, no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to TNB’s Knowledge, do any grounds for any of the foregoing exist).

Section 3.14 Material Contracts; Defaults.

(a) Other than as set forth in TNB Disclosure Schedule 3.14, TNB is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of TNB to indemnification from TNB; (iii) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (iv) which materially restricts the conduct of any business by TNB. TNB has previously delivered to NHTB true, complete and correct copies of each such document.

(b) To its Knowledge, TNB is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by TNB is currently outstanding.

Section 3.15 Brokers. Neither TNB nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that TNB has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. A true, complete and correct copy of the engagement letter with Keefe, Bruyette & Woods, Inc. has been provided to NHTB.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of TNB (the “TNB Employees”) and current or former directors of TNB including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “TNB Benefit Plans”), are identified in TNB Disclosure Schedule 3.16. True and complete copies of all TNB Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any TNB Benefit Plans and all amendments thereto, have been provided to NHTB.

(b) All TNB Benefit Plans covering TNB Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each TNB Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “TNB Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of TNB, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such TNB Pension Plan under Section 401(a) of the Code. There is no pending or, to TNB’s Knowledge, threatened litigation relating to the TNB Benefit Plans. TNB has not engaged in a transaction with respect to any TNB Benefit Plan or TNB Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject TNB to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by TNB with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with TNB under Section 4001 of ERISA or Section 414 of the Code (a “TNB ERISA Affiliate”). TNB has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a TNB ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any TNB Pension Plan or by any TNB ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.

(d) All contributions required to be made under the terms of any TNB Benefit Plan have been timely made or have been reflected on the financial statements of TNB. No TNB Pension Plan or single-employer plan of a TNB ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no TNB ERISA Affiliate has an outstanding funding waiver. TNB has not provided, and is not required to provide, security to any TNB Pension Plan or to any single-employer plan of a TNB ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) TNB has no obligations for retiree health and life benefits under any TNB Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. TNB may amend or terminate any such TNB Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in TNB Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any TNB Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the TNB Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the TNB Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of TNB, or after the consummation of the transactions contemplated herby, NHTB or Surviving Bank, to merge amend, or terminate any of the TNB Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. TNB Disclosure Schedule 3.16(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of TNB who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any TNB Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

(g) Each TNB Benefit Plan that is a deferred compensation plan and any deferral elections thereunder are in substantial compliance with Section 409A of the Code, to the extent applicable.

(h) Each TNB Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of TNB Stock on the date of such grant, (iii) has a grant date identical to the date on which the TNB Board or the TNB’s compensation committee actually awarded it, (iv) is exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the TNB Tax Returns and the TNB Financial Statements, respectively.

Section 3.17 Labor Matters. TNB is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is TNB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel TNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to TNB’s Knowledge, threatened, nor is TNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) TNB and its owned real properties are in material compliance with all Environmental Laws. TNB is not aware of, nor has TNB received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of TNB with all Environmental Laws.

(b) TNB has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c) No Hazardous Substance exist on, about or within any of the owned real properties, nor to TNB’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that TNB makes and intends to make of the owned real properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of those properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to TNB’s Knowledge threatened against TNB relating in any way to any Environmental Law. TNB has no liability for remedial action under any Environmental Law. TNB has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the owned real properties or TNB Loan Property nor has TNB received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of the owned real properties or TNB Loan Property

Section 3.19 Tax Matters.

(a) TNB has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by TNB (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of TNB and which TNB is contesting in good faith. TNB is not the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on TNB Disclosure Schedule 3.19, neither TNB nor any its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where TNB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of TNB.

(b) TNB has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of TNB are pending with respect to TNB. TNB has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where TNB has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against TNB.

(d) TNB has provided NHTB with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to TNB for taxable periods ended December 31, 2011, 2010 and 2009. TNB has delivered to NHTB correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by TNB filed for the years ended December 31, 2011, 2010 and 2009. TNB has timely and properly taken such actions in response to and in compliance with notices TNB has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) TNB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) TNB has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). TNB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. TNB is not a party to or bound by any Tax allocation or sharing agreement. TNB (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than TNB) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of TNB (i) did not, as of the end of the most recent period covered by TNB’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in TNB’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TNB in filing its Tax Returns. Since the end of the most recent period covered by TNB’s call reports filed prior to the date hereof, TNB has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) TNB shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) TNB has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) TNB has not participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and TNB has not been notified of, or to TNB’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section 3.20 Investment Securities. TNB Disclosure Schedule 3.20 sets forth the book and market value as of June 30, 2012 of the investment securities, mortgage backed securities and securities held for sale of TNB, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by TNB or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by TNB, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. TNB has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of TNB, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in TNB Disclosure Schedule 3.21, no Derivative Transactions, were it to be a Loan held by TNB, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of TNB under or with respect to each such Derivative Transactions has been reflected in the books and records of TNB in accordance with GAAP consistently applied, and no open exposure of TNB with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists.

Section 3.22 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in TNB Disclosure Schedule 3.22(a), as of the date hereof, TNB is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of June 30, 2012, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of TNB, or to the Knowledge of TNB, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. TNB Disclosure Schedule 3.22(a) identifies (x) each Loan that as of June 30, 2012 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by TNB or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of TNB that as of June 30, 2012 was classified as other real estate owned (“OREO”) and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of TNB, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and TNB’s lending policies at the time of origination of such Loans and are complete and correct.

(d) Except as set forth in TNB Disclosure Schedule 3.22(d), TNB is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates TNB to repurchase from any such Person any Loan or other asset of TNB.

Section 3.23 Tangible Properties and Assets.

(a) TNB Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by TNB. Except as set forth in TNB Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, TNB has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) TNB Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which TNB uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, TNB has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by TNB of, or material default by TNB in, the performance of any covenant, agreement or condition contained in any Lease, and to TNB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on TNB Disclosure Schedule 3.23(b), there is no pending or, to TNB’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that TNB uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. TNB has paid all rents and other charges to the extent due under the Leases.

Section 3.24 Intellectual Property. TNB Disclosure Schedule 3.24 sets forth a true, complete and correct list of all TNB Intellectual Property. TNB owns or has a valid license to use all TNB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). TNB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of TNB as currently conducted. TNB Intellectual Property owned by TNB, and to the Knowledge of TNB, all other TNB Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and TNB has not received notice challenging the validity or enforceability of TNB Intellectual Property. To the Knowledge of TNB, the conduct of the business of TNB does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Transactions will not result in the loss or impairment of the right of TNB to own or use any of the TNB Intellectual Property.

Section 3.25 Fiduciary Accounts. Since December 31, 2008, TNB has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither TNB nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Insurance.

(a) TNB Disclosure Schedule 3.26(a) identifies all of the material insurance policies, binders, or bonds currently maintained by TNB, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. TNB is insured with reputable insurers against such risks and in such amounts as the management of TNB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, TNB is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) TNB Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all TNB owned life insurance (“BOLI”) owned by TNB, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the TNB Financial Statements in accordance with GAAP.

Section 3.27 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.28 Fairness Opinion. The TNB Board has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of TNB Stock from a financial point of view.

Section 3.29 Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of TNB to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to NHTB included in the Proxy Statement/Prospectus.

Section 3.30 Small Business Lending Fund. TNB is current on all dividends payable under the SBLF Program.

Section 3.31 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NHTB

Section 4.01 Making of Representations and Warranties. Except as set forth in the NHTB Disclosure Schedule, NHTB hereby represents and warrants to TNB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority of NHTB. NHTB is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended. NHTB has full corporate power and authority to carry on its business as now conducted. NHTB is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Articles of Incorporation and Bylaws of NHTB, copies of which have been made available to TNB, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03 Organization, Standing and Authority of Bank. Bank is a federally-chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Bank when due. Bank is a member in good standing of each of the Federal Reserve System and the FHLB and owns the requisite amount of stock of each as set forth on NHTB Disclosure Schedule 4.03. The Articles of Agreement and Bylaws of Bank, copies of which have been made available to TNB, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04 NHTB Capital Stock. The authorized capital stock of NHTB consists of 10,000,000 shares of NHTB Stock, of which 5,907,402 shares are outstanding as of the date hereof, and 2,500,000 shares of preferred stock, of which 20,000 shares are outstanding. As of the date hereof, 425,279 shares of NHTB Stock are held in treasury by NHTB. The outstanding shares of NHTB Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the NHTB Option Plans pursuant to which there are outstanding options to acquire 301,042 shares of NHTB Stock, and (b) the NHTB Stock to be issued pursuant to this Agreement, NHTB does not have any Rights issued or outstanding with respect to NHTB Stock and NHTB does not have any commitments to authorize, issue or sell any NHTB Stock or Rights.

Section 4.05 Subsidiaries. Except as set forth on NHTB Disclosure Schedule 4.05, NHTB does not, directly or indirectly, own or control any Affiliate. Except as disclosed on NHTB Disclosure Schedule 4.05, NHTB does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by NHTB has not been conducted through any other direct or indirect Subsidiary or Affiliate of NHTB. No such equity investment identified in NHTB Disclosure Schedule 4.05 is prohibited by the State of New Hampshire, the NHBD or the OCC.

Section 4.06 Corporate Power; Minute Books. Each of NHTB and Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of NHTB and Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of NHTB contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of NHTB and the NHTB Board (including committees of the NHTB Board).

Section 4.07 Execution and Delivery. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of NHTB and the NHTB Board on or prior to the date hereof. NHTB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Bank, this Agreement is a valid and legally binding obligation of NHTB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NHTB or any of its Subsidiaries in connection with the execution, delivery or performance by NHTB or Bank of this Agreement, or to consummate the transactions contemplated hereby, except for filings of applications or notices with, and consents, approvals or waivers by, the FRB, the OCC and the NHDB, as may be required. As of the date hereof, NHTB is not aware of any reason why the approvals set forth above will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by NHTB, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of NHTB or any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NHTB or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NHTB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which NHTB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Financial Statements. NHTB has previously made available to Bank copies of (a) the consolidated statements of condition of NHTB and its Subsidiaries as of December 31 for the fiscal years 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2011, 2010 and 2009, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., the independent registered public accounting firm of NHTB, and (ii) the unaudited consolidated statements of condition of NHTB and its Subsidiaries as of June 30, 2012 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the six-month period then ended (the “NHTB Financial Statements”). The NHTB Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of NHTB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of NHTB and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Shatswell, MacLeod & Company, P.C. has not resigned or been dismissed as independent public accountants of NHTB as a result of or in connection with any disagreements with NHTB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.10 Absence of Certain Changes or Events. Except as reflected in NHTB’s unaudited balance sheet as of June 30, 2012, since December 31, 2011, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NHTB.

Section 4.11 Financial Controls and Procedures. During the periods covered by the NHTB Financial Statements, NHTB has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of NHTB’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of NHTB or its accountants.

Section 4.12 Regulatory Matters.

(a) NHTB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2009 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of NHTB, no Governmental Authority has initiated any proceeding, or to the Knowledge of NHTB, investigation into the business or operations of NHTB, since December 31, 2009. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Bank. Bank is “well-capitalized” as defined in applicable laws and regulations, and Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b) NHTB has timely filed with the SEC and NASDAQ all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

(c) Neither NHTB, nor any of its properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. NHTB has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.13 Legal Proceedings.

(a) Other than as set forth in NHTB Disclosure Schedule 4.13, there are no pending or, to NHTB’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NHTB.

(b) NHTB is not a party to any, nor are there any pending or, to NHTB’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NHTB in which, to the Knowledge of NHTB, there is a reasonable probability of any material recovery against or other Material Adverse Effect on NHTB or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon NHTB, or the assets of NHTB, and NHTB has not been advised of, or is aware of, the threat of any such action.

Section 4.14 Compliance With Laws.

(a) NHTB is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) NHTB has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to NHTB’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) NHTB has received, since December 31, 2009, no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to NHTB’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.15 Brokers. Neither NHTB nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that NHTB has engaged, and will pay a fee or commission to, Sterne, Agee & Leach, Inc. A true, complete and correct copy of the engagement letter with Sterne, Agee & Leach, Inc. has been previously delivered to TNB.

Section 4.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of NHTB and its Subsidiaries and current or former directors of NHTB and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “NHTB Benefit Plans”), are identified in NHTB Disclosure Schedule 4.16.

(b) To the Knowledge of NHTB, each NHTB Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each NHTB Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and NHTB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of NHTB, threatened action, suit or claim relating to any of the NHTB Benefit Plans (other than routine claims for benefits). Neither NHTB nor any of its Subsidiaries have engaged in a transaction, or omitted to take any action, with respect to any NHTB Benefit Plan that would reasonably be expected to subject NHTB or any Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by NHTB or any Subsidiary with respect to any NHTB Benefit Plan which is subject to Title IV of ERISA (“NHTB Defined Benefit Plan”) currently or formerly maintained by NHTB or any entity which is considered one employer with NHTB under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “NHTB ERISA Affiliate”). Neither NHTB nor any NHTB ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any NTHB Defined Benefit Plan or by any NHTB ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No NHTB Defined Benefit Plan or single-employer plan of any NHTB ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. NHTB has not provided, and is not required to provide, security to any NHTB Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(d) All material contributions required to be made under the terms of any NHTB Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on NHTB’s consolidated financial statements to the extent required by GAAP. NHTB and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable NHTB Benefit Plan for financial reporting purposes as required by GAAP.

Section 4.17 Tax Matters.

(a) NHTB has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by NHTB (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of NHTB and which NHTB is contesting in good faith. NHTB is not the beneficiary of any extension of time within which to file any Tax Return, and neither NHTB nor any of its subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where NHTB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of NHTB.

(b) NHTB has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of NHTB are pending with respect to NHTB. NHTB has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where NHTB has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against NHTB.

Section 4.18 Financial Ability. On the Effective Date, NHTB will have all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of TNB Stock pursuant to Article II hereof.

Section 4.19 NHTB Stock. The shares of NHTB Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.20 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of TNB. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of NHTB, TNB shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. TNB will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and NHTB the present services of the current officers and employees of TNB and (iii) preserve for itself and NHTB the goodwill of the customers of TNB and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the TNB Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by NHTB, TNB shall not:

(a) Capital Stock. Other than pursuant to stock options, warrants or stock-based awards outstanding as of the date hereof and listed in the TNB Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any TNB Stock, or obligate itself to purchase, retire or redeem, any of its shares of TNB Stock (except to the extent necessary to effect a cashless exercise of TNB Options outstanding on the date hereof).

(b) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of TNB Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of TNB or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than three percent (3%) with respect to any individual officer, director or employee and provided further that any increases, either singularly or in the aggregate, shall be consistent with TNB’s 2012 budget, a copy of which has been made available to NHTB, (ii) TNB shall be permitted to make cash contributions to the TNB 401(k) Plan in the ordinary course of business consistent with past practice, and (iii) TNB shall be permitted to pay accrued bonuses at the Closing consistent with past practice and prorated through the Closing Date.

(d) Hiring. Hire any person as an employee of TNB or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on TNB Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $50,000 and whose employment is terminable at the will of TNB, as applicable.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to NHTB, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on TNB Disclosure Schedule 5.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of TNB.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to TNB taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Other than as set forth on TNB Disclosure Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend TNB’s Articles of Agreement or Bylaws.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which TNB is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by TNB of an amount which exceeds $25,000 and/or would impose any material restriction on the business of TNB.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on TNB Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with TNB’s loan policies and procedures in effect as of the date hereof; provided, however, that the prior notification and approval of NHTB is required for any new origination in excess of $1,000,000. For purposes of this Section 5.01(r), consent shall be deemed given unless NHTB objects within 48 hours of notification.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by TNB under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Insurance. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of NHTB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of TNB, NHTB will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 TNB Shareholder Approval. TNB agrees to take, in accordance with applicable law, the Articles of Agreement of TNB and the Bylaws of TNB, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by TNB’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “TNB Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. TNB agrees to use its best efforts to convene the TNB Meeting within thirty-five (35) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of TNB pursuant to Section 5.08, and in any event shall convene the TNB Meeting within forty-five (45) days after such mailing. Except with the prior approval of NHTB, no other matters shall be submitted for the approval of TNB shareholders at the TNB Meeting. The TNB Board shall at all times prior to and during the TNB Meeting recommend adoption of this Agreement by the shareholders of TNB and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to NHTB or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of TNB for their approval at the TNB Meeting and nothing contained herein shall be deemed to relieve TNB of such obligation.

Section 5.05 Merger Registration Statement; Proxy Statement/Prospectus. For the purposes of (x) registering NHTB Stock to be offered to holders of TNB Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the TNB Meeting, NHTB shall draft and prepare, and TNB shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by NHTB in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. NHTB shall provide TNB and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. NHTB shall file the Merger Registration Statement with the SEC. Each of NHTB and TNB shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and TNB shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders. NHTB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and TNB shall furnish to NHTB all information concerning TNB and the holders of TNB Stock as may be reasonably requested in connection with such action.

Section 5.06 Cooperation and Information Sharing. TNB shall provide NHTB with any information concerning TNB that NHTB may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to TNB promptly copies of all correspondence between it or any of its representatives and the SEC. NHTB shall provide TNB and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NHTB and TNB agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. TNB agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of TNB Stock entitled to vote at the TNB Meeting at the earliest practicable time.

Section 5.07 Supplements or Amendment. TNB and NHTB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, TNB shall cooperate with NHTB in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and NHTB shall file an amended Merger Registration Statement with the SEC, and each of NHTB and TNB shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

Section 5.08 Regulatory Approvals. Each of TNB and NHTB will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. TNB and NHTB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of NHTB, TNB, or TNB to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, NHTB, TNB, and TNB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09 Press Releases. TNB and NHTB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. TNB and NHTB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.

(a) TNB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford NHTB and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of TNB and to such other information relating to TNB as NHTB may reasonably request and, during such period, it shall furnish promptly to NHTB all information concerning the business, properties and personnel of TNB as NHTB may reasonably request.

(b) All information furnished to NHTB by TNB pursuant to Section 5.10(a) shall be subject to, and NHTB shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of April 10, 2012, by and between TNB and NHTB (the “Confidentiality Agreement”).

(c) No investigation by NHTB of the business and affairs of TNB shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of NHTB to consummate the transactions contemplated by this Agreement.

Section 5.11 No Solicitation by TNB.

(a) From the date of this Agreement through the Effective Time, TNB shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that, (x) the TNB Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of TNB to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.11(a) that the TNB Board believes in good faith is a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) day period following NHTB’s notification of the Superior Proposal, TNB and its advisors shall have negotiated in good faith with NHTB to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (y) TNB provides notice to NHTB of its decision to take such action in accordance with the requirements of Section 5.11(b), TNB may (1) furnish information with respect to

TNB to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by TNB after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to NHTB than, the terms contained in any such agreement between TNB and NHTB, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 5.04.

(b) TNB shall notify NHTB promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to TNB or for access to the properties, books or records of TNB by any Person that informs the TNB Board or a member of the senior management of TNB that it is considering making, or has made, an Acquisition Proposal. Such notice to NHTB shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of TNB, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. TNB shall keep NHTB fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. TNB also shall promptly, and in any event within twenty-four (24) hours, notify NHTB, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.11(a).

(c) TNB shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than NHTB) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than NHTB who have been furnished confidential information regarding TNB in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. TNB agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which TNB is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d) TNB shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of TNB are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of TNB, at the direction or with the consent of TNB, shall be deemed to be a breach of this Section 5.11 by TNB.

Section 5.12 Certain Policies. Prior to the Effective Date, TNB shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of NHTB; provided, however, that TNB shall not be obligated to take any action pursuant to this Section 5.12 unless and until NHTB acknowledges, and TNB is satisfied, that all conditions to TNB’s obligation to consummate the Merger have been satisfied and that NHTB shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by TNB pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of TNB or its management with any such adjustments.

Section 5.13 Indemnification.

(a) From and after the Effective Time, NHTB (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of TNB, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of TNB or is or was serving at the request of TNB as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of TNB, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the Transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Bylaws of NHTB as in effect on the date hereof (subject to change as required by law). NHTB’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, NHTB shall use its reasonable best efforts to cause the persons serving as directors and officers of TNB immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by TNB (provided that NHTB may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to TNB’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall NHTB be required to expend in any one year more than an amount equal to 150% of the current annual amount expended by TNB to maintain such insurance (the “Insurance Amount”), and further provided that if NHTB is unable to maintain or obtain the insurance called for by this Section 5.13(c) as a result of the preceding provision, NHTB shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d) If NHTB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of NHTB shall assume the obligations set forth in this Section 5.13.

Section 5.14 Employees; Benefit Plans.

(a) Following the Closing Date, NHTB may choose to maintain any or all of the TNB Benefit Plans in its sole discretion and TNB shall cooperate with NHTB in order to effect any plan terminations to be made as of the Effective Time. However, for any TNB Benefit Plan terminated for which there is a comparable NHTB Benefit Plan of general applicability, NHTB shall take all reasonable action so that employees of TNB shall be entitled to participate in such NHTB Benefit Plan to the same extent as similarly-situated employees of NHTB (it being understood that inclusion of the employees of TNB in the NHTB Benefit Plans may occur at different times with respect to different plans). NHTB shall cause each NHTB Benefit Plan in which employees of TNB are eligible to participate to take into account for purposes of eligibility and vesting under the NHTB Benefit Plans (but not for purposes of benefit accrual) the service of such employees with TNB to the same extent as such service was credited for such purpose by TNB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of NHTB to amend or terminate any of the TNB Benefit Plans or NHTB Benefit Plans (including the frozen defined benefit plan maintained by NHTB) in accordance with their terms at any time; provided, however, that NHTB shall continue to maintain the TNB Benefit Plans (other than stock-based or incentive plans) for which there is a comparable NHTB Benefit Plan until the TNB Employees are permitted to participate in the NHTB Benefit Plans, unless such NHTB Benefit Plan has been frozen or terminated with respect to similarly situated employees of NHTB or any Subsidiary of NHTB.

(b) NHTB shall assume and honor, under the vacation policies of TNB, as disclosed on TNB Disclosure Schedule 3.16, the accrued but unused vacation time of employees of the Surviving Bank who were employees of TNB prior to the Effective Time.

(c) If employees of TNB become eligible to participate in a medical, dental or health plan of NHTB upon termination of such plan of TNB, NHTB shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of NHTB, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous TNB Benefit Plan prior to the Effective Time.

(d) Any employee of TNB (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of NHTB (but by and in the sole discretion of TNB) prior to the Effective Time, or is terminated by NHTB or a Subsidiary of NHTB within six (6) months following the Effective Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service (including all service with TNB, NHTB and any Subsidiary of NHTB), with a minimum of four (4) and a maximum of twenty-six (26) weeks of base pay.

(e) Concurrently with the execution of this Agreement, TNB shall obtain from each of the individuals named in TNB Disclosure Schedule 5.14(e) an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amount of such payment to be specified in TNB Disclosure Schedule 5.14(e)) and pay such amounts to such individuals who are employed at the Effective Time pursuant to the terms of the Settlement Agreement. As to, and only as to, each individual who enters into a Settlement Agreement, NHTB acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such employment agreements. Any officer or employee of TNB who is a party to a Settlement Agreement shall be entitled to receive the benefits payable or to be otherwise provided pursuant to the terms of such Settlement Agreement, and NHTB agrees to provide the non-cash benefits, if any, pursuant to the terms of the Settlement Agreement.

(f) Concurrently with the execution of this Agreement, NHTB and/or Surviving Bank is entering into a change of control agreement with Mr. G. Frank Teas in the form attached hereto as Exhibit C to be effective as of the Effective Time.

(g) NHTB and TNB shall provide a retention pool in an amount disclosed in NHTB Disclosure Schedule 5.14(g) to certain employees of TNB to be designated by NHTB in consultation with TNB. Such designated employees will enter into retention agreement to be agreed upon by NHTB and TNB.

Section 5.15 Notification of Certain Changes. NHTB and TNB shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by TNB or NHTB, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, TNB will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of NHTB and to report the general status of the ongoing operations of TNB. Without limiting the foregoing, TNB agrees to provide NHTB (i) a copy of each report filed by TNB with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in TNB Disclosure Schedule 3.14.

Section 5.17 Board Packages. TNB shall distribute a copy of the TNB Board package, including the agenda and any draft minutes, to NHTB at the same time and in the same manner in which it distributes a copy of such packages to the TNB Board; provided, however, that TNB shall not be required to copy NHTB on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of TNB or any other matter that the TNB Board has been advised of by counsel that such distribution to NHTB may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18 Transition; Informational Systems Conversion. From and after the date hereof, NHTB and TNB shall use their reasonable best efforts to facilitate the integration of TNB with the business of NHTB following consummation of the Transactions, and shall meet on a regular basis to discuss and plan for the conversion of TNB’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by NHTB and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of TNB’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by TNB in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. TNB shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that NHTB shall indemnify TNB for any reasonable out-of-pocket fees, expenses or charges that TNB may incur as a result of taking, at the request of NHTB, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by NHTB and/or TNB in accordance with Section 7.01(a), 7.01(b), 7.01(c) or 7.01(f), or by TNB only in accordance with Section 7.01(d), 7.01(e) or 7.01(g), NHTB shall indemnify TNB for any reasonable fees, expenses or charges related to reversing the Informational Systems Conversion.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of TNB and NHTB to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of NHTB Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Tax Opinions. NHTB shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to NHTB, dated as of the Closing Date, and TNB shall have received a letter setting forth the written opinion of Hinckley, Allen & Snyder LLP, in form and substance reasonably satisfactory to TNB, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 6.02 Conditions to Obligations of NHTB. The obligations of NHTB to consummate the Merger also are subject to the fulfillment or written waiver by NHTB prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of TNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on TNB or the Surviving Bank. NHTB shall have received a certificate, dated the Closing Date, signed on behalf of TNB by the Chief Executive Officer of TNB to such effect.

(b) Performance of Obligations of TNB. TNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NHTB shall have received a certificate, dated the Closing Date, signed on behalf of TNB by the Chief Executive Officer of TNB to such effect.

(c) Adverse Regulatory Conditions. No regulatory approval referred to in Section 6.01(b) hereof shall contain any condition, restriction or requirement which the Board of Directors of NHTB reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that NHTB would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(d) Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and executive officer of TNB concurrently with TNB’s execution and delivery of this Agreement.

(e) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of TNB Stock.

(f) Warrants Approval. The holders of 80% or more of the TNB Warrants shall have approved an amendment to the TNB Warrants to permit the receipt of the consideration described in Section 2.13 for cancellation of the TNB Warrants.

(g) Other Actions. TNB shall have furnished NHTB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as NHTB may reasonably request.

Section 6.03 Conditions to Obligations of TNB. The obligations of TNB to consummate the Merger also are subject to the fulfillment or written waiver by TNB prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of NHTB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on NHTB. TNB shall have received a certificate, dated the Closing Date, signed on behalf of NHTB by the Chief Executive Officer and the Chief Financial Officer of NHTB to such effect.

(b) Performance of Obligations of NHTB. NHTB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TNB shall have received a certificate, dated the Closing Date, signed on behalf of NHTB by the Chief Executive Officer and the Chief Financial Officer of NHTB to such effect.

(c) Other Actions. NHTB shall have furnished TNB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as TNB may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither NHTB nor TNB may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to Section 6.04.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of NHTB and TNB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By NHTB or TNB, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either NHTB or TNB (provided, in the case of TNB, that it shall not be in material breach of any of its obligations under Section 5.05), if the approval of the shareholders of TNB required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either NHTB or TNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by NHTB) or Section 6.03(a) (in the case of a breach of a representation or warranty by TNB).

(e) Breach of Covenants. By either NHTB or TNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by TNB) or Section 6.03(b) in the case of a breach of a representation or warranty by NHTB).

(f) Delay. By either NHTB or TNB if the Merger shall not have been consummated on or before March 31, 2013 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc. By NHTB or TNB, if (i) TNB shall have breached its obligations under Section 5.12, (ii) the TNB Board shall have failed to make its recommendation referred to in Section 5.05, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of NHTB, (iii) the TNB Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than NHTB or a Subsidiary of NHTB or (iv) TNB shall have materially breached its obligations under Section 5.05 by failing to call, give notice of, convene and hold the TNB Meeting in accordance with Section 5.05.

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by NHTB while structuring and pursuing the Merger, the parties hereto agree that TNB shall pay to

NHTB a termination fee of $775,000 within three (3) Business Days after written demand for payment is made by NHTB, following the occurrence of any of the events set forth below:

(a) NHTB or TNB terminates this Agreement pursuant to Section 7.01(g); or

(b) TNB enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving TNB within eighteen (18) months following the termination of this Agreement by NHTB pursuant to Section 7.01(d) or Section 7.01(e) because of a willful breach by TNB after an Acquisition Proposal has been publicly announced or otherwise made known TNB.

Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.10(b), 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the TNB Meeting no amendment shall be made which by law requires further approval by the shareholders of TNB without obtaining such approval.

Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between NHTB and TNB; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to NHTB:

New Hampshire Thrift Bancshares, Inc. 9 Main Street Newport, New Hampshire 03773
Attention:	Stephen R. Theroux
President and Chief Executive Officer
Fax:	(603) 863-9571

With a copy to:

Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, DC 20004
Attention:	Richard A. Schaberg
Fax:	(202) 637-5910

If to TNB:

The Nashua Bank
188 Main Street
Nashua, New Hampshire 03060
Attention:	G. Frank Teas
President and Chief Executive Officer
Fax:	(603) 882-2440

With a copy to:

Hinckley, Allen & Snyder LLP 20 Church Street Hartford, CT 06103
Attention:	William W. Bouton III
Fax:	(860) 331-2627

Section 8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Plan of Merger, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce NHTB’s obligation under Section 5.12, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving TNB: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of TNB in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 10% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the States of New Hampshire are authorized or obligated to close.

“Certificate” means any certificate that immediately prior to the Effective Time represents shares of TNB Stock.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such exchange agent as may be designated by NHTB and reasonably acceptable to TNB to act as agent for purposes of conducting the exchange procedures described in Article II.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve Bank.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person.

“Material Adverse Effect” means (a) with respect to TNB, any effect that is material and adverse to the financial position, results of operations or business of TNB or that would materially impair the ability of TNB to perform its obligations under this Agreement or otherwise materially impairs the ability of TNB to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions (including interest rates) affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken with the prior consent of NHTB or as otherwise expressly permitted or contemplated by this Agreement; and (vii) exclusive of the performance of TNB’s investment portfolio; and (b) with respect to NHTB, any effect that materially impairs the ability of NHTB to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impairs the ability of NHTB to consummate the transactions contemplated by this Agreement.

“Merger Consideration” means the cash or NHTB Stock, or combination thereof, in an aggregate per share amount to be paid by NHTB for each share of TNB Stock, pursuant to the terms of Article II.

“NASDAQ” means The Nasdaq Stock Market, LLC.

“NHBD” means the State of New Hampshire Banking Department.

“NHTB Board” means the Board of Directors of NHTB.

“NHTB Disclosure Schedule” means the disclosure schedule delivered by NHTB to TNB on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“NHTB Option Plans” means the New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan and the New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan.

“NHTB Share Price” means the average of the closing sales prices of one share of NHTB Stock for the ten (10) trading days immediately preceding the Determination Date on NASDAQ as reported by The Wall Street Journal.

“NHTB Stock” means the common stock, par value $0.01 per share, of NHTB.

“OCC” means the Office of the Comptroller of the Currency.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by

NHTB and TNB and as delivered to holders of TNB Stock in connection with the solicitation of their approval of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of TNB Stock then outstanding or all or substantially all of the assets of TNB and otherwise (a) on terms which the TNB Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to TNB’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the TNB Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“TNB Board” means the Board of Directors of TNB.

“TNB Disclosure Schedule” means the disclosure schedule delivered by TNB to NHTB on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“TNB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of TNB.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Stephen R. Theroux
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

THE NASHUA BANK

By:	/s/ Stephen J. Frasca
Name:	Stephen J. Frasca
Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Voting Agreement

This VOTING AGREEMENT (this “Agreement”) is dated as of August     , 2012, by and between the undersigned holder (“Shareholder”) of common stock, par value $1.00 per share (“TNB Common Stock”) of The Nashua Bank, a New Hampshire-chartered trust company (“TNB”), and New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“NHTB”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, NHTB and TNB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Bank shall merge with and into Lake Sunapee Bank, fsb, a federally chartered savings bank and wholly owned subsidiary of NHTB, and in connection therewith, each outstanding share of TNB Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder owns the shares of TNB Common Stock identified on Exhibit A hereto (such shares, together with all shares of TNB Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of NHTB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of TNB, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by NHTB, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum;

(b)	vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TNB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement; and

(c)	in the undersigned’s capacity as a warrant holder, vote (or cause to be voted) in favor of an amendment to the outstanding warrants of TNB to permit the receipt of the Cash Consideration (as defined in the Merger Agreement).

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as NHTB may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with NHTB as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by NHTB, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of TNB other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation by Shareholder is made thereby pursuant to the terms hereof. Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint NHTB with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of TNB, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of TNB taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of TNB, shall not, nor shall such

Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than NHTB) any information or data with respect to TNB or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of TNB’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of TNB that takes any action in support of an Acquisition Proposal.

Section 6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to NHTB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, NHTB will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that NHTB has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with NHTB’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, NHTB shall have the right to inform any third party that NHTB reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of NHTB hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with NHTB set forth in this Agreement may give rise to claims by NHTB against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of TNB, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of TNB or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of TNB.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:
Name:	Stephen R. Theroux
Title:	Chairman and Chief Executive Officer

SHAREHOLDER

Name:

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF TNB COMMON STOCK BENEFICIALLY OWNED

Exhibit B

Plan of Bank Merger

This PLAN OF BANK MERGER (this “Agreement”) is dated as of August     , 2012 by and between Lake Sunapee Bank, fsb, a federally chartered savings bank whose main office is located in Newport, New Hampshire (“Bank”), and The Nashua Bank, a New Hampshire-chartered trust company whose main office is located in Nashua, New Hampshire (“TNB”).

WHEREAS, Bank is the wholly owned subsidiary of New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“NHTB”);

WHEREAS, NHTB desires that TNB merge with and into Bank pursuant to the Agreement and Plan of Merger, dated as of August 1, 2012, by and between NHTB and TNB (the “Merger Agreement”); and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TNB and Bank hereto agree as follows:

Section 1. The Merger. Subject to the terms and conditions set forth in this Agreement and in the Merger Agreement, pursuant to applicable federal laws and regulations, at the Effective Time (as defined herein), TNB shall merge with and into Bank (the “Merger”). Bank shall be the surviving entity (sometimes referred to herein as the “Surviving Bank”) of the Merger and shall continue its corporate existence as a stock savings bank chartered and regulated by the Office of the Comptroller of the Currency (the “OCC”) following consummation of the Merger. Upon consummation of the Merger, the separate corporate existence of TNB shall cease.

(a) Effective Time: Closing Date. A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Hogan Lovells US LLP in Washington, D.C., or such other place as the parties may mutually agree upon, at such time and on such date as Bank shall designate, which date shall be the Effective Date.

(b) Name and Purpose. At the Effective Time, the name of the Surviving Bank shall be “Lake Sunapee Bank, fsb.” The purpose of the Surviving Bank shall be to exist as a federally chartered savings bank and to engage in activities incidental thereto in a manner consistent with federal law.

(c) Charter. From and after the Effective Time, the charter of Bank, a federal stock savings bank, and as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Bank until amended in accordance with applicable law.

(d) Bylaws. From and after the Effective Time, the bylaws of Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

(e) Capital Stock. From and after the Effective Time, (i) each share of TNB Stock issued and outstanding immediately prior to the Effective Time shall be converted in to the right to receive Merger Consideration pursuant to the terms of Article II of the Merger Agreement, and (ii) each share of common stock, par value $1.00 per share, of Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Merger, until thereafter amended in accordance with applicable law and the charter of the Surviving Bank.

(f) Directors. The directors of the Surviving Bank immediately after the Effective Time shall consist of the directors of Bank in office immediately prior to the Effective Time. In addition, the number of persons constituting the Board of Directors of the Surviving Bank shall be increased by two directors to be selected by NHTB and agreed to by TNB shall be appointed to the Board of Directors of the Surviving Bank and shall serve as a member of the Board of Directors of the Surviving Bank until at least the third anniversary of the Effective Date. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(g) Officers. The officers of the Surviving Bank shall consist of the officers of Bank, in office immediately prior to the Effective Time. Each of the officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

Section 2. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in the applicable provisions of the regulations of the OCC.

(a) Surviving Bank. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of TNB and Bank and thereupon and thereafter all the property, rights, privileges, powers and franchises of TNB and of Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of TNB and of Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. Any reference to either of TNB or Bank in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of TNB or Bank is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of TNB or Bank if the Merger had not occurred.

(b) Deposits. All deposit accounts of TNB shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Bank shall be provided by the Surviving Bank to each deposit account holder of TNB, as necessary, after consummation of the Merger. All deposit accounts of Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(c) Offices. At the Effective Time, the main office of the Surviving Bank shall be located in Newport, New Hampshire. The former office of TNB shall be operated “The Nashua Bank, a division of Lake Sunapee Bank” immediately following the Effective Time.

Section 3. Approvals Required. The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including, but not limited to, the approvals of the FRB, the OCC and the NHTB, as may be required, and the expiration of all applicable waiting periods with respect to the Merger. The shareholders of TNB and of Bank shall have taken appropriate action to vote to approve this Agreement and the Merger.

Section 4. Conditions Precedent. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; and (ii) the approval of this Agreement by the shareholders of TNB and the approval of this Agreement by NHTB in its capacity as sole shareholder of Bank.

Section 5. Representations. Each of TNB and Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6. Effective Date and Effective Time. The Merger provided for herein shall become effective upon the acceptance by the OCC of the filing of articles of combination pursuant to 12 C.F.R. § 552.13.(j). The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the OCC on the articles of combination.

Section 7. Amendments. To the extent permitted by applicable federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

Section 8. Termination. Consummation of the Merger contemplated hereunder is conditioned upon the satisfaction of all conditions set forth in Article VI of the Merger Agreement. This Agreement shall terminate and forthwith become void automatically and without any action on the part of TNB or Bank immediately upon the termination of the Merger Agreement in accordance with Article VII thereof and, except as set forth in Article VII of the Merger Agreement, there shall be no further liability on the part of TNB or Bank upon such termination.

Section 9. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10. Successors. This Agreement shall be binding on the successors of TNB and Bank.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America, except to the extent Delaware law governs, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

LAKE SUNAPEE BANK, fsb

By:
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

THE NASHUA BANK

By:
Name:	Stephen J. Frasca
Title:	Chairman of the Board

EXHIBIT C

FORM OF ONE-YEAR CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made and entered into as of August 1, 2012 by and among LAKE SUNAPEE BANK, FSB (the “Bank”), NEW HAMPSHIRE THRIFT BANCSHARES, INC. (the “Company”) and G. Frank Teas (the “Officer”).

INTRODUCTORY STATEMENT

The Bank and the Company are entering into an Agreement and Plan of Merger dated as of even date herewith with the employer of the Officer (the “Merger Agreement”) with the Officer to continue employment following the Closing Date. The Board of Directors has concluded that it is in the best interests of the Bank, the Company and their shareholders to establish a working environment for the Officer which minimizes the personal distractions that might result from possible business combinations in which the Company or the Bank might be involved in future following the Closing Date. To this end, the Bank has decided to provide the Officer with assurance that his compensation will be continued for a minimum period of one (1) year following termination of employment as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii) (the “Assurance Period”) if his employment terminates under specified circumstances related to a business combination. The Board of Directors of the Bank has decided to formalize this assurance by entering into this Change of Control Agreement with the Officer. The Board of Directors of the Company has authorized the Company to guarantee the Bank’s obligations under this Agreement. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

The terms and conditions which the Bank, the Company and the Officer have agreed to are as follows.

AGREEMENT

Section 1.	Term; Change of Control and Pending Change of Control Defined.

(a) This Agreement shall take effect as of the Closing Date and shall be in effect during the period (the “Term”) beginning on the Closing Date and ending on the first anniversary of the date on which the Bank notifies the Officer of its intent to discontinue the Agreement (the “Initial Expiration Date”) or, if later, the first anniversary of the latest Change of Control or Pending Change of Control, as defined below, that occurs after the Closing Date and before the initial Expiration Date. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement

(b) For all purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company with one (1) or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Company after the date of this Agreement either:

(1) upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders of the Board of Directors of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters or the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of the Company; or

(v) any event which would be described in section 1(b)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 1(b), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(c) For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control; provided, however, that the Change of Control contemplated does, in fact, occur.

Section 2.	Discharge Prior to a Pending Change of Control

The Bank may discharge the Officer at any time prior to the occurrence of a Pending Change of Control for any reason or for no reason. In such event:

(a) The Bank shall pay to the Officer (or, in the event of his death, his estate) his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the date of the Officer’s termination of employment.

(b) The Bank shall provide the benefits, if any, due to the Officer (or, in the event of his death, his estate, surviving dependents or his designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Bank. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs; provided, however, that such benefits shall, if and to the extent necessary to except such benefits from section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”), be paid within 2 1/2 months following the end of the taxable year of the Officer, Bank or the Company, whichever is longer, in which the termination event occurs.

The payments and benefits described in sections 2(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.” In addition, the Officer, the Company and the Bank agree that the termination benefits described in this sections 2(a) and (b) are intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”) pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals.

Section 3.	Termination of Employment Due to Death

The Officer’s employment with the Bank shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Officer’s death. In such event, the Bank shall pay and deliver to his estate and surviving dependents and beneficiaries, as applicable, the Standard Termination Entitlements.

Section 4.	Termination Due to Disability after Change of Control or Pending Change of Control.

The Bank may terminate the Officer’s employment during the Term and after the occurrence of a Change of Control or a Pending Change of Control upon a determination, by a majority vote of the members of the Board of Directors of the Bank, acting in reliance on the written advice of a medical professional acceptable to it, that the Officer is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Officer from performing his assigned duties on a substantially full-time basis for a period of at least ninety (90) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Officer from performing his assigned duties on a substantially full-time basis for a period of at least ninety (90) days during the period of one (1) year beginning with the date of the determination. In such event:

(a) The Bank shall pay and deliver to the Officer (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b) In addition to the Standard Termination Entitlements, the Bank shall continue to pay the Officer his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of (i) the expiration of ninety (90) days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Bank (the “LTD Eligibility Date”); (iii) the date of his death; (iv) the expiration of the Assurance Period (the “Initial Continuation Period”); and (v) within 2 months following the end of the taxable year of the Officer, Bank or the Company, whichever is longer, in which the termination event occurs. If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Bank shall continue to pay the Officer his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Assurance Period.

A termination of employment due to disability under this section 4 shall be effected by a notice of termination given to the Officer by the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Officer.

The Officer, the Company and the Bank agree that the termination benefits described in section 4(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(a)(5) as disability pay.

Section 5.	Discharge with Cause after Change of Control or Pending Change of Control

(a) The Bank may terminate the Officer’s employment with “Cause” during the Term and after the occurrence of a Change of Control or Pending Change of Control, but a termination shall be deemed to have occurred with “Cause” only if:

(i) the Board of Directors of the Bank and the Board of Directors of the Company, by separate majority votes of their entire membership, determine that the Officer should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement; and

(ii) at least forty-five (45) days prior to the vote contemplated by section 1(b)(i), the Bank has provided the Officer with notice of its intent to discharge the Officer for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and

(iii) after the giving of the Notice of Intent to Discharge and before the taking of the vote contemplated by section 5(a)(i), the Officer (together with his legal counsel, if he so desires) is afforded a reasonable opportunity to make both written and oral presentations before the Board of Directors of the Bank for the purpose of refuting the alleged grounds for Cause for his discharge; and

(iv) after the vote contemplated by section 5(a)(i), the Bank has furnished to the Officer a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board of Directors of the Bank, certified by its corporate secretary and signed by each member of the Board of Directors voting in favor of adoption of the resolution(s), authorizing the termination of the Officer’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for his discharge (the “Final Discharge Notice”).

(b) If the Officer is discharged with Cause during the Term and after a Change of Control or Pending Change of Control, the Bank shall pay and provide to him (or, in the event of his death, to his estate and surviving beneficiaries and dependents, as applicable) the Standard Termination Entitlements only. Following the giving of a Notice of Intent to Discharge, the Bank may temporarily suspend the Officer’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Officer’s participation in retirement, insurance and other employee benefit plans. If the Officer is not discharged, or is discharged without Cause, within forty-five (45) days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Officer is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If a Final Discharge Notice is given later than forty-five (45) days, but sooner than ninety (90) days, after the giving of the Notice of Intent to Discharge, all payments made to the Officer during the period beginning with the giving of the Notice of intent to Discharge and ending with the Officer’s discharge with Cause shall be retained by the Officer and shall not be applied to offset the Standard Termination Entitlements. If the Bank does not give a Final Discharge Notice to the Officer within ninety (90) days after giving a Notice of intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Officer with Cause shall require the giving of a new Notice of Intent to Discharge.

Section 6.	Discharge without Cause after Change of Control or Pending Change of Control

The Bank may discharge the Officer without Cause at any time after the occurrence of a Change of Control or Pending Change of Control, and in such event:

(a) The Bank shall pay and deliver to the Officer (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b) In addition to the Standard Termination Entitlements, the Bank shall make a lump sum payment to the Officer (or, in the event of his death before payment, to his estate) within sixty (60) days following the Officer’s termination of employment with the Bank, in an amount equal to the salary that Officer would have earned if he had continued working for the Bank during the Assurance Period at the highest annual rate of salary achieved during that portion of the employment period which is prior to Officer’s termination of employment with the Bank without discounting for early payment. Such lump sum shall he paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination. The payments and benefits described in section 6(b) are referred to in this Agreement as the “Additional Change of Control Entitlements.” In addition, the Officer, the Company and the Bank agree that the termination benefits described in sections 6(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(4) as short-term deferrals.

Section 7.	Resignation.

(a) The Officer may resign from his employment with the Bank at any time. A resignation under this section 7 shall be effected by notice of resignation given by the Officer to the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Officer. The Officer’s resignation of any of the positions within the Bank or the Company to which he has been assigned shall be deemed a resignation from all such positions.

(b) The Officer’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs during the Term, but on or after the effective date of a Change of Control, and is on account of:

(i) the failure of the Bank (whether by act or omission of the Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Officer to the position with Bank that he held immediately prior to the Change of Control (the “Assigned Office”) or to a more senior office;

(ii) a material failure by the Bank, whether by amendment of the certificate of incorporation or organization, by-laws, action of the Board of Directors of the Bank or otherwise, to vest in the Officer the functions, duties, or responsibilities customarily associated with the Assigned Office; provided that the Officer shall have given notice of such failure to the Bank, and the Bank has not fully cured such failure within thirty (30) days after such notice is deemed given;

(iii) any reduction of the Officer’s rate of base salary in effect from time to time or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Officer’s compensation as and when due;

(iv) any change in the terms and conditions of any compensation or benefit program in which the Officer participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Officer shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within thirty (30) clays after such notice is deemed given;

(v) any material breach by the Bank of any material term, condition or covenant contained in this Agreement; provided that the Officer shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within thirty (30) days after such notice is deemed given; or

(vi) a change in the Officer’s principal place of employment to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that is both more than twenty-five (25) miles away from the Officer’s principal residence and more than twenty-five (25) miles away from the location of the Bank’s principal executive office on the day before the occurrence of the Change of Control.

In all other cases, a resignation by the Officer shall be deemed to be without Good Reason. In the event of resignation, the Officer shall state in his notice of resignation whether he considers his resignation to be a resignation with Good Reason, and if he does, he shall state in such notice the grounds which constitute Good Reason. The Officer’s determination of the existence of Good Reason shall be conclusive in the absence of fraud, had faith or manifest error.

(c) In the event of the Officer’s resignation for any reason, the Bank shall pay and deliver the Standard Termination Entitlements. In the event of the Officer’s resignation with Good Reason, the Bank shall also pay and deliver the Additional Termination Entitlements.

Section 8.	Terms and Conditions of the Additional Termination Entitlements.

(a) The Bank and the Officer hereby stipulate that the damages which may be incurred by the Officer following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall he payable without any requirement of proof of actual damage and without regard to the Officer’s efforts, if any, to mitigate damages.

(b) The Bank and the Officer further agree that the Bank may condition the payment and delivery of the Additional Termination Entitlements on the receipt of: (a) the Officer’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or the Company or any subsidiary or affiliate of either of them; and (b) a release of the Bank and its officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Bank, of any liability to the Officer, whether for compensation or damages, in connection with his employment with the Bank and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements. This release must be executed and delivered to the Bank no later than 53 days following the date of termination and not revoke a release of claims in favor of the Company and the Bank and all affiliates in the form as may be reasonably prescribed by the Bank. Severance payments will commence following the expiration of the 60 day period following termination of employment, provided that the Officer has executed and delivered and not revoked the release no later than 53 days following the date of termination and such release is effective upon the 60th day following termination of employment.

(c) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Officer under this Agreement constitute an “excess parachute payment” with the meaning of Section 280G of the Code and any regulations thereunder. In the event that the Bank shall determine that any payments to be made hereunder (together with any other payments) constitute and “excess parachute payment” within the meaning of Section 280G of the Code and the regulations thereunder, then the Additional Termination Entitlements shall be reduced by the Bank in its sole discretion to the point that such compensation shall not qualify as an “excess parachute payment” within the meaning of Section 280G of the Code and the regulations thereunder.

Section 9.	No Effect on Employee Benefit Plans or Programs.

The termination of the Officer’s employment during the Assurance Period or thereafter, whether by the Bank or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrill, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of the Bank from time to time; provided, however, that nothing in this Agreement shall he deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Officer to which the Bank or Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 10.	Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Officer, his legal representatives and testate or intestate distributees, and the Company and the Bank and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Company’s or Bank’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall, if such succession constitutes a Change of Control, constitute Good Reason for the Officer’s resignation on or at any time during the Term following the occurrence of such succession.

Section 11.	Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall he in writing and shall he deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one (1) such party may by written notice specify to the other party:

If to the Officer:

To the most recent address on file with the Company or the Bank

If to the Company or the Bank:

New Hampshire Thrift Bancshares, Inc.

9 Main Street, P.O. Box 9

Newport, NH 03773

Attention: Chairman, Compensation Committee of the Board of Directors

Section 12.	Indemnification for Attorneys’ Fees.

The Bank shall indemnify, hold harmless and defend the Officer against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Officer shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether the Officer shall have substantially prevailed on the merits and is therefore entitled to such indemnification, be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 12 shall be made only after a determination by the members of the Board (other than the Officer and any other member of the Board to which the Officer is related by blood or marriage) that the Officer has acted in good faith and that such indemnification payment is in the best interests of the Bank. Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which the Officer incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to the Officer’s right to reimbursement; provided, however, that the Officer shall have submitted to the Bank documentation supporting such expenses at such time and in such manner as the Bank may reasonably require.

Section 13.	Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 14.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one (1) or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 15.	Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 16.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New Hampshire applicable to contracts entered into and to be performed entirely within the State of New Hampshire.

Section 17.	Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 18.	Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Officer the benefit originally afforded pursuant to this Agreement.

Section 19.	Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Officer hereunder exceed three (3) times the Officer’s average annual compensation for the last live (5) consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five (5) calendar years).

(b) Notwithstanding anything herein contained to the contrary, any payments to the Officer by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

(c) Notwithstanding anything herein contained to the contrary, if the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Officer all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d) Notwithstanding anything herein contained to the contrary, if the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Officer shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Officer shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall he terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (1) by the Director of the OCC or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OCC or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 20.	Guaranty.

The Company hereby irrevocably and unconditionally guarantees to the Officer the payment of all amounts, and the performance of all other obligations, due from the Bank in accordance with the terms of this Agreement as and when due without any requirement of presentment, demand of payment, protest or notice of dishonor or nonpayment.

Section 21.	Payments to Key Employees

Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a key employee (within the meaning of Section 409A) shall be made sooner than the first day of the seventh (7th) month after such termination of employment; provided, however, that to the extent such delay is imposed by Section 409A as a result of a Change of Control as defined in section 1(b), the payment shall be paid into a rabbi trust for the benefit of the Officer as if the required delay was not imposed with such amounts then being distributed to the Officer as soon as permissible under Section 409A.

Section 22.	Involuntary Termination Payments to Employees (Safe Harbor).

In the event a payment is made to an employee only upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Officer’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Officer terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Officer is considered a key employee, such payment in excess of the Safe Harbor Amount will be subject to the provisions of Section 21 of this Agreement. The Officer, the Company and the Bank agree that the termination benefits described in this section 22 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and the Officer has hereunto set his hand, all as of the day and year first above written.

G. FRANK TEAS

LAKE SUNAPEE BANK, FSB

Attest:

By		By
	Name:	Name:
	Title:	Title:

NEW HAMPSHIRE THRIFT BANCSHARES, INC.
Attest:

By		By
	Name:	Name:
	Title:	Title:

Appendix B

CHAPTER 293-A

NEW HAMPSHIRE BUSINESS CORPORATION ACT

DISSENTERS’ RIGHTS

A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

293-A:13.01 DEFINITIONS.—In this subdivision:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RSA 293-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

293-A:13.02 RIGHT TO DISSENT.—(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(i) If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares.

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares

(6) Consummation of a plan of conversion to which the corporation is a party converting to another entity.

(b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

293-A:13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.—(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

B. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

293-A:13.20 NOTICE OF DISSENTERS’ RIGHTS.—(a) If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this subdivision and be accompanied by a copy of this subdivision.

(b) If corporate action creating dissenters’ rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in RSA 293-A:13.22.

293-A:13.21 NOTICE OF INTENT TO DEMAND PAYMENT.—(a) If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Shall not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.

293-A:13.22 DISSENTERS’ NOTICE.—(a) If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

(b) The dissenters’ notice shall be sent no later than 10 days after corporate action was taken, and shall:

(1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the acquired beneficial ownership of the shares before that date.

(4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

(5) Be accompanied by a copy of this subdivision.

293-A:13.23 DUTY TO DEMAND PAYMENT.—(a) A shareholder sent a dissenters’ notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenter’s notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this subdivision.

293-A:13.24 SHARE RESTRICTIONS.—(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

293-A:13.25 PAYMENT.—(a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment shall be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under RSA 293-A:13.28; and

(5) A copy of this subdivision.

293-A:13.26 FAILURE TO TAKE ACTION.—(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under RSA 293-A:13.22 and repeat the payment demand procedure.

293-A:13.27 AFTER-ACQUIRED SHARES.—(a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RSA 293-A:13.28.

293-A:13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. —

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation’s offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.

C. JUDICIAL APPRAISAL OF SHARES

293-A:13.30 COURT ACTION.—(a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court funds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

(2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

293-A:13.31 COURT COSTS AND COUNSEL FEES.—(a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix C

Opinion of Keefe, Bruyette & Woods, Inc.

August 1, 2012

The Board of Directors

The Nashua Bank

188 Main Street

Nashua, NH 03060

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of The Nashua Bank (“Nashua”) of the Merger Consideration (as defined below), in the proposed merger (the “Merger”) of Nashua with and into Lake Sunapee Bank, fsb (“Lake Sunapee”), a wholly-owned subsidiary of New Hampshire Thrift Bancshares (“NHTB”), with Lake Sunapee surviving as a wholly-owned subsidiary of NHTB. The terms of the Merger are set forth in the Agreement and Plan of Merger, dated as of August 1, 2012, by and between NHTB and Nashua (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of Nashua (the “Common Shares”) not owned by Nashua or NHTB or by any of their respective wholly-owned subsidiaries (other than shares owned in a fiduciary capacity or as a result of debts previously contracted), will be cancelled and retired and converted into the right to receive cash in the amount of $14.50 or shares of common stock of NHTB, par value $0.01 per share, equivalent to $14.50 (the “Merger Consideration”), as more fully described in the Agreement.

Keefe, Bruyette & Woods, Inc. has acted as financial advisor to Nashua and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Nashua and NHTB, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of NHTB for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Nashua. We have acted exclusively for the Board of Directors of Nashua in rendering this fairness opinion and will receive a fee from Nashua for our services. A portion of our fee is contingent upon the successful completion of the Merger.

In the past two years, we have not provided investment banking and financial advisory services to NHTB. In addition, in the past two years, we have not provided investment banking and financial advisory services to Nashua. We may in the future provide investment banking and financial advisory services to NHTB and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Nashua and NHTB and the Merger, including among other things, the following: (i) a draft of the Agreement dated August 1, 2012; (ii) the Audited Financial Statements for the three years ended December 31, 2011 of Nashua and Annual Reports to stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2011 of NHTB; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of NHTB and certain other communications from Nashua and NHTB to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Nashua and NHTB furnished to us by Nashua and NHTB for purposes of our analysis. We have also held discussions with senior management of Nashua and NHTB regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for NHTB and certain financial information for Nashua with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Nashua and NHTB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Nashua and NHTB are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of Nashua or NHTB, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final version of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Nashua and NHTB; (ii) the assets and liabilities of Nashua and NHTB; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of Nashua to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Nashua.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Common Shares of the Merger Consideration in the Merger. We express no view or opinion as to any terms or other aspects of the Merger.

Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of Nashua’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Nashua in connection with the Merger.

In addition, this opinion does not in any manner address the prices at which the NHTB common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of Nashua should vote at the stockholders meeting to be held in connection with the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged to be liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article IX of NTHB’s bylaws requires NHTB, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of NHTB, or is or was serving at the request of NHTB as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of NHTB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, NHTB will indemnify such persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of NHTB, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of NHTB; provided, however, that no indemnification will be made against expenses in respect of any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of duties to NHTB or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in the Bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

The NHTB’s bylaws also provide that NHTB has the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, employee or agent of NHTB, or is or was serving at NHTB’s request as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not NHTB would have the power or the obligation to indemnify such person against such liability under the provisions of the Bylaws. NHTB currently maintains directors’ and officers’ liability insurance consistent with the provisions of Article IX of the Bylaws.

NHTB has entered into employment agreements with certain executive officers of NHTB pursuant to which it has undertaken contractually to provide indemnification and insurance coverage in the manner described above.

The foregoing summaries are necessarily subject to the complete text of the statute, NHBT’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 21. Exhibits and Financial Statement Schedules

The exhibits required by this item are set forth on the Exhibit Index attached hereto and are incorporated herein by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, State of New Hampshire, on August 30, 2012.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.
By:

/s/ Stephen R. Theroux
Stephen R. Theroux
Vice Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the by the following persons in the capacities indicated below, on August 30, 2012. Each person whose signature appears below hereby appoints Stephen W. Ensign and Stephen R. Theroux, and each of them singly, such person’s true and lawful attorneys with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and generally do all things in their names in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Name	Title

/s/ Stephen W. Ensign Stephen W. Ensign	Executive Chairman of the Board

/s/ Stephen R. Theroux Stephen R. Theroux	Vice Chairman of the Board, President and Chief Executive officer

/s/ Laura Jacobi Laura Jacobi	SVP, Chief Financial Officer and Corporate Secretary

/s/ Leonard R. Cashman Leonard R. Cashman	Director

/s/ William C. Horn William C. Horn	Director

/s/ Peter R. Lovely Peter R. Lovely	Director

/s/ Jack H. Nelson Jack H. Nelson	Director

/s/ Joseph B. Willey Joseph B. Willey	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of August 1, 2012, between New Hampshire Thrift Bancshares, Inc. and The Nashua Bank (included as Appendix A to this proxy statement/prospectus).

3.1	Amended Certificate of Incorporation, as amended (filed as Exhibit 3.1.1 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 25, 2011, and incorporated herein by reference).

3.2	Certificate of Designations establishing the rights of NHTB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (filed as Exhibit 3.1 to NHTB’s Current Report on Form 8-K filed with the SEC on January 22, 2009, and incorporated herein by reference).

3.3	Certificate of Designations establishing the rights of NHTB’s Non-Cumulative Perpetual Preferred Stock, Series B (filed as Exhibit 3.1 to NHTB’s Current Report on Form 8-K filed with the SEC on August 29, 2011, and incorporated herein by reference).

3.4	Amended and Restated Bylaws, as amended (filed as Exhibit 3.2 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 25, 2011, and incorporated herein by reference).

4.1	Stock Certificate (filed as an exhibit to NHTB’s Registration Statement on Form S-4 filed with the SEC on March 1, 1989, and incorporated herein by reference).

4.2	Indenture by and between NHTB, as Issuer, and U.S. Bank National Association, as Trustee, dated March 30, 2004 for Floating Rate Junior Subordinated Deferrable Interest Debentures (filed as Exhibit 4.2 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 29, 2005, and incorporated herein by reference).

4.3	Form of Floating Rate Junior Subordinated Deferrable Interest Debentures issued by NHTB to U.S. Bank National Association dated March 30, 2004 (filed as Exhibit A to Exhibit 4.2 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 29, 2004, and incorporated herein by reference).

4.4

Indenture by and between NHTB, as Issuer, and U.S. Bank National Association, as

Trustee, dated March 30, 2004 for Fixed/Floating Rate Junior Subordinated Deferrable

Interest Debentures (filed as Exhibit 4.4 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 29, 2005, and incorporated herein by reference).

4.5

Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures issued by

NHTB to U.S. Bank National Association dated March 30, 2004 (filed as Exhibit A to Exhibit 4.4 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 29, 2005, and incorporated herein by reference).

5.1	Opinion of Hogan Lovells U LLP.

8.1*	Opinion of Hogan Lovells US LLP.

8.2*	Opinion of Hinckley, Allen & Snyder LLP.

23.1	Consent of Shatswell, MacLeod & Co., P.C.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.3*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)

23.4*	Consent of Hinckley, Allen & Snyder US LLP (included in Exhibit 8.2)

24.1	Power of Attorney (included on signature page hereto)

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2*	Form of Proxy Card for Special Meeting of Shareholders of The Nashua Bank

*	To be filed by amendment.